Exhibit 10.19

LEASE AGREEMENT

by and between

INDIANAPOLIS AIRPORT AUTHORITY

and

AAR AIRCRAFT SERVICES, INC.

Dated as of June 14, 2004

Index to IMC Lease Agreement

ARTICLE I.	DEFINITIONS

Section 101.	Definitions below:

ARTICLE II.	LEASE OF LEASED PREMISES; OWNERSHIP OF IMPROVEMENTS AND EQUIPMENT; USE OF LEASED PREMISES

Section 201.	Lease of Leased Premises
Section 202.	Ownership of Improvements and Equipment
Section 203.	Master Lists of Equipment and Excluded Property.
Section 204.	Condition of Leased Premises
Section 205.	Possession of Leased Premises; Activation.
Section 206.	Use of Leased Premises; Prohibited Uses.

ARTICLE III.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 301.	Representations, Warranties and Covenants by Authority
Section 302.	Representations, Warranties and Covenants by Tenant

ARTICLE IV.	OPTION TO EXPAND LEASED PREMISES

Section 401.	Tenant’s Option to Expand Leased Premises

ARTICLE V.	TERM; EXTENSION PERIODS

Section 501.	Term; Extension Option.
Section 502.	Right to Terminate Upon Certain Events.
Section 503.	Rights at Expiration/Termination.
Section 504.	Early Termination Rights.

ARTICLE VI.	RENTALS, FEES AND RECORDS

Section 601.	Rental.
Section 602.	Field Use Charge
Section 603.	Time and Place of Payments
Section 604.	Delinquent Rentals
Section 605.	Authority Incentives.

ARTICLE VII.	OBLIGATIONS OF TENANT

Section 701.	Payment of Rental and Other Amounts
Section 702.	Operation and Use of Leased Premises.
Section 703.	Trash, Garbage and Other Refuse; Outside Storage.

i

Section 704.	Licenses and Permits
Section 705.	Hazardous Materials.
Section 706.	Industrial Discharge Permit; Air Permits.
Section 707.	Signs
Section 708.	Rules and Regulations for Safety, Care and Cleanliness
Section 709.	Taxes
Section 710.	Nondiscrimination.
Section 711.	Civil Rights
Section 712.	Affirmative Action.
Section 713.	INTENTIONALLY OMITTED.
Section 714.	Observance of Statutes
Section 715.	Hazard Lights
Section 716.	Liens.
Section 717.	Tenant to Maintain Organizational Existence
Section 718.	Advances by Authority

ARTICLE VIII.	OBLIGATIONS OF AUTHORITY

Section 801.	Ingress and Egress
Section 802.	Quiet Enjoyment of the Leased Premises.

ARTICLE IX.	COMPLIANCE WITH SECURITY REQUIREMENTS

Section 901.	Security Agreement
Section 902.	Security Rules and Regulations of Authority, FAA and TSA

ARTICLE X.	MAINTENANCE, REPAIRS AND REPLACEMENTS

Section 1001.	Maintenance, Repairs and Replacements to Facilities and Leased Premises (other than Equipment)
Section 1002.	Maintenance Repairs and Replacements of and to Equipment.
Section 1003.	Prompt Notification of Damage, Defects or Malfunction
Section 1004.	Access to Leased Premises
Section 1005.	Inventory of Equipment at Leased Premises.

ARTICLE XI.	FACILITIES OPERATIONS AND SERVICES

Section 1101.	Services
Section 1102.	Authority Not Liable for Malfunctions
Section 1103.	Utilities to Be Obtained and Maintained by Tenant
Section 1104.	Energy and Utility Conservation
Section 1105.	Reimbursement by Tenant

ARTICLE XII.	FINANCIAL SECURITY

Section 1201.	Letter of Credit
Section 1202.	Guaranty

ARTICLE XIII.	AUTHORITY’S RESERVATIONS

Section 1301.	Improvement, Relocation or Removal
Section 1302.	Inspection of Leased Premises; Exhibition of Leased Premises
Section 1303.	Subordination to U.S. Government
Section 1304.	Suspension of Lease Agreement

ARTICLE XIV.	COMMON AREAS

Section 1401.	Definition
Section 1402.	Tenant’s Use of Common Areas
Section 1403.	Maintenance
Section 1404.	Reservation of Rights

ARTICLE XV.	INSURANCE

Section 1501.	Authority’s Insurance
Section 1502.	Tenant’s Insurance.
Section 1503.	Application of Insurance Proceeds
Section 1504.	Release and Waiver of Subrogation

ARTICLE XVI.	CASUALTY DAMAGE AND CONDEMNATION

Section 1601.	Damage by Casualty
Section 1602.	Condemnation.

ARTICLE XVII.	GENERAL INDEMNITY

Section 1701.	Tenant Indemnity
Section 1702.	Authority Indemnity.

ARTICLE XVIII.	EVENTS OF DEFAULT BY AUTHORITY

Section 1801.	Events of Default by Authority
Section 1802.	Remedies of Tenant on Default
Section 1803.	No Additional Waiver Implied By One Waiver; Consents to Waiver
Section 1804.	Delay Not a Waiver
Section 1805.	No Remedy Exclusive
Section 1806.	Notice of Termination

ARTICLE XIX.	EVENTS OF DEFAULT BY TENANT

Section 1901.	Events of Default By Tenant
Section 1902.	Certain Remedies of the Authority on Rental Default.
Section 1903.	Additional Remedies of Authority on Default.
Section 1904.	Tenant to Remain Liable for Payments; Reletting.
Section 1905.	Disposition of Excluded Property
Section 1906.	No Remedy Exclusive
Section 1907.	No Additional Waiver Implied By One Waiver; Consents to Waiver
Section 1908.	Notice of Termination

Section 1909.	Possession by Authority
Section 1910.	Delay Not A Waiver

ARTICLE XX.	RIGHTS UPON TERMINATION

Section 2001.	Improvements
Section 2002.	Excluded Property

ARTICLE XXI.	ASSIGNMENT AND SUBLETTING; RIGHT OF FIRST REFUSAL AND LEASE OF AVAILABLE SPACE

Section 2101.	Subleases and Assignments.
Section 2102.	Subletting
Section 2103.	Payments from Assignees, Subtenants or Occupants
Section 2104.	Mortgages Prohibited
Section 2105.	Lease of Available Space; Tenant’s Right of First Refusal.
Section 2106.	Sole Remedy

ARTICLE XXII.	GENERAL PROVISIONS

Section 2201.	Non-Interference with Operation of Airport
Section 2202.	Binding Upon Successors and Assigns; No Intent to Benefit Third Parties
Section 2203.	Entire Agreement; Amendments
Section 2204.	Waiver
Section 2205.	Section Headings
Section 2206.	Governing Law; Interpretation
Section 2207.	Relationship
Section 2208.	Notices
Section 2209.	Counterparts
Section 2210.	Exculpation of Directors and Officers; Limited Liability
Section 2211.	Covenants Concerning the Other Lease Agreements and Bond Issues

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called this “Lease Agreement” or this “Lease”) is made and entered into as of the 14 day of June, 2004 (the “Effective Date”), by and between the INDIANAPOLIS AIRPORT AUTHORITY, a municipal corporation existing under and by virtue of the laws of the State of Indiana (the “Authority”), and AAR AIRCRAFT SERVICES, INC., a corporation incorporated in the State of Illinois and authorized to do business in the State of Indiana, with its principal office at 1100 North Wood Dale Road, Wood Dale, Illinois  60191 (“Tenant”).

WITNESSETH THAT:

WHEREAS, the Authority owns and operates the Airport; and

WHEREAS, the Authority owns and holds a leasehold interest in the Land and the Facilities that have been developed on the Land; and

WHEREAS, the Authority shall lease to Tenant pursuant to this Lease Agreement the leasehold interests of the Authority in the Leased Premises, which constitute a portion of the Land and Facilities; and

WHEREAS, Tenant is engaged in the aviation and aerospace business, including the business of providing aircraft maintenance, repair and overhaul services to commercial airlines and other operators of aircraft, and related services; and

WHEREAS, Tenant desires to lease the Leased Premises upon the terms and conditions hereinafter stated:

NOW, THEREFORE, in consideration of the mutual covenants and payments herein contained, the Authority and Tenant hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 101.                                Definitions below:

“145 Certificate” has the meaning set forth in Section 302(G) of this Lease.

“Act” means Indiana Code 8-22-3.

“Activate” or “Activation” has the meaning set forth in Section 205(A) of this Lease.

“Activation Notice” has the meaning set forth in Section 205(A) of this Lease.

“Actual Facilities Costs and Expenses” has the meaning set forth in Section 601(B)(2) of this Lease.

“Additional Rent” has the meaning set forth in Section 601(B)(1) of this Lease.

“Additional Rental Per Square Foot Per Annum” has the meaning set forth in Section 601(B)(2) of this Lease.

“Affiliate” means any entity, directly or indirectly, controlled by, controlling, or under common control with Tenant.

“Air Operations Area” means any portion of the Airport designed and used for landing, taking off, or surface maneuvering of airplanes.

“Airport” means the Indianapolis International Airport.

“Airport Director” means the Airport Director of the Airport.

“Apron” means that area shown on Exhibit I to this Lease, as the same may be amended by the Authority from time to time.

“Authority” means the Indianapolis Airport Authority, a municipal corporation duly organized and operating under the laws of the State, including the Act, or any successor thereto or assignee thereof.

“Authority Permits” has the meaning set forth in Section 704 of this Lease.

“Authority’s Non-Compliance Notice” has the meaning set forth in Section 705(D) of this Lease.

“Authority’s Notice of Proposed Agreement” has the meaning set forth in Section 2105(A)(3) of this Lease.

“Authority Termination Event” has the meaning set forth in Section 504(A) of this Lease.

“Available Equipment” means those items of Equipment on the Master List of Equipment that have not already been provided to Tenant for its then currently Occupied space at the Leased Premises.

“Available Space” has the meaning set forth in Section 2105(A) of this Lease.

“BAA” means BAA Indianapolis LLC, an Indiana limited liability company.

“BAA USA” means BAA USA (Holdings), Inc., a Delaware corporation.

“Baseline Environmental Audit” has the meaning set forth in Section 705(C) of this Lease.

“Base Rent” has the meaning set forth in Section 601(A)(1) of this Lease.

“Bay” means that separate area, within a Hangar, which comprises approximately one-half (1/2) of the Hangar.  A “Bay” includes all of the office, storage, and employee support space associated with that particular Bay.

“Bond Issues” means the City Bonds, the State Bonds, and the Special Facility Bonds.

“Casualty” has the meaning set forth in Section 1601(A)(1) of this Lease.

“City Bonds” means one or more series of tax-exempt revenue bonds, including refunding bonds, issued by the Redevelopment Authority payable solely from lease rentals from legally available funds of the Commission.

“Commission” means the Metropolitan Development Commission of Marion County, Indiana, acting as the Redevelopment Commission of the City of Indianapolis, Indiana.

“Commission Lease Agreement” means the Commission Lease Agreement dated as of December 1, 1991 between the Commission and the Authority, as the same has been or may hereafter be amended or supplemented from time to time.

“Common Area” has the meaning set forth in Section 1401 of this Lease.

“Condemnation” has the meaning set forth in Section 1602(A) of this Lease.

“Condition” has the meaning set forth in Section 2105(A)(2) of this Lease.

“Corporate Overhead” has the meaning set forth in Section 601(C)(3)(c) of this Lease.

“Corporate Overhead Allocation Guidelines” has the meaning set forth in Section 601(C)(3)(c) of this Lease.

“Credits” has the meaning set forth in Section 605(B)(1) below.

“Credit Thresholds” has the meaning set forth in Section 605(B)(1) below.

“Deficit” has the meaning set forth in Section 501(B)(3) of this Lease.

“Effective Date” has the meaning set forth in the Preamble to this Lease.

“Employees” means, as to Tenant or its subtenants, respectively, Persons who are either employed directly or indirectly by Tenant or a subtenant, respectively, or are contracted by Tenant or a subtenant, respectively, to perform day-to-day work that would otherwise be performed by employees of Tenant or a subtenant, respectively.

“Entity” means any corporation, partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint-stock company, trust, or other entity or unincorporated association, or any Governmental Entity.

“Environmental Audits” has the meaning set forth in Section 705(D) of this Lease.

“Environmental Laws” means all Federal, State and local laws, including without limitation all statutes, regulations, ordinances, codes, rules, policies, orders, decrees, guidance, guidelines, conditions, permits issued to the Authority, and other governmental restrictions and requirements, relating to the environment or Hazardous Materials, and shall include, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Solid Waste Disposal Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, the Indiana Air and Water Pollution Control Law, the Indiana Groundwater Protection Act, the Indiana Hazardous Waste Law, the Indiana Underground Storage Tanks Act, the Indiana Wastewater Management Law, the Indiana Fish and Wildlife Act, the Indiana Flood Control Act, the Indiana Environmental Policy Act, the Indiana Environmental Management Act, regulations of any State Department of Natural Resources or State Environmental Protection Agency, Environment, Health and Safety Requirements, and any amendments or supplements thereto and any rules or regulations promulgated pursuant thereto or in connection therewith, as now or anytime hereafter in effect.  The term “Environmental Laws” shall include regulations, ordinances, codes, rules, policies, guidance, guidelines, conditions, restrictions and requirements relating to the environment or Hazardous Materials that are issued, passed or imposed by the Authority, whether now or hereafter in effect, to the extent those regulations, ordinances, codes, rules, policies, guidance, guidelines, restrictions or requirements are or would be generally applicable to any tenant or other Person who is operating or conducting business at the Airport or to the extent generally applicable to the public.

“Environment, Health and Safety Requirements” means all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, any and all Laws relating to public health and safety, worker health and safety, or pollution or protection of the environment, including without limitation Environmental Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equipment” means the equipment, fixtures, permanent inventory, tangible personal property, tooling (including general tooling and aircraft maintenance tooling), or other items of property made available by the Authority to Tenant whether now owned or hereafter acquired, as the same shall be substituted or replaced from time to time in accordance with Article X, all as identified on the Authority’s Master List of Equipment from time to time, and all products and proceeds thereof.

“Estimated Completion Date” has the meaning set forth in Section 1601(C) of this Lease.

“Estimated Facilities Costs and Expenses” has the meaning set forth in Section 601(B)(2) of this Lease.

“Event of Default” means, with respect to Tenant, any of the Events of Default set forth in Section 1901 hereof and, with respect to the Authority, any of the Events of Default set forth in Section 1801 hereof.

“Excluded Property” means the equipment, permanent inventory or tangible personal property of Tenant located at the Leased Premises, as identified on Tenant’s Master List of Excluded Property from time to time; provided, however, that aircraft parts inventory, shop supplies, and office supplies shall always be Excluded Property and need not be identified on the Master List of Excluded Property.

“Excluded Systems” means those utilities and/or building systems at the Facilities that the Authority and Tenant mutually determine that the Authority will not be obligated to make operational or to furnish to Tenant under this Lease.  Among other utilities and/or building systems that may be Excluded Systems, the fueling system at the Facilities shall be deemed to be an “Excluded System”.  Once the Authority and Tenant have mutually determined that a particular utility or building system is an “Excluded System”, that utility or building system shall thereafter remain an “Excluded System” unless the Authority and Tenant mutually agree otherwise.

“Expansion Area” has the meaning set forth in Section 401 of this Lease.

“Expansion Option” has the meaning set forth in Section 401 of this Lease.

“Expansion Space” has the meaning set forth in Section 401 of this Lease.

“Extension Notice” has the meaning set forth in Section 501(B) of this Lease.

“Extension Option” has the meaning set forth in Section 501(B) of this Lease.

“Extension Term” has the meaning set forth in Section 501(B) of this Lease.

“FAA” means the Federal Aviation Administration.

“Facility” or “Facilities” means (a) the buildings, structures, improvements and facilities located on the Land, whether now or hereafter existing and wherever located; and (b) any extensions, improvements, replacements, and additions to and personal property (including, without limitation, equipment, fixtures and permanent inventory) for such buildings, structures, improvements and facilities, whether now or hereafter existing, that are located on the Land.

“Facilities Manager” means the Person designated by the Authority, from time to time, to be located “on-site” and to serve as the “facilities manager” for the Facilities.

“Facilities Security Rules and Regulations” has the meaning set forth in Section 902 of this Lease.

“Facilities Systems” means those Utilities and building systems, other than Excluded Systems, that are applicable to a particular area within the Leased Premises, which exist and shall be operable as of the Activation Date for that particular area of the Leased Premises.

“Final Audit” had the meaning set forth in Section 1005(B)(2) of this Lease.

“Full-Time Equivalent” means, with respect to an Indiana Resident Employee, that the Indiana Resident Employee is hired to perform, and with rare exception has performed, no fewer than eight (8) hours of a work day, five (5) days per week, in ninety percent (90%) of the weeks during the period in question.  In determining the number of “Full-Time Equivalent” Indiana Resident Employees for a particular period, the total number of hours per week worked during that period by Indiana Resident Employees who do not, individually, qualify as “full time” pursuant to the preceding sentence will be added and divided by forty (40).  The quotient shall be rounded to the nearest whole number and shall be included toward the number of “Full-Time Equivalent” Indiana Resident Employees that Tenant is to be credited with having employed during the period in question.

“GAAP” has the meaning set forth in Section 601(C)(3) of this Lease.

“Governmental Entity” means any court, government agency, department, commission, board, bureau, office, officer or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind, including but not limited to the Authority.

“Grant Proceeds” has the meaning set forth in Section 605(A)(1) of this Lease.

“Grant-Related Expenditures” has the meaning set forth in Section 605(A)(1) of this Lease.

“Grants” has the meaning set forth in Section 605(A)(1) of this Lease.

“Grant Thresholds” has the meaning set forth in Section 605(A)(1) of this Lease.

“Gross Sales” has the meaning set forth in Section 601(C)(3) of this Lease.

“Group” has the meaning set forth in Section 601(C)(3) of this Lease.

“Group Expenses” has the meaning set forth in Section 601(C)(3) of this Lease.

“Group Overhead” has the meaning set forth in Section 601(C)(3)(b) of this Lease.

“Hangar” means those areas at the Facilities that are described as “hangars” in Exhibit B.   Each Hangar (with the exception of Hangar 4) consists of two (2) Bays.

“Hazardous Materials” means any hazardous or toxic substance and any pollutant or contaminant, material or waste which is or becomes regulated by any local Governmental Entity, the State of Indiana or the United States Government, including, without limitation, any material or substance which is (a) petroleum, batteries, or liquid solvents or similar chemicals, (b) asbestos, (c) radioactive material or waste, (d) polychlorinated biphenyls (“PCBs”), (e) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (f) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or pursuant to Section 13-11-2-99 of the Indiana Code, or determined to be a “hazardous waste” under Section 13-22-2-3(b) of the Indiana Code, (g) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or pursuant to Section 13-11-2-98 of the Indiana Code, (h) regulated under the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) or defined as a PCB pursuant to Section 13-11-2-155 of the Indiana Code, (i) defined as a “contaminant” pursuant to Section 13-11-2-42 of the Indiana Code, or (j) any other substance or material similarly classified by any other federal, state or local Law or by any rule or regulation promulgated or adopted pursuant thereto, whether now existing or hereinafter enacted.

“IDP” has the meaning set forth in Section 706(A) of this Lease.

“Improvement-Related Permits” has the meaning set forth in Section 605(A)(2)(c)(iii) of this Lease.

“Improvement Rent Credits” has the meaning set forth in Section 605(C)(1) of this Lease.

“Indiana Resident Employees” means individuals (i) who are Indiana residents, and (ii) who are either (a) employed by Tenant or its subtenants, respectively, at the Leased Premises, or (b) contracted by Tenant or its subtenants, respectively, to perform day-to-day work at the Leased Premises that would otherwise be performed by Persons employed directly or indirectly by Tenant or its subtenants, respectively.

“Initial Term” has the meaning set forth in Section 501(A) of this Lease.

“Invitees” shall mean, as to Tenant or any of its subtenants, (i) any individual who enters the  Leased Premises by means of the main lobby entrance to the Facilities, has been cleared by and issued a visitor identification badge by Facilities security personnel at the security checkpoint located at the main lobby entrance to the Facilities, and an individual who bears an Authority-issued Tenant (or subtenant of Tenant) employee badge acknowledges, in person at the security checkpoint, that such individual is their guest and thereafter accompanies such individual from the security checkpoint (even if that individual who bears the Authority-issued Tenant (or subtenant of Tenant) employee badge fails to continue to accompany the individual in violation of FAA/TSA security requirements), or (ii) any individual who is otherwise accompanied into or onto the Leased Premises by an individual who bears an Authority-issued Tenant (or subtenant of Tenant) employee badge (even if that individual who bears the Authority-issued Tenant (or subtenant of Tenant) employee badge thereafter fails to continue to accompany the individual in violation of FAA/TSA security requirements).  For purposes of subsection (i) above, Facilities security personnel at the security checkpoint will not issue a visitor identification badge to an individual unless  an individual who bears an Authority-issued

Tenant (or subtenant of Tenant) employee badge acknowledges, in person at the security checkpoint, that such individual is their guest and thereafter accompanies such individual from the security checkpoint (even if that individual who bears the Authority-issued Tenant (or subtenant of Tenant) employee badge, fails to continue to accompany the individual in violation of FAA/TSA security requirements).

“ITFA” means the Indiana Transportation Finance Authority created under IC 8-9.5-8 and acting pursuant to IC 8-21-12.

“ITFA Lease Agreement” means the Lease Agreement between ITFA and the Authority dated as of December 1, 1991, as the same has been or may hereafter be amended or supplemented from time to time.

“Land” means the real estate located at the Airport, as shown on the attached Exhibit A, consisting of approximately two hundred seventeen (217) acres.  The Leased Premises is located on, and consists of, a portion of the Land.

“Landlord Indemnified Parties” has the meaning set forth in Section 705(E) of this Lease.

“Laws” means any and all applicable local, county, state, federal, foreign or other laws, statutes, codes, regulations, ordinances, conditions, requirements, rules, orders, decrees, consent decrees, judgments, writs, settlement agreements, stipulations, injunctions, guidelines, demand letters, or other governmental requirements enacted, promulgated, entered into, agreed or imposed by any Governmental Entity from time to time, including without limitation Environmental Laws.  The term “Laws” shall include all regulations, ordinances, codes, rules, conditions, guidelines, guidance, policies, restrictions and requirements that are issued, passed or imposed by the Authority, whether now or hereafter in effect, to the extent those regulations, ordinances, codes, rules, conditions, guidelines, guidance, policies, restrictions or requirements are or would be generally applicable to any tenant or other Person who is operating or conducting business at the Airport or to the extent generally applicable to the public. “Lease Agreement” or “Lease” means this Lease Agreement, as the same may be amended and supplemented.

“Leased Premises” means (a) that portion of the Facilities described in Exhibit B and shown on Exhibit B-1 attached hereto together with the Land on which that portion of the Facilities is located; (b) that Equipment on the Master List of Equipment (as hereafter defined) which is provided from time to time by the Authority to Tenant pursuant to this Lease; and (c) any applicable Expansion Area as to which Tenant properly exercises its Expansion Option pursuant to this Lease.

“Leased Premises Improvements” has the meaning set forth in Section 605(A)(2)(c) of this Lease.

“Letter of Credit” means the irrevocable Letter of Credit to be obtained and maintained by Tenant pursuant to Section 1201 of this Lease.

“Liabilities” means any and all claims, demands, suits, proceedings, judgments, costs, expenses, penalties, fees, fines, damages, losses, and liabilities and includes, without limitation, reasonable attorneys’ fees.

“Lien” has the meaning set forth in Section 716(A) of this Lease.

“Master List of Equipment” has the meaning set forth in Section 203(A) of this Lease.

“Master List of Excluded Property” has the meaning set forth in Section 203(B) of this Lease.

“Minimum Additional Rent” has the meaning set forth in Section 601(B)(8) of this Lease.

“Minimum Base Rent” has the meaning set forth in Section 601(A)(3) of this Lease.

“Minimum Monthly Rent” has the meaning set forth in Section 601(B)(8) of this Lease.

“Mobilization Expenses” has the meaning set forth in Section 605(A)(1) of this Lease.

“Net Proceeds” means the gross proceeds derived from insurance or any eminent domain or condemnation award, or from any agreement in lieu of an eminent domain or condemnation award, less payment of attorneys’ fees and expenses properly incurred in the collection of those gross proceeds.

“Notice of Exercise of Right of First Refusal” has the meaning set forth in Section 2105(A)(3) of this Lease.

“Occupied” means, with respect to any portion of the Leased Premises that Tenant has requested be Activated and for which the Authority has completed its Activation obligations with respect thereto; provided, however, that if the Authority completes the Activation prior to the Requested Activation Date (as hereinafter defined) for that portion of the Leased Premises, “Occupancy” of that portion of the Leased Premises shall be deemed to commence when Tenant takes possession of or begins to conduct Tenant’s Business from that portion of the Leased Premises pursuant to Section 205 of this Lease which shall in no case be later than the Requested Activation Date.  After a portion of the Leased Premises is deemed to be Occupied, it shall remain Occupied unless and until Tenant has subsequently de-Occupied that Activated portion of the Leased Premises in accordance with Section 205(D) below regardless of whether Tenant is actually using such space in connection with Tenant’s Business.

“Operating Profit” has the meaning set forth in Section 601(C)(3) of this Lease.

“Operating Rules” has the meaning set forth in Section 705(A)(1) of this Lease.

“Paint Booths” has the meaning set forth in Section 1001 of this Lease.

“Parent” has the meaning set forth in Section 1202 of this Lease.

“Part 70 Permit” has the meaning set forth in Section 706(B) of this Lease.

“Part 70 Permit Agreement” has the meaning set forth in Section 706(B) of this Lease.

“Part 70 Permit Amendment” has the meaning set forth in Section 706(B) of this Lease.

“Percentage Rent” has the meaning set forth in Section 601(C)(1) of this Lease.

“Percentage Rent Certificate” has the meaning set forth in Section 601(C)(2) of this Lease.

“Period” has the meaning set forth in Section 601(C)(2) of this Lease.

“Permitted Encumbrances” means those matters listed in the attached Exhibit C.

“Person” means any individual or Entity.

“Plans” has the meaning set forth in Section 605(A)(2)(c)(i) below.

“POTW” has the meaning set forth in Section 706(A) of this Lease.

“Proposed Agreement” has the meaning set forth in Section 2105(A)(3) of this Lease.

“Redevelopment Authority” means the Marion County Convention and Recreational Facilities Authority created under IC 36-10-9.1 and acting pursuant to IC 36-7-15.3.

“Redevelopment Lease Agreement” means the Lease Agreement between the Redevelopment Authority and the Commission, dated as of December 1, 1991, as the same has been or may hereafter be amended or supplemented from time to time.

“Rental” means the Base Rent, Additional Rent, and Percentage Rent assessed against Tenant pursuant to Article VI.

“Requested Activation Date” has the meaning set forth in Section 205(B) of this Lease.

“Right of First Refusal” has the meaning set forth in Section 2105(A)(3) of this Lease.

“Site and Facilities Lease Agreement” means the Site and Facilities Lease Agreement dated as of December 1, 1991 by and among the Authority and the Redevelopment Authority, ITFA and the Authority, or any successors, as tenants in common under the Tenancy in Common Agreement, as the same has been or may hereafter be amended or supplemented from time to time.

“Special Facility Bonds” means one or more series of bonds, including refunding bonds, issued by the Authority payable in part from Rental payments under this Lease Agreement.

“State” means the State of Indiana.

“State Bonds” means one or more series of tax-exempt revenue bonds, including refunding bonds, issued by ITFA, payable solely from lease rentals payable by the Authority under the ITFA Lease Agreement from any State appropriations which may be made by the Indiana General Assembly for such purpose.

“Success Payment” has the meaning set forth in Section 605(D) of this Lease.

“Tax Restrictions” means (1) covenants made by the Authority in the Settlement Agreement entered into, effective as of February 13, 2004, between the Authority and The Bank of New York Trust Company, N.A., and (2) all rules and restrictions of the Internal Revenue Code of 1986, as amended, as such rules and restrictions apply to the use of the Facilities due to its financing with tax-exempt bonds.

“Tenancy in Common Agreement” means the Agreement Among Tenants of Leasehold Estate in Airport Development Project by and among the Redevelopment Authority, ITFA, and the Authority, as tenants in common, dated as of December 1, 1991, as the same has been or may hereafter be supplemented or amended from time to time.

“Tenant” means AAR Aircraft Services, Inc., an Illinois corporation doing business as AAR Aircraft Services - Indianapolis.

“Tenant Fiscal Year” means the period from June 1 of any year through May 31 of the following year.

“Tenant Reimbursement Parties” has the meaning set forth in Section 1702(A) of this Lease.

“Tenant’s Business” has the meaning set forth in Section 206(A) of this Lease.

“Tenant’s Controller” means the Person designated by Tenant as the controller for Tenant’s Business at the Leased Premises (and Tenant shall provide written notice from time to time to the Authority as to the name of the person who is serving from time to time as Tenant’s Controller).

“Tenant Termination Event” has the meaning set forth in Section 504(B) of this Lease.

“Term” and “Term of this Lease Agreement” means, collectively, the Initial Term and, if Tenant has properly exercised its Extension Option, the Extension Term, unless sooner terminated as provided in this Lease.

“TSA” means Transportation Security Administration.

“Wastewater Treatment Facility” has the meaning set forth in Section 706(A) of this Lease.

ARTICLE II.

LEASE OF LEASED PREMISES; OWNERSHIP OF IMPROVEMENTS
AND EQUIPMENT; USE OF LEASED PREMISES

Section 201.                                Lease of Leased Premises.  Subject to and upon the terms, covenants, conditions and provisions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, the Authority hereby leases, demises and lets to Tenant, and Tenant hereby leases from the Authority, the Leased Premises.  The square footage of the Leased Premises shall be as calculated by the Authority and confirmed by Tenant.

Section 202.                                Ownership of Improvements and Equipment.  The Leased Premises, including without limitation any buildings, fixtures, facilities, structures, additions, Equipment or improvements in, on or to the Leased Premises, are and shall remain the property of the Authority, subject to Tenant’s rights hereunder to use the same during the Term of, and in accordance with, this Lease Agreement.  Tenant shall not remove, or permit the removal, of any of the Equipment from the Leased Premises without the prior written consent of the Authority.  The Excluded Property is and shall remain the property of Tenant.

Section 203.                                Master Lists of Equipment and Excluded Property.

(A)                              The Authority shall generate and maintain a comprehensive list of Equipment that it agrees to furnish to Tenant for Tenant’s use in connection with this Lease (the “Master List of Equipment”), as follows:

(1)                                  The Authority shall provide Tenant, on or before the Effective Date of this Lease, with a written list of all items of Equipment that are or will be, as of the Effective Date, available for Tenant’s use at the Leased Premises;

(2)                                  Tenant shall be provided access to such Equipment after the Effective Date of this Lease and prior to Activation of a portion of the Leased Premises only for testing and certification purposes, and Tenant shall not be permitted to use such Equipment to operate Tenant’s Business prior to Tenant Occupying such space;

(3)                                  At the time Tenant provides an Activation Notice pursuant to Section 205 below, the Tenant shall indicate which items of Available Equipment that Tenant requires in connection with the Activation of that portion of the Leased Premises that is identified in Tenant’s Activation Notice.  As space in the Leased Premises is Activated pursuant to Section 205 of this Lease, the Authority shall indicate on the Master List of Equipment which items of Equipment have been provided to the Tenant for its use and which items of Equipment are Available Equipment for the future Activation of areas of the Leased Premises; and

(4)                                  To the extent that, pursuant to the Authority’s obligations under Section 1002, the Authority removes and/or replaces an item of Equipment from the Leased Premises, the Authority shall provide Tenant with written notice thereof in order to update the Master List of Equipment, and the list of Equipment furnished to Tenant from the Master List of Equipment, in order to reflect that removal and/or replacement.

(B)                                Tenant shall generate and maintain a comprehensive list of Excluded Property (the “Master List of Excluded Property”) as follows:

(1)                                  To the extent that, from and after the Effective Date, Tenant brings items of Excluded Property onto the Leased Premises, or subsequently removes or replaces an item of Excluded Property on such list, Tenant shall at the time the Authority conducts its annual audit of Equipment provide the Authority with an updated, comprehensive list of Excluded Property.

Section 204.                                Condition of Leased Premises.  Subject to performance by the Authority of its obligations with respect to the Activation of Bays and other portions of the Leased Premises as provided in this Lease, including in Section 205 below, and subject to Sections 705 and 1702, Tenant accepts the Leased Premises in its “AS-IS” condition, and acknowledges and agrees that except as otherwise expressly provided in this Lease Agreement, the Authority shall have no obligation to perform or complete any alterations, improvements or modifications to the Leased Premises.

Section 205.                                Possession of Leased Premises; Activation.

(A)                              For purposes of this Lease, an “Activation Notice” means written notice from Tenant as to which Bay or Bays, or other areas of the Leased Premises, that Tenant wishes for the Authority to Activate, together with a specific, detailed list of which pieces of Available Equipment and which Facilities Systems (other than Excluded Systems) Tenant will need for the Authority to furnish to Tenant in connection with Tenant’s use of that Bay or other area of the Leased Premises, and the Tenant’s Requested Activation Date.  “Activation” by the Authority of a Bay or other area of the Leased Premises, or the Authority’s “Activating” of a Bay or other area of the Leased Premises, means that the Authority furnishes to Tenant not earlier than the Requested Activation Date (except as otherwise provided in subsection (C) below), in good working order and condition, all Facilities Systems (other than Excluded Systems) and Available Equipment that are reasonably requested by Tenant in its Activation Notice.  Tenant hereby acknowledges and agrees that Facilities Systems means only those Facilities Systems which are installed in and/or otherwise located at the Leased Premises as of the Effective Date of this Lease (and in their current locations as of the Effective Date of this Lease), and does not include Excluded Systems.  Tenant hereby further acknowledges and agrees that unless the Authority otherwise expressly agrees in writing, the Authority shall not have any obligation, in connection with Activating any portion of the Leased Premises or otherwise, to install new or additional Facilities Systems within any portion of the Leased Premises, to extend to any portion of the Leased Premises any Facilities Systems which have not, as of the Effective Date, already been extended to that portion of the Leased Premises, or to make operational any Excluded Systems. Tenant hereby further agrees that in connection with Activating a portion of the Leased Premises, the Authority will only be obligated to furnish the Available Equipment requested by Tenant in its Activation Notice (i.e., the Authority will not be obligated to purchase new equipment, tooling, or other personal property in order to Activate any portion of the Leased Premises).

(B)                                Not later ninety (90) days after the Effective Date of this Lease, Tenant shall send the Authority an Activation Notice indicating which of the Bays and/or other areas of the Leased Premises that Tenant desires for the Authority to first Activate. Thereafter, during the Term of this Lease, as Tenant desires for additional Bays and/or other areas of the Leased Premises to be Activated by the Authority, Tenant shall provide an Activation Notice to the Authority, with respect to those Bays and/or other areas of the Leased Premises, with each such Activation Notice to specify the date by which Tenant needs that portion of the Leased Premises to be Activated (the “Requested Activation Date”); provided, however, that the Requested Activation Date may not be fewer than thirty (30) days from the date that Tenant delivers its Activation Notice to the Authority.  However, the Authority acknowledges that, at the time Tenant provides its Activation Notice to the Authority with respect to a particular portion of the Leased Premises, Tenant may not know what Available Equipment it will need for the Authority to furnish with respect to that portion of the Leased Premises.  Consequently, the Authority hereby agrees that Tenant may defer providing the Authority with Tenant’s written list of requested Available Equipment for the Activation of that portion of the Leased Premises until after the date on which Tenant delivers its Activation Notice for that portion of the Leased Premises; provided, however, that the Authority shall not be obligated to provide that Available Equipment by the Requested Activation Date unless Tenant provides the Authority with the list of Tenant’s requested Available Equipment for that portion of the Leased Premises at least ten (10) business days prior to the Requested Activation Date for that portion of the Leased Premises.

(C)                                Subject to Section 705(G)(3) below, the Authority shall use commercially reasonable efforts to Activate, by the Requested Activation Date, those Bays and/or other areas of the Leased Premises that are identified in Tenant’s Activation Notice. At such time as the Authority has Activated a Bay or other portion of the Leased Premises pursuant to an Activation Notice from Tenant, the Authority shall deliver to Tenant a written notice that the Activated Bay or other such portion of the Leased Premises is Activated as per Tenant’s Activation Notice.  Tenant shall have the right to inspect, within seven (7) days after receipt of the Authority’s written notice, the Activated Bay(s) or other such portion of the Leased Premises that has been Activated to confirm that such areas have been Activated as per Tenant’s Activation Notice.  To the extent that Authority has the areas of the Leased Premises identified in the Activation Notice ready for activation prior to the Requested Activation Date, Tenant shall have the option to take possession of such areas prior to the Requested Activation Date and if Tenant does so, Tenant shall be deemed to Occupy such space on such earlier date. If Tenant discovers any material deficiencies upon said inspection, Tenant shall give the Authority a written list of those material deficiencies. For purposes of this subsection (C), a “material deficiency” means that the Activated space fails to comply, in a material manner, with the Tenant’s requests for Facilities Systems and Equipment as set forth in Tenant’s Activation Notice for that space.  If Tenant does not notify the Authority within the seven (7) day period that there are any material deficiencies, Tenant shall be deemed to have accepted the condition of the Activated space. The Authority shall correct any material deficiencies noted by Tenant in accordance with the prior sentences prior to Tenant’s being obligated to take possession of that Activated Bay and/or other portion of the Leased Premises. However, Tenant may elect to take possession of said space prior to the correction of the material deficiencies, and Authority shall correct said material deficiencies within fifteen (15) days of Tenant taking possession of said space.  If Tenant chooses not to take possession due to such noted material deficiencies, Tenant must take possession of that space once the Authority corrects the material deficiencies, provided that the Requested Activation Date has passed. Upon Tenant taking possession of said space, Tenant shall be deemed to Occupy such space until de-Occupying such space pursuant to paragraph (D) below.  Once the Bay or other portion of the Leased Premises has been Activated, the Authority shall have no further obligations with respect to that Activated Bay or other portion of the Leased Premises except as otherwise expressly provided in this Lease.

(D)                               Tenant shall have the right at any time, upon not fewer than sixty (60) days’ prior written notice to the Authority, to de-Occupy a particular portion of the Leased Premises. Tenant shall specifically identify in its written notice which portions of the Leased Premises that Tenant is de-Occupying, and what the date of de-Occupation will be.  However, the date specified in Tenant’s written notice as the date of de-Occupation may not be fewer than sixty (60) days after the date Tenant delivers the written notice of de-Occupation to the Authority, and Tenant may not deliver a notice of de-Occupation to the Authority with respect to a particular portion of the Leased Premises until Tenant has Occupied that portion of the Leased Premises (and paid Base Rent and Additional Rent to the Authority therefor) for at least one full calendar month. Tenant shall always Occupy at least the minimum amount of Leased Premises to enable Tenant to satisfy the Minimum Monthly Rent requirements set forth in Sections 601(A) and (B) of this Lease. With respect to Tenant’s de-Occupation of Activated space, Tenant may not de-Occupy less than all of a Bay and its related space. With respect to any Expansion Area as to which Tenant has exercised its Expansion Option pursuant to Section 401 below, Tenant may not de-Occupy that Expansion Area. If Tenant exercises its Right of First Refusal as to any Available Space pursuant to Section 2105 below, Tenant must Occupy that Available Space for at least twelve (12) consecutive calendar months and may not de-Occupy that Available Space until it has Occupied it for at least twelve (12) consecutive calendar months. Upon the effective date of the de-Occupation, Tenant shall return possession of the de-Occupied space to the Authority, together with all Equipment that the Authority provided to Tenant in connection with the Authority’s Activation of that space (or that was otherwise furnished by the Authority to Tenant for Tenant’s use in connection with that de-Occupied space). Upon the date of de-Occupation, the Authority shall have the right, at the Authority’s option, to restrict Tenant from accessing and entering into that portion of the Leased Premises that has been de-Occupied and to cease providing the Facilities Systems to that portion of the Leased Premises (provided, however, that the Authority will continue providing some or all of the Facilities Systems to that portion of the Leased Premises if the Authority wishes or as is necessary to provide the Facilities Systems to those areas of the Leased Premises that Tenant is Occupying).  Tenant and the Authority will mutually agree on what personal property of Tenant or its agents, representatives, or customers will be removed from the de-Occupied space; provided, however, that Tenant hereby acknowledges and agrees that the Authority shall have no liability or obligation for any loss, damage, or liability with respect to (and no obligation to insure) any such personal property that remains in the de-Occupied space.  Base Rent and Additional Rent shall continue to accrue for space on which a de-Occupation notice has been sent until the effective date of the de-Occupation; Base Rent and Additional Rent shall not accrue for a particular portion of the Leased Premises if such portion of the Leased Premises is de-Occupied. If Tenant thereafter wishes for the Authority to re-Activate that portion of the Leased Premises, Tenant shall provide an Activation Notice to the Authority pursuant to the procedure described in subsections (A), (B) and (C) above.

(E)                                 Tenant hereby acknowledges and agrees that, notwithstanding anything in this Section 205 to the contrary, commencing on the earlier of (i) December 1, 2004, or (ii) the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, and continuing thereafter through the Term hereof, Tenant shall be obligated to pay at least the Minimum Monthly Rent pursuant to Section 601 below, regardless of which (if any) portions of the Leased Premises that Tenant elects to Activate and regardless of which (if any) portions of the Leased Premises that Tenant is Occupying from time to time.

(F)                                 The Authority hereby acknowledges that Tenant desires to be able to enter upon the Leased Premises, prior to the Activation of the first portion of the Leased Premises, solely for purposes of preliminary operational planning and for purposes of obtaining FAA certifications to enable Tenant to conduct Tenant’s Business at the Leased Premises, and the Authority hereby agrees that Tenant may enter onto the Leased Premises for those purposes, provided that the activities of Tenant and its Employees, agents, contractors and Invitees do not interfere in any material manner with the activities of the Authority in connection with the Leased Premises.  Tenant hereby agrees that it will not be conducting Tenant’s Business from the Leased Premises during this period of preparation and hereby acknowledges and agrees that the provisions of this Lease (including, without limitation those set forth in Sections 705, 1502 and 1701), other than those provisions pertaining to payment of Rental, will be applicable during this period.

(G)                                In addition to the other obligations of the Authority under this Lease, the Authority shall be liable for all costs, expenses, fees and disbursements related to remedying, curing or remediating any condition existing at or on the Leased Premises on or prior to date Tenant first Occupies that portion of the Leased Premises, necessary to comply with Environmental, Health and Safety Requirements.

Section 206.                                Use of Leased Premises; Prohibited Uses.

(A)                              Tenant may only use the Leased Premises for operation of an aircraft, airframe, engine and component maintenance, repair and overhaul (“MRO”) facility for the commercial airlines and other owners, operators or service/maintenance providers of aircraft (including without limitation military and governmental operators of aircraft), including the operation and use of aircraft bays, aircraft engine and component overhaul and repair shops, test cells, aircraft wash and enclosed paint areas, component, part and tooling production, reproduction, or construction (i.e., make from raw materials or piece parts) for MRO, component maintenance, and modification activities.  In addition, Tenant may use the Leased Premises for activities functionally related and subordinate to the uses permitted above, including warehouse and storage areas, common areas, facilities maintenance shops, administrative and support areas, truck docks and aprons, special materials storage areas, aircraft taxiways and parking areas, fire protection facilities and employee and visitor parking so long as such activities are of a size commensurate with such operation.

(B)                                Tenant shall not use the Leased Premises for any purposes other than, or in addition to, those identified in subsection (A) above without the Authority’s prior written consent, which consent will not be unreasonably withheld, and shall not use the Leased Premises in a manner that would result in a violation of any Tax Restrictions or applicable Law, as now or hereafter in effect, with respect to the Authority, the Land, the Facilities and/or other portions of the Airport.  Without limiting the generality of this restriction, the following conditions shall apply to the use and operation of the Leased Premises:

(1)                                  Tenant shall not store aviation fuel, except in connection with the defueling and refueling of maintained aircraft and only in those areas that have been expressly designated for such purposes by the Authority and in accordance with Airport ordinances; shall not block any common use taxiway; and shall not park any aircraft upon that portion of the Leased Premises described in Exhibit D hereto in a manner that would constitute a violation of any Laws or regulations concerning Airport operations.  Passenger loading and unloading of general aviation aircraft is permitted, but only to the extent such any such loading or unloading of passengers is not subject to any rules or regulations of the TSA (including without limitation rules and regulations regarding passenger screening) as now or hereafter in effect; otherwise, any passenger loading and unloading is prohibited except in an emergency or with the prior written approval of the Authority.  Subject to Section 703(B) of this Lease, aircraft ramp and service equipment may be stored only within the Leased Premises.  All refueling trucks moving to and from the Leased Premises, including their routing and parking, must be approved by the Authority.  Except in designated areas with prior written approval of the Authority, Tenant shall not store any Class-A explosives (as defined by the United States Department of Transportation) at, on or in the Leased Premises.  All vehicles used in Air Operations Areas shall be equipped and operated in accordance with applicable Laws and the regulations of the Authority, the FAA, the TSA, and all other applicable Governmental Entities.

(C)                                Except as otherwise expressly provided in this Lease, the rights granted in this Lease Agreement shall not be construed as permitting any Person to conduct any business at the Airport (including without limitation at, on or in the Leased Premises) except after first securing from the Authority a license and/or other form of permission to conduct that business and paying applicable fees and charges therefor.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 301.                                Representations, Warranties and Covenants by Authority.  The Authority makes the following representations, warranties and covenants to Tenant as the basis for the Authority’s undertakings herein:

(A)                              The Authority is duly organized as a municipal corporation pursuant to the laws of the State and has the power to execute, deliver and enter into this Lease Agreement and to carry out its obligations hereunder.  By proper action of its board, the Authority has been duly authorized to execute, deliver and perform its obligations under this Lease Agreement.

(B)                                This Lease Agreement constitutes the valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally heretofore or hereafter enacted; and (ii) the exercise of judicial discretion in accordance with the general principles of equity.

(C)                                No approvals or consents, other than those that have been obtained, are necessary in order for the Authority to adopt, execute and deliver this Lease Agreement.

(D)                               The Authority has a leasehold interest in the Facilities, subject to Permitted Encumbrances.

(E)                                 The Authority has full right and authority to lease the Leased Premises to Tenant as set forth herein.

(F)                                 This Lease Agreement has been duly executed and delivered by duly authorized officers of the Authority.

(G)                                Neither the execution and delivery of this Lease Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Lease Agreement, will conflict with or result in a material breach of any of the terms, conditions or provisions of any restriction, ordinance, agreement or instrument to which the Authority is now a party or by which it is bound, or constitute a material default under any of the foregoing, or result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Authority under the terms of any instrument or agreement.

(H)                               There is no litigation now pending or, to the knowledge of the Authority, threatened that challenges or would challenge the execution of this Lease Agreement or that could reasonably be expected to have a material adverse effect on the Authority’s ability to perform hereunder.

(I)                                    The Authority shall use its best efforts to protect all of Tenant’s financial information (including but not limited to information regarding Tenant’s costs, prices, pricing methods, revenues, sales and Operating Profit) provided to the Authority as “Confidential financial information obtained upon request from a person” pursuant to the provisions of IC 5-14-3-4 or to protect it from public disclosure under any other allowable exception. The Authority shall promptly notify the Tenant in writing of any inadvertent disclosure of Tenant’s financial information, if and when the Authority becomes aware of any such disclosure.

(J)                                   The Authority shall execute such collateral access agreements in favor of Tenant’s secured lenders as Tenant’s secured lenders may reasonably request, provided that the terms of those collateral access agreements are reasonably acceptable to the Authority.

(K)                               The Authority acknowledges that its presence on the Leased Premises will place it in a position that it may have access to confidential and/or proprietary information concerning the business of the Tenant and/or its Affiliates, including but not limited to trade secrets, secret processes, know-how, products, maintenance procedures, recent and proposed developments, sources of supply and customer names and relationships (“Proprietary Information”) and that such Proprietary Information is among the most valuable of the Tenant’s and/or its Affiliates assets and the value of such information may be destroyed by unauthorized disclosure.  Information imparted to or learned by the Authority with respect to the Tenant and/or its Affiliates (whether acquired before or after the date hereof) will be deemed to be confidential Proprietary Information. The Authority hereby covenants that the Authority will use commercially reasonable efforts not to disclose the Proprietary Information and will use commercially reasonable efforts to treat all Proprietary Information with the same degree of care that the Authority accords to its own confidential or proprietary information (and the Authority hereby represents to Tenant that the Authority exercises reasonable care to protect its own confidential or proprietary information), unless (1) such Proprietary Information is or has been made generally available to the public, (2) express prior written authorization to use or disclose such Proprietary Information has been received from Tenant, or (3) the Authority is obligated to disclose such Proprietary Information pursuant to the Indiana Access to Public Records Law (IC 5-14-3-1 et seq.) as the same may amended or supplemented from time to time (the “Access to Public Records Law”).  By way of example only, Tenant hereby acknowledges that the Authority may be obligated, under the Access to Public Records Law, to disclose the following, among other things: this Lease, official action by the Authority or its manager pursuant to the terms of this Lease, and the amount of the Rental payments and invoices pertaining thereto.

(1)                                  As part of its commercially reasonable efforts described in the preceding sentences, the Authority shall, with respect to those Persons who, from time to time, serve as the Authority’s “on-site” staff at the Facilities and with respect to contractors hired by the Authority to provide services at the Leased Premises, either (a) require those Persons or contractors to sign confidentiality agreements with the Authority which impose obligations of confidentiality upon those Persons or contractors that are consistent with the covenants of the Authority under this Subsection (K), or (b) impose in the service or employment contracts (if applicable), between those Persons or contractors and the Authority, obligations of confidentiality upon those Persons or contractors which are consistent with the covenants of the Authority under this Subsection (K).

(2)                                  Tenant hereby acknowledges and agrees that, notwithstanding the foregoing, the Authority may be required (by depositions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, including, without limitation, requests to disclose pursuant to the Access to Public Records Law) to disclose Proprietary Information.  However, the Authority will, to the extent reasonably possible, give Tenant prompt written notice of such request or requirement so that Tenant may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Subsection (K), and the Authority will cooperate as reasonably necessary with Tenant to obtain such protective order.

(3)                                  Except as required by the Access to Public Records Law and/or any other applicable Law, upon termination of this Lease Agreement for any reason, the Authority will, within a reasonable period of time, destroy any documents or other tangible property containing or reflecting Proprietary Information.

(4)                                  The Authority shall promptly notify the Tenant in writing of any inadvertent disclosure of Proprietary Information, if and when the Authority becomes aware of any such disclosure. The covenant of the Authority set forth in this Subsection (K) will survive any termination of this Agreement.

(L)                                 The Authority shall deliver to Tenant, for Tenant’s benefit and reliance, on the Effective Date, an opinion, concerning such matters in this Section 301 as are reasonably satisfactory to Tenant, from Ice Miller, in form reasonably acceptable to Tenant.

Section 302.                                Representations, Warranties and Covenants by Tenant.  Tenant makes the following representations, warranties and covenants to the Authority as the basis for Tenant’s undertakings herein:

(A)                              Tenant is a corporation duly organized under the laws of the State of Illinois and duly qualified to do business in the State, is in good standing in the State of Illinois and the State, and has power to execute, deliver and enter into this Lease Agreement and to carry out its obligations hereunder.  By proper organizational action, Tenant has been duly authorized to execute, deliver and perform its obligations under this Lease Agreement.

(B)                                This Lease Agreement constitutes the valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally heretofore or hereafter enacted, and (ii) the exercise of judicial discretion in accordance with the general principles of equity.

(C)                                No approvals or consents, other than those that have been obtained, are necessary for Tenant to execute and deliver this Lease Agreement.

(D)                               This Lease Agreement has been duly executed and delivered by the duly authorized officers of Tenant.

(E)                                 There is no litigation now pending or, to Tenant’s knowledge, threatened that challenges or would challenge the execution of this Lease Agreement, or that could reasonably be expected to have a material adverse effect on the Tenant’s ability to perform hereunder.

(F)                                 Neither the execution and delivery of this Lease Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Lease Agreement, will conflict with the Tenant’s articles of incorporation or by-laws or conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or other instrument to which Tenant is now a party or by which it is bound, or constitute a material default under any of the foregoing, or result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Tenant under the terms of any instrument or agreement.

(G)                                Except for those Authority Permits to be obtained and maintained by the Authority, Tenant has duly and validly obtained (or shall hereafter duly and validly obtain as and when necessary), and shall maintain in full force and effect during the Term, all such certificates, licenses and permits from all Governmental Entities, required or appropriate to enable Tenant to carry on Tenant’s Business as it is now conducted and subsequently conducted and/or to enable Tenant to enter into this Lease Agreement, including without limitation a “repair station certificate” as required under 14 CFR Part 145 (the “145 Certificate”).

(H)                               Tenant shall deliver to the Authority, for the Authority’s benefit and reliance, on the Effective Date, an opinion, concerning such matters in this Section 302 as are reasonably satisfactory to the Authority, signed by an authorized person at Tenant’s inside counsel, in form reasonably acceptable to the Authority.

ARTICLE IV.

OPTION TO EXPAND LEASED PREMISES

Section 401.                                Tenant’s Option to Expand Leased Premises.  The term “Expansion Space” means that portion of the Land and Facilities that is shown on Exhibit E attached hereto, which consists of the following areas (each, an “Expansion Area”): (a) the machine shop area, consisting of approximately Forty-Two Thousand Three Hundred Forty-Six (42,346) square feet; (b) the interior shop area, consisting of approximately Fifty-Six Thousand Nine Hundred Eighty-Eight (56,988) square feet; (c) the composite shop area #1, consisting of approximately Seventy-Eight Thousand Five Hundred Forty-Nine (78,549) square feet; and (d) the composite shop area #2, consisting of approximately Seventy-Eight Thousand Five Hundred Forty-Nine (78,549) square feet. Tenant, at its option, may expand the Leased Premises to include one or more of the Expansion Areas, subject to the following terms and conditions (the “Expansion Option”):

(A)                              Tenant must provide the Authority with at least ninety (90) days’ prior written notice of Tenant’s desire to exercise its Expansion Option as to any Expansion Area.  Tenant’s written notice must specify which of the Expansion Area(s) that Tenant desires to lease pursuant to its Expansion Option.  Tenant may not exercise its Expansion Option as to less than all of a particular Expansion Area.

(B)                                At the time Tenant provides the Authority with Tenant’s written notice of Tenant’s desire to exercise its Expansion Option as to any Expansion Area and on the date Tenant’s lease of that Expansion Area is to commence, there shall not be an Event of Default by Tenant under this Lease (or, if a default by Tenant under any term or condition of this Lease then exists which would, with the giving of notice, the passage of time or both, constitute an Event of Default under this Lease, Tenant shall cure that default within the applicable grace or cure period provided under this Lease prior to exercising its Expansion Option).

(C)                                This Lease Agreement shall be in effect at the time Tenant provides the Authority with Tenant’s written notice of Tenant’s desire to exercise its Expansion Option as to any Expansion Area and on the date Tenant’s lease of that Expansion Area is to commence.

(D)                               Subject to Sections 705 and 1702, Tenant shall accept any Expansion Area as to which it has exercised its Expansion Option on an “AS-IS” basis, and the Authority shall not be required to make any alterations, improvements, modifications, repairs or replacements thereto unless the Authority specifically agrees with Tenant, in writing, to do so.  To the extent Tenant wishes to make any improvements or alterations to that portion of the Expansion Area as to which it has exercised its Expansion Option (including without limitation any subdivision of the Expansion Space which must be made in order to separate that portion of the Expansion Area as to which Tenant has exercised its Expansion Option from the other Expansion Areas), Tenant shall be responsible, at its cost and expense, for performing those improvements and alterations in accordance with the terms of this Lease (including without limitation Section 702(H) below), subject to Sections 605(A) and 605(C) below.  Tenant’s notice to Authority of its decision to exercise its Expansion Option shall serve as an Activation Notice for such space pursuant to Section 205 above.  In no event whatsoever shall the Tenant’s Occupation date begin prior to the Requested Activation Date.

(E)                                 The duration of Tenant’s lease of the Expansion Area(s) as to which Tenant exercises its Expansion Option shall be co-terminous with the Term of this Lease Agreement.

(F)                                 Except as otherwise provided in this Lease Agreement, the terms, covenants, and conditions of this Lease Agreement shall apply in all respects to the Tenant’s lease of any Expansion Space.

(G)                                Tenant hereby acknowledges and agrees that at the time Tenant first exercises its Expansion Option as to any portion of the Expansion Space, Tenant’s Minimum Monthly Rent shall increase such that, for the remainder of the Lease Term, Tenant (1) shall be obligated to pay Minimum Base Rent on at least four (4) Bays, plus the Hangar 4 Office Space, plus that portion of the Expansion Space as to which Tenant first exercises its Expansion Option and (2) shall be obligated to pay Minimum Additional Rent on at least  four (4) Bays plus that portion of the Expansion Space as to which Tenant first exercises its Expansion Option; and thereafter, Tenant’s obligation to pay Minimum Monthly Rent shall further increase to include any additional Expansion Areas as to which Tenant thereafter exercises its Expansion Option.

ARTICLE V.

TERM; EXTENSION PERIODS

Section 501.                                Term; Extension Option.

(A)                              Initial Term.  The term of this Lease Agreement shall begin on the Effective Date and shall end on the earlier of (1) December 1, 2014 or (2) the tenth (10th) anniversary of the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, unless sooner terminated as provided for under this Lease (the “Initial Term”).

(B)                                Extended Terms.

(1)                                  Tenant shall have the option (an “Extension Option”) to extend the Initial Term for one (1) period of ten (10) consecutive years (the “Extension Term”) upon fulfillment of all the following terms and conditions:

(a)                                  Tenant shall provide written notice to the Authority, not earlier than twenty-four (24) months, and not later than twelve (12) months, prior to the expiration of the Initial Term, that Tenant elects to exercise such Extension Option (the “Extension Notice”);

(b)                                 On the date Tenant delivers Tenant’s Extension Notice to the Authority or on the date the Extension Term is to commence, there shall not be an Event of Default by Tenant under this Lease (or, if a default by Tenant under any term or condition of this Lease then exists which would, with the giving of notice, the passage of time or both, constitute an Event of Default under this Lease, Tenant shall cure that default within the applicable grace or cure period provided under this Lease); and

(c)                                  This Lease Agreement shall not have been terminated during the Initial Term.

(2)                                  All terms, covenants, conditions and provisions hereof applicable to the Initial Term (including, without limitation, Tenant’s obligations to pay Base Rent, Additional Rent, Minimum Monthly Rent, and Percentage Rent), shall apply with like force and effect to the Extension Term, except where specifically inapplicable or where the context otherwise indicates, and except that the amount of the Additional Rent to be assessed by the Authority with respect to the Leased Premises during the Extension Term shall be increased to a rate based on the Actual Facilities Costs and Expenses incurred during the twelve (12) consecutive month period immediately preceding the date that Tenant delivers its Extension Notice to the Authority. Not later than ninety (90) days after the Authority receives Tenant’s Extension Notice, the Authority shall provide Tenant with a written statement that sets forth the annual and monthly amounts that the Authority proposes for the Additional Rent to be for the Extension Term, including evidence of the Actual Facilities Costs and Expenses for the twelve (12) consecutive month period immediately preceding the date that Tenant delivers its Extension Notice to the Authority. If Tenant is dissatisfied with that increased Additional Rent amount for any reason, Tenant may elect not to proceed further with exercising the Extension Option, by providing written notice to the Authority of Tenant’s intention not to proceed with the Extension Option (which written notice must be delivered to the Authority not later than thirty (30) days after Tenant receives the Authority’s written statement of the amount of the increase in the Additional Rent for the Extension Term).

(3)                                  If the Authority demonstrates that Rentals and other revenues derived from the Land and Facilities during the twelve (12) consecutive month period immediately preceding the Authority’s receipt of Tenant’s Extension Notice to exercise the Extension Option were not sufficient to cover the Actual Facilities Costs and Expenses of the Land and Facilities incurred with respect to that twelve (12) month period (the “Deficit”), then the Authority shall have the right to prohibit Tenant from exercising the Extension Option; provided, however, that if the Deficit is caused by the negative impact on the Actual Facilities Costs and Expenses from the costs and expenses of ownership and operation of other Authority-funded facilities which are constructed on the Land after the Effective Date of this Lease, the Authority may not exercise this right.  If the Authority desires to exercise this right, then the Authority shall notify Tenant in writing, not later than ninety (90) days after the Authority receives Tenant’s Extension Notice, that the Authority is exercising this right.

(4)                                  Subject to Tenant’s right to elect not to proceed with the Extension Option as described in subsection (2) above, and subject to the Authority’s right to elect not to permit Tenant to proceed with the Extension Option as described in subsection (3) above, Tenant must (if Tenant provides an Extension Notice to the Authority) enter into a written amendment to this Lease not later than ninety (90) days after the Authority notifies Tenant of the amount of the increase in the Additional Rent for the Extension Term, which amendment shall confirm the increased Additional Rent and other terms consistent with the foregoing provisions of this subsection (B), and shall otherwise be in a form reasonably acceptable to the Authority.

Section 502.                                Right to Terminate Upon Certain Events.

(A)                              In addition to any other provisions of this Lease that expressly grant Tenant the right to terminate this Lease prior to the expiration of the Term, Tenant shall have the right, upon written notice to the Authority, to terminate this Lease upon the occurrence of either of the following events or circumstances:

(1)                                  The assumption by the United States Government or any authorized agency thereof of the operation, control, or use of the Airport and facilities, or any substantial part or parts thereof, in a manner that substantially and adversely affects Tenant’s use of that portion of the Leased Premises which Tenant is then Occupying or Tenant’s ability to Occupy additional space at the Leased Premises or expand into Expansion Space for a period of at least ninety (90) consecutive days.

(2)                                  The issuance by any court of competent jurisdiction of an injunction in any way preventing or restraining the use of the Airport, so as to substantially and adversely affect Tenant’s use of that portion of the Leased Premises which Tenant is then Occupying or Tenant’s ability to Occupy additional space at the Leased Premises or expand into Expansion Space, for a period of at least ninety (90) consecutive days; provided, that the injunction is not due to Tenant’s operations at the Airport.

(B)                                In addition to any other provisions of this Lease that expressly grant the Authority the right to terminate this Lease prior to the expiration of the Term, the Authority shall have the right, upon written notice to Tenant, to terminate this Lease, if Tenant takes any action, or operates all or any portion of Tenant’s business at the Leased Premises in a manner that would result in a violation of the Tax Restrictions and jeopardize the tax-exempt status of the Bond Issues.  The Authority may inspect Tenant’s actions or operations at the Leased Premises to determine if such actions or operations violate the Tax Restrictions and jeopardizes the tax-exempt status of the Bond Issues. Prior to the Authority exercising its right to terminate under this subsection (B), the Authority shall give Tenant written notice of such violation and describe the basis for such violation. If the violation is curable under the Tax Restrictions by curative action within thirty (30) days, Tenant shall have thirty (30) days from the date of receipt of said written notice from the Authority to alter Tenant’s operations or actions so as to cure any such violation; and, if Tenant cures such violation within the thirty (30) day period, then the Authority shall not have the right to terminate this Lease.  In the event that this Lease is terminated under this Section 502(B), Tenant shall remain liable for all Rental that has accrued for periods prior to the effective date of termination of this Lease, and for other liabilities and obligations of Tenant under this Lease Agreement (including without limitation Section 705 and Section 1701 of this Lease) that have accrued for periods prior to the effective date of termination of this Lease, but shall not be liable for any Rentals that would otherwise have accrued for periods after the effective date of the termination of this Lease and shall not be obligated to repay the Grants, the Credits, or the Improvement Rent Credits.  The sole remedy available under this Lease Agreement to the Authority for Tenant’s failure to adhere to the Tax Restrictions applicable to it shall be to so terminate this Lease Agreement.

Section 503.                                Rights at Expiration/Termination.

(A)                              In no event shall Tenant or any of its subtenants continue to possess, occupy or use the Leased Premises beyond the expiration or sooner termination of the Term without the Authority’s written consent, which consent may be withheld in the Authority’s sole and absolute discretion.

(B)                                Tenant further agrees that upon the expiration or earlier termination of the Term, the Leased Premises shall be delivered to the Authority in at least as good condition as originally delivered to Tenant, reasonable wear and tear and matters covered by insurance excepted, and subject to performance by the Authority of the Authority’s maintenance, repair and replacement obligations under this Lease, including but not limited to its maintenance, repair and replacement obligations pursuant to Sections 1001 and 1002 below, and the Authority’s obligations under Article VII and Section 1702 of this Lease.

Section 504.                                Early Termination Rights.

(A)                              Authority Early Termination Rights.  Notwithstanding the Term of this Lease Agreement, the Authority shall have the right to terminate this Lease Agreement prior to the expiration of the Term if any of the following events occur (each, an “Authority Termination Event”):

(1)                                  If, on or before October 1, 2008, Tenant has not Occupied (and been assessed Base Rent and Additional Rent on), simultaneously, for at least one full thirty (30) consecutive day period, at least five (5) Bays; or if, on or before October 1, 2008, the Authority has not otherwise leased and collected rent, for at least one full thirty (30)

consecutive day period, for at least five (5) Bays, simultaneously (including any Bays Occupied by Tenant (and for which Tenant was assessed Base Rent and Additional Rent) during that thirty (30) consecutive day period);

(2)                                  If, on or before October 1, 2009, Tenant has not Occupied (and been assessed Base Rent and Additional Rent on), simultaneously, for at least one full thirty (30) consecutive day period, at least seven (7) Bays; or if, on or before October 1, 2009, the Authority has not otherwise leased and collected rent, for at least one full thirty (30) consecutive day period, for at least seven (7) Bays, simultaneously (including any Bays Occupied by Tenant (and for which Tenant was assessed Base Rent and Additional Rent) during that thirty (30) consecutive day period);

(3)                                  If on or prior to December 31, 2005, Tenant and its subtenants have not employed, on each day, during at least one full thirty (30) consecutive day period, a total of at least 250 Full-Time Equivalent Indiana Resident Employees at the Leased Premises;

(4)                                  If on or prior to December 31, 2007, Tenant and its subtenants have not employed, on each day, during at least one full thirty (30) consecutive day period, a total of at least 500 Full-Time Equivalent Indiana Resident Employees at the Leased Premises;

(5)                                  If on or prior to December 31, 2009, Tenant and its subtenants have not employed, on each day during at least one full thirty (30) consecutive day period, a total of at least 800 Full-Time Equivalent Indiana Resident Employees at the Leased Premises; or

(6)                                  (a)  If the Authority has not received, during any rolling two (2) consecutive Tenant Fiscal Years starting with the Tenant Fiscal Year beginning on June 1, 2007, at least fifty percent (50%) of the projected annual Percentage Rent as set forth on Exhibit F attached hereto for each of those two (2) Tenant Fiscal Years, and (b) if, within ninety (90) days after the last day of the second such Tenant Fiscal Year, Tenant does not make a payment to the Authority in an amount that equals the difference between the actual Percentage Rent received by the Authority for that second such Tenant Fiscal Year and fifty percent (50%) of the projected annual Percentage Rent which the Authority was projected to receive for that second such Tenant Fiscal Year as set forth on Exhibit F, provided, however, Tenant shall not be obligated to make such payment.

Within thirty (30) days after the date Tenant has satisfied the Full-Time Equivalent employment thresholds as described in subsections (3), (4) and (5) above, respectively, Tenant shall provide written notice to the Authority that Tenant has satisfied the applicable “Full-Time Equivalent” employment threshold. Tenant’s written notice shall be accompanied by a list, with respect to each day of the thirty (30) consecutive day period during which the “Full-Time Equivalent” employment thresholds were satisfied, of the names of the Full-Time Equivalent Indiana Resident Employees who were employed by Tenant (and/or its subtenants at the Leased Premises) on each such day during that thirty (30) day period, the hours such Full-Time Equivalent Indiana Resident Employees worked during such time period and such other information as the Authority shall reasonably request.  The Authority shall thereafter have a period of ninety (90) days from the Authority’s receipt of Tenant’s written notice to verify that the applicable Full-Time Equivalent employment thresholds have in fact been achieved by Tenant.  If the Authority does not, within that ninety (90) day period, deliver written notice to Tenant that the Authority disputes that Tenant has achieved the applicable Full-Time Equivalent employment threshold, the Authority shall be deemed to have agreed that Tenant achieved the applicable Full-Time Equivalent employment threshold.

If the Authority is entitled to and desires to terminate this Lease pursuant to subsections (A)(1), (2), (3), (4), (5) or (6) above, the Authority shall provide written notice to Tenant, not later than six (6) months after the Authority becomes eligible under subsections (1), (2), (3), (4), (5) or (6) above to elect to terminate this Lease, that the Authority intends to terminate this Lease pursuant to subsection (A)(1), (2), (3), (4), (5) or (6), as applicable; provided, however, that with respect to subsection (A)(6) above, the six (6) month period may be extended, day for day, if the Authority exercises its right to conduct an audit, pursuant to Section 601(C)(3) below, regarding Tenant’s Operating Profit and Gross Sales with respect to one or both of the applicable two (2) Tenant Fiscal Years (and/or with respect to any Period therein). If the Authority terminates this Lease pursuant to this Section 504(A), the termination shall be effective upon the earlier of (a) the first anniversary of the date of delivery to Tenant of the Authority’s termination notice, and (b) the expiration date of the term (not including unexercised renewal or extension options or periods) of Tenant’s then-longest third party maintenance agreement with its customers.  For purposes of this subsection (A), Tenant’s “third party maintenance agreements with its customers” shall mean only those of Tenant’s third party maintenance agreements with its customers that are in effect on the date when the Authority provides Tenant with the Authority’s written notice of termination pursuant to a particular Authority Termination Event. Within thirty (30) days after the Authority provides Tenant with the Authority’s written notice of intent to terminate pursuant to this Section 504(A), Tenant shall provide a written, sworn certification to the Authority from Tenant’s Controller which states the expiration dates of Tenant’s third party maintenance agreements with its customers, and the Authority shall have the right to verify the information set forth in Tenant’s sworn certification (including, without limitation, the right to review copies of Tenant’s third party maintenance agreements).  If the Authority elects to terminate this Lease pursuant to this Section 504(A), Tenant shall remain liable for all Rental that has accrued for periods prior to the effective date of the termination of this Lease, and for other liabilities and obligations of Tenant (including without limitation Tenant’s obligations and liabilities under Section 705 and Section 1701 of this Lease) that have accrued for periods prior to the effective date of the termination of this Lease, but shall not be liable for any Rentals that would otherwise have accrued for periods after the effective date of the termination of this Lease and shall not be obligated to repay the Grants, the Credits, or the Improvement Rent Credits.  If the Authority does not provide Tenant with a written notice of termination pursuant to a particular Authority Termination Event within six (6) months after the date the Authority becomes eligible to terminate for that particular Authority Termination Event, then the Authority will be deemed to have waived its right to terminate this Lease for that particular event based on those particular circumstances which triggered that Authority Termination Event; provided, however, that this shall not be deemed to restrict, prohibit or limit the Authority from thereafter exercising its right to terminate based on that particular Authority Termination Event if a different set of circumstances or events thereafter triggers that Authority Termination Event.

(B)                                Tenant Early Termination Rights.  Notwithstanding the Term of this Lease Agreement, Tenant shall have the right to terminate this Lease Agreement at any time prior to expiration of the Term if any of the following events occur (each, a “Tenant Termination Event”):

(1)                                  If, at any time, (a) Tenant is able to demonstrate to the Authority that, despite using good faith, reasonable efforts to attract, solicit, employ and retain a sufficient number of qualified personnel, Tenant is unable to employ or retain a sufficient number of qualified personnel at the Leased Premises which, in Tenant’s determination (in Tenant’s sole discretion) (i) meet Tenant’s hiring qualifications, or (ii) can be employed or retained at a cost that would allow Tenant to operate Tenant’s Business at the Leased Premises within Tenant’s projected profit margins for the Leased Premises; provided, however, that before Tenant exercises its termination right as a result of this Tenant Termination Event, Tenant shall first provide the Authority (if the Authority so desires) with a period of at least ninety (90) days after Tenant satisfies subsection (a) above, in which to assist Tenant with attracting, employing and retaining a sufficient number of qualified personnel which (in Tenant’s sole discretion) satisfy the requirements of subsections (a)(i) and (ii) above, and if, during that ninety (90) day period, Tenant is able to employ and retain a sufficient number of qualified personnel at the Leased Premises who satisfy the requirements under (a)(i) and (ii) above, Tenant may not proceed with exercising its termination right under this subsection (1) in that instance.

(2)                                  Unless Tenant has consented thereto pursuant to Section 2105 of this Lease, if at any time the Authority leases any space at the Facilities to another Person who is a direct competitor of Tenant in the business of providing maintenance, repair, or overhaul for aircraft (provided, however, that Tenant hereby acknowledges that a commercial airline or a Governmental Entity will not be deemed to be a “direct competitor” of Tenant even if the airline or the Governmental Entity engages in maintenance, repair, and/or overhaul activities).

(3)                                  If at any time, starting in the Tenant Fiscal Year beginning June 1, 2005, Tenant’s annual Operating Profit with respect to the Leased Premises is negative for any two (2) consecutive Tenant Fiscal Years.

(4)                                  If, at any time, Tenant’s average Employee costs for Tenant’s Business at the Leased Premises increase in any quarter of a Tenant Fiscal Year in excess of three percent (3%) of the average Employee costs for the same Employees for the immediately prior quarter, or Tenant experiences workplace disruptions which result in suspension of or a material reduction in Employee productivity as demonstrated to the Authority by Tenant.

If any of the foregoing Tenant Termination Events occurs, the Tenant may notify the Authority in writing that Tenant elects to terminate this Lease Agreement.  With respect to the Tenant Termination Events described in subsections (B)(2) and (B)(3) above, if Tenant desires to exercise its right to terminate this Lease pursuant to the circumstances described in either subsection (B)(2) or subsection (B)(3), respectively, Tenant must provide the Authority with Tenant’s written notice of intent to terminate within the following timeframes:  (a) if termination is pursuant to subsection (B)(2) above, Tenant must provide the Authority with Tenant’s written notice of intent to terminate this Lease not later than six (6) months after the Authority enters into the lease with the other Person; and (b) if termination is pursuant to subsection (B)(3) above, Tenant must provide the Authority with Tenant’s written notice of intent to terminate this Lease not later than six (6) months after the second of the two (2) such consecutive Tenant Fiscal Years for which Tenant’s annual Operating Profit was negative. With respect to the Tenant Termination Event described in subsection (B)(3) above, Tenant hereby acknowledges and agrees that the Authority shall be entitled to verify, by process of audit pursuant to Section 601(C)(3) below, Tenant’s Operating Profit and Gross Sales in order to verify that this Tenant Termination Event has in fact been satisfied.  The termination shall be effective on the earlier of (y) the first anniversary of the date of delivery to the Authority of Tenant’s termination notice, and (z) the expiration date of the term (not including unexercised renewal or extension options or periods) of Tenant’s then-longest third party maintenance agreement with its customers.  For purposes of this subsection (B), Tenant’s “third party maintenance agreements with its customers” mean only those of Tenant’s third party maintenance agreements with its customers that are in effect on the date when the Tenant provides the Authority with Tenant’s written notice of termination pursuant to this Section 504(B).  At the time Tenant provides the Authority with Tenant’s written notice of Tenant’s intent to terminate pursuant to this Section 504(B), Tenant will provide a written, sworn certification to the Authority from Tenant’s Controller which states the expiration dates of Tenant’s third party maintenance agreements with its customers and the Authority shall have the right to verify the information set forth in Tenant’s sworn certification (including, without limitation, the right to review copies of the Tenant’s third party maintenance agreements).  If Tenant elects to terminate this Lease pursuant to this Section 504(B), Tenant shall remain liable for all Rental that has accrued for periods prior to the effective date of the termination of this Lease, and for other liabilities and obligations of Tenant (including without limitation Tenant’s obligations and liabilities under Section 705 and Section 1701 of this Lease) that have accrued for periods prior to the effective date of the termination of this Lease, but shall not be liable for any Rentals that would otherwise have accrued for periods after the effective date of the termination of this Lease and shall not be obligated to repay the Grants, the Credits, or the Improvement Rent Credits.

ARTICLE VI.

RENTALS, FEES AND RECORDS

Section 601.                                Rental.

(A)                              Base Rent.

(1)                                  Subject to Sections 605(B) and 605(C) below, Tenant will pay the Authority, in arrears, on or before the fifteenth (15th) day of each calendar month, base rent (“Base Rent”) with respect to the Leased Premises for the preceding calendar month.  Subject to Section 601(A)(3) below, the Base Rent that is assessed by the Authority for a particular calendar month will be calculated solely on basis of the square footage of the

Leased Premises that Tenant Occupied during that calendar month.  The annual Base Rent rate for the Leased Premises during the Term will be Two Dollars and NO/100 ($2.00) per square foot.

By way of example only, if Tenant Occupies 100,000 square feet of the Leased Premises during a particular calendar month, Tenant will (subject to Sections 605(B) and (C) below) pay the Authority Base Rent for that calendar month in the amount of $16,666.67 (i.e., 100,000 square feet x $2.00 per square foot per annum /12 months).

(2)                                  As it relates to Occupancy and subsequent de-Occupancy of Leased Premises, if Tenant Occupies a particular portion of the Leased Premises during less than all of a calendar month, Tenant shall pay a prorated portion of the Base Rent for that calendar month based on the number of days Tenant Occupies that portion of the Leased Premises.

(3)                                  Notwithstanding anything in this Lease to the contrary, however, and regardless of which (if any) portions of the Leased Premises that Tenant elects to Activate and regardless of which (if any) portions of the Leased Premises that Tenant is Occupying or using from time to time, Tenant hereby agrees that commencing on the earlier of (a) December 1, 2004 or (b) the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, and continuing thereafter during the Term of this Lease, Tenant shall be obligated to pay monthly Base Rent on at least two (2) Bays plus the Hangar 4 Office Space (the “Minimum Base Rent”).  Minimum Base Rent is subject to increase as provided in Section 401(G) and Section 2105(A)(3) of this Lease.

(B)                                Additional Rent.

(1)                                  Subject to the other provisions of this Section 601(B) and Sections 605(B) and (C) of this Lease, in consideration for the Authority’s operations and maintenance obligations under this Lease with respect to the Facilities, including  providing Utilities and performance of those obligations set forth in Articles X and XI of this Lease, Tenant will pay the Authority monthly additional rent (“Additional Rent”), in arrears, on or before the fifteenth (15th) day of each calendar month for the prior calendar month.  Subject to Section 601(B)(8) below, the Additional Rent that is assessed by the Authority for a particular calendar month will be calculated solely on basis of the square footage of the Leased Premises that was Occupied by Tenant during that calendar month.

(2)                                  During the Initial Term, Tenant’s monthly payments of Additional Rent shall be paid based upon an annual Additional Rent, per calendar year, of Six Dollars and 20/100 ($6.20) per square foot (the “Additional Rental Per Square Foot Per Annum”).  Within one hundred twenty (120) days after the end of each calendar year during the Term, the Authority shall provide Tenant with a statement showing the actual costs and expenses incurred by the Authority in owning, operating, insuring, maintaining, repairing, and replacing the Land, the Facilities, the Facilities Systems, the Equipment, and all other aspects and components of the Land and the Facilities (the “Actual Facilities Costs and Expenses”), and, to the extent reasonably requested by Tenant, will provide

Tenant with supporting data therefor.  In the event that the Actual Facilities Costs and Expenses per square foot of the total Facilities, for that calendar year, are less than $6.20 per square foot of the Facilities (the “Estimated Facilities Costs and Expenses”), Tenant shall be entitled to a credit from the Authority against future Additional Rent that would otherwise be payable by Tenant under this Lease, which credit shall be in an amount that is equal to the amount of Additional Rent that was actually assessed against Tenant for that calendar year (based on the Estimated Facilities Costs and Expenses) less the amount of Additional Rent that should have been assessed against Tenant for that calendar year (based on the Actual Facilities Costs and Expenses).  If there are any overpayment credits against Additional Rent remaining under this Section as of the expiration or sooner termination of the Term of this Lease, those overpayment credits will be applied toward any unpaid Additional Rent assessed for periods prior to the expiration or sooner termination of the Term; and any remaining overpayment credits that are not applied toward any unpaid Additional Rent assessed for periods prior to the expiration or sooner termination of the Term will be paid to the Tenant in cash.

(3)                                  The Additional Rent shall be increased during the Extension Term as provided in Section 501(B) above.

(4)                                  Notwithstanding subsection (B)(1) above, Tenant will not be charged any Additional Rent with respect to the Hangar 4 Office Space (as defined in Exhibit B) at any time during the Term.

(5)                                  As it relates to Occupancy and subsequent de-Occupancy of Leased Premises, if Tenant Occupies a particular portion of the Leased Premises during less than all of a calendar month, Tenant shall be assessed a prorata portion of the Additional Rent based on the number of days Tenant Occupies that portion of the Leased Premises during that calendar month. Notwithstanding the preceding sentence, however, prior to the third (3rd) anniversary of the Effective Date, Additional Rent will not be assessed with respect to any particular Bay at the Leased Premises for any seven (7) consecutive day period during the months of July and August, during which Tenant does not conduct Tenant’s Business in that Bay.  For purposes of the preceding sentence, Tenant shall be deemed to have conducted Tenant’s Business in a particular Bay during a particular seven (7) day period if Tenant Occupied and had at least one (1) aircraft in that Bay on at least one (1) day during that seven (7) day period.

(6)                                  If, at any time, Tenant adequately demonstrates to Authority that Tenant’s operations are specifically and directly responsible for a material reduction in operating costs at the Facilities, the entire demonstrated cost savings shall be applied as a reduction to Tenant’s Additional Rent over the remaining Term of the Lease; however, going forward Tenant must continue to demonstrate its direct responsibility for the reduction in operating costs.

(7)                                  By way of example, if on July 1, 2005, Tenant is Occupying 300,000 square feet of Leased Premises, of which 25,000 square feet is Hangar 4 Office Space and another 100,000 square feet constitutes empty Bay space for one seven (7)

consecutive day period during the month, the Additional Rent that would be assessed by the Authority for that calendar month would be an amount equal to $130,416.66 (i.e., ((300,000 square feet – 25,000 square feet) x $6.20 per square foot per annum) /12 months) – ((7 days/31 days) x (100,000 square feet x $6.20 per square foot per annum/12 months)).

(8)                                  Notwithstanding anything in this Lease to the contrary, however, and regardless of which (if any) portions of the Leased Premises that Tenant elects to Activate and regardless of which (if any) portions of the Leased Premises that Tenant is Occupying or using from time to time, Tenant hereby agrees that commencing on the earlier of (a) December 1, 2004 or (b) the first date that any aircraft of Tenant’s customer(s) is located at the Leased Premises, and continuing thereafter during the Term of this Lease, Tenant shall be obligated to pay monthly Additional Rent on at least two (2) Bays (the “Minimum Additional Rent” and, together with the Minimum Base Rent, the “Minimum Monthly Rent”).  Minimum Additional Rent is subject to increase, in the same manner and at the same time as the Minimum Base Rent, as provided in Section 401(G) above and Section 2105(A)(3) below.

(C)                                Percentage Rent.

(1)                                  If during the Term, Tenant’s annual Operating Profit (expressed as a percentage of Gross Sales) is greater than nine and 25/100 percent (9.25%) of Gross Sales at the end of a Tenant Fiscal Year, then Tenant will pay the Authority a percentage rent (“Percentage Rent”) for that Tenant Fiscal Year in an amount that is equal to thirty-three percent (33%) of the amount by which Tenant’s annual Operating Profit for that Tenant Fiscal Year exceeds nine and 25/100 percent (9.25%) of Tenant’s Gross Sales for that Tenant Fiscal Year.  By way of example, if at the end of a Tenant Fiscal Year, Tenant had Gross Sales of $99,000,000 and an annual Operating Profit of $11,880,000, then Tenant’s annual Operating Profit would equal twelve percent (12%) of its Gross Sales (i.e., $11,880,000 / $99,000,000).  9.25% of $99,000,000 equals $9,157,500. Therefore, for this Tenant Fiscal Year, Tenant would pay the Authority $898,425 (i.e., .33 x ($11,880,000 — $9,157,500)). If Tenant had Gross Sales of $100,000,000 for a Tenant Fiscal Year and an annual Operating Profit of $9,000,000 for that Tenant Fiscal Year, then Tenant’s annual Operating Profit for that Tenant Fiscal Year would equal nine percent (9%) of its Gross Sales (i.e., $9,000,000 / $100,000,000) and as a result, no Percentage Rent would be due the Authority for that Tenant Fiscal Year.

(2)                                  Tenant will calculate its Operating Profit on a cumulative basis at the end of each fiscal quarter (August 31, November 30, February 28/29, and May 31) (each, a “Period”) for the applicable Tenant Fiscal Year, and will make interim Percentage Rent payments, if any are due, within sixty (60) days after the end of the applicable fiscal Period.  Not later than ninety (90) days after the end of each of the Tenant Fiscal Years (i.e., not later than August 31 of each year), Tenant will calculate the cumulative Operating Profit of Tenant for each such Tenant Fiscal Year, and likewise calculate the Percentage Rent that should have been paid to the Authority for each such Tenant Fiscal Year, and reconcile it to the interim Percentage Rent payments actually made to the

Authority during that Tenant Fiscal Year with respect to each of the Periods during that Tenant Fiscal Year.  If the Percentage Rent that should have been assessed against Tenant for the Tenant Fiscal Year exceeds what Tenant has actually paid to the Authority for that Tenant Fiscal Year, then Tenant shall pay the Authority the difference within ninety (90) days after the end of that Tenant Fiscal Year.  If the Percentage Rent that should have been assessed against Tenant for that Tenant Fiscal Year is less than what Tenant has actually paid to the Authority for that Tenant Fiscal Year, then the Authority shall credit the difference against Tenant’s obligations to pay Rental under this Lease with respect to the Tenant Fiscal Year(s) following the Tenant Fiscal Year for which Tenant overpaid Percentage Rent. The Authority shall refund in cash to Tenant any unused credits that have accrued, but have not been applied to Rental, under this subsection (C)(2) at the expiration or earlier termination of this Lease.  Each such payment that is due and payable by Tenant shall be accompanied by a certificate signed and sworn by the Tenant’s Controller, setting forth the Operating Profit and Gross Sales during such Period (the “Percentage Rent Certificate”).  In the event of a partial Period at the beginning or end of the Term, the Percentage Rent payable for that partial Period shall be based upon the Gross Sales and Operating Profit during that partial Period.

(3)                                  Tenant shall keep in the Leased Premises full, accurate, true and complete records of all Gross Sales and Operating Profit with respect to the Leased Premises.  Such records shall be retained by the Tenant for not fewer than five (5) years after the expiration of the Tenant Fiscal Year to which they relate, and such records shall be kept in accordance with generally accepted accounting principles (“GAAP”) that are applied consistently with respect to the Leased Premises from Period to Period. For purposes of permitting verification by the Authority of the Gross Sales and Operating Profit reported by the Tenant with respect to the Leased Premises, the Authority or its agent shall have the right for a period of up to five (5) years after the end of each Tenant Fiscal Year, upon not fewer than thirty (30) days’ prior written notice to Tenant, to inspect, audit or cause to be audited Tenant’s books and records relating to Gross Sales and Operating Profit for the Tenant Fiscal Year in question.  If such inspection or audit discloses that Tenant has underpaid any Percentage Rent due under this Lease, and if Tenant does not in good faith dispute the findings of the audit or inspection, Tenant shall within thirty (30) days of the findings remit the amount of the underpayment to the Authority, together with interest thereon from the date such amount was originally due and owing to the Authority hereunder, at the rate specified in Section 604 below.  If such inspection or audit discloses that Tenant has overpaid any Percentage Rent due hereunder, and if the Authority does not in good faith dispute the findings of the audit or inspection, the Authority shall within thirty (30) days of the findings remit the amount of the overpayment to Tenant.  If the inspection or audit discloses that Tenant underpaid any Percentage Rent, Tenant shall also reimburse the Authority, a reasonable hourly rate, for the time incurred by the Authority’s personnel in conducting the audit or inspection, plus their actual expenses in conducting the audit or inspection; provided, however, that the total amount for which Tenant would be obligated to reimburse the Authority under this sentence shall not, itself, exceed an amount that is equal to the amount of the underpayment.

“Gross Sales” shall mean, for a particular Period, the aggregate amount, expressed in U.S. Dollars, of all goods and services sold or otherwise provided by Tenant at, from or with respect to the Leased Premises during that Period and recorded on the books of Tenant in accordance with GAAP.  “Gross Sales” shall also include all goods and services sold from or provided at other locations of Tenant and/or its Affiliates with respect to customer orders and/or contracts generated or invoiced at, from or with respect to the Leased Premises; and “Gross Sales” shall also include goods and services intentionally diverted away from the Leased Premises to other locations of Tenant and/or its Affiliates to avoid including those sales in Gross Sales. However, Gross Sales shall not include goods and services diverted to other locations of Tenant and/or its Affiliates if such diversion was done for a legitimate, good faith business reason and which diversion would have occurred even in the absence of a Percentage Rent obligation and not to avoid including those sales in Gross Sales, including, but not limited to the sale of goods and services performed at another location due to a customer request, workplace disruptions, aircraft scheduling conflicts, aircraft emergencies, or weather. Discounts, price reductions, rebates and other similar arrangements by Tenants or its Affiliates shall not be granted in a manner that would serve to intentionally deflect revenues to another facility of Tenant or any of its Affiliates so as to artificially reduce Gross Sales. In the event any goods or services are provided by Tenant to any Affiliate of Tenant on any basis that is less than the fair market value thereof, the fair market value thereof shall be deemed to have been received by Tenant for those goods or services for purposes of calculating Gross Sales. To the extent any charges imposed by Tenant or any Affiliate for goods and services that are to be included in “Gross Sales” shall be in amounts less than what is required by the preceding sentences, Gross Sales shall be increased so as to equal the amount that Tenant or its Affiliate would have received had it imposed charges in accordance with the preceding sentences. “Gross Sales” shall not include goods and services sold from or provided at other locations including those of Tenant and/or its Affiliates with respect to customer orders and/or contracts generated at, from, or with respect to the Leased Premises when such goods and services are provided at such locations as a result of a Casualty at the Leased Premises (other than a Casualty that results from the fault or negligence of Tenant, its subtenants, or any of their respective Employees, agents, contractors or Invitees) that prevents them from being provided at the Leased Premises, the occurrence of any of the events described in Section 502(A), or an interruption under Section 1102 which is caused by the Authority and which prevents those goods and services from being provided at the Leased Premises.

“Operating Profit” for a particular Period shall be expressed as a percentage of Gross Sales and shall mean, for a particular Period, Gross Sales for that Period less expenses directly related to Tenant’s operations at the Leased Premises for that Period, as calculated in accordance with GAAP.  Group/Corporate Expenses allocated to Tenant shall also be deducted from Gross Sales for purposes of Operating Profit.  No intercompany fees relative to any members of the Group, to Tenant’s Parent (as hereinafter defined), or to any Affiliate of Tenant or its Parent, shall be included as expenses of Tenant’s operations at the Leased Premises except as contemplated by the definition of “Group/Corporate Expenses” set forth below.  The expenses for the Leased Premises shall be reduced by the amount of any grants, if applicable, Success Payments or credits provided to Tenant by any Governmental Entity with respect to the Leased Premises during that particular Period, and shall also be reduced by the amount of any and all Rental credits that are provided to Tenant under this Lease during that particular Period. For purposes of this provision, “Group” means the subset of organizational companies, within the Parent company organization, in which Tenant belongs. “Group/Corporate Expenses” means the following, all of which must be verifiable by the Authority (a particular item of Group/Corporate Expense may only be deducted pursuant to one of the following categories (i.e., a particular item of Group/Corporate Expense may not be deducted more than once for purposes of calculating Operating Profit)):

(a)                                  Production Materials and Labor from Sister Companies: The actual cost and expenses incurred by Tenant in procuring production materials and labor from a “sister company” (i.e., an Entity that is directly or indirectly owned, in whole or in part, by Tenant’s Parent) for purposes of Tenant’s providing goods and services to Tenant’s customers at, from or with respect to the Leased Premises.  The price charged by Tenant’s sister companies to Tenant shall be at not more than normal and customary market rates consistent with an arm’s length transaction.

(b)                                 Group Overhead Allocation: Allocation of general Group overhead costs and expenses, which shall consist of Tenant’s proportionate share of all costs and expenses (including, without limitation, salaries, benefits, travel and living expenses, supplies, and educational costs) reasonably incurred that are associated with the operation of the Group, in general, and are not specifically allocable to any particular division or Entity within the Group (the “Group Overhead”).  Such costs and expenses may include, by way of example, costs and expenses generally incurred by the Group, as a whole, for the following: business development, operations, finance, and sales. Tenant’s proportionate share of Group Overhead, for a particular period, shall be a percentage equal to Tenant’s Gross Sales for that period divided by the gross sales of the entire Group.  Tenant’s proportionate share of Group Overhead shall not exceed for any Tenant Fiscal Year, the amount of Four Hundred Thousand Dollars ($400,000) per Tenant Fiscal Year, for purposes of calculating Operating Profit for that Tenant Fiscal Year.

(c)                                  Corporate Overhead Allocation: Allocation to Tenant, as described in this subsection (c), of Tenant’s proportionate share of the corporate overhead costs and expenses of Tenant’s Parent, reasonably incurred in connection with the operation of the Parent and those subsidiaries which Parent (directly or indirectly) wholly owns, including those for insurance premiums, banking services, routine financial statement audits, tax preparation services, benefits administration, pension administration, payroll administration, accounts payable administration, routine compliance procedures under the Sarbanes-Oxley Act of 2002, 15 U.S.C. ¶7201 et seq., and routine treasury-related administrative activities with respect to the receipt, custody and disbursement of funds (the “Corporate Overhead”). Tenant’s proportionate share of Corporate Overhead, for a particular Period, shall be as allocated pursuant to the Parent’s “General Guidelines for Corporate

Expense Allocation” (as Parent may amend from time to time), provided that the Parent’s “General Guidelines for Corporate Expense Allocation” are applicable on a consistent basis to all of Parent’s operating units and subsidiaries (the “Corporate Overhead Allocation Guidelines”). The amount of Tenant’s share of Corporate Overhead which may be deducted for purposes of calculating Operating Profit for a particular Period shall be no greater than an amount that is proportionate to the ratio that Tenant’s Gross Sales for that Period bear to Parent’s entire gross sales from all of Parent’s operations (whether at the Leased Premises of at other Parent locations) for that Period. Tenant’s Percentage Rent Certificate for each Period shall include a certificate, signed and sworn to by the Parent’s Chief Financial Officer, certifying to the Authority that the Corporate Overhead Allocation Guidelines are applied on a consistent basis with respect to all of Parent’s operating units and subsidiaries and that the allocation to Tenant of its share of the Corporate Overhead for that Period has been made in accordance with the then-applicable Corporate Overhead Allocation Guidelines.  The Authority shall have the right, as part of any audit performed by the Authority as described above in this subsection (C)(3), to audit the Parent’s books and records relevant to the Corporate Overhead Allocation  in order to verify (i) that the Corporate Overhead Allocation Guidelines that were used to calculate Tenant’s share of Corporate Overhead were in fact applied on a consistent basis to all of the Parent’s operating units and subsidiaries and (ii) that the calculation of Tenant’s share of Corporate Overhead pursuant to the Corporate Overhead Allocation Guidelines was correctly calculated.  The Parent shall retain its books and records pertaining to Corporate Overhead and allocations thereof for not fewer than five (5) years after the expiration of each Tenant Fiscal Year for which Tenant is allocated any portion of Corporate Overhead.

(d)                                 Corporate Direct Charges: Charges reasonably assessed to Tenant, for time and actual materials costs incurred by employees at the Parent’s headquarters in providing support services (including, without limitation, legal support, systems programming or direct support hardware, environmental support, and human resources support) directly to and for the benefit of Tenant with respect to Tenant’s operations at the Leased Premises.   Such charges shall not include any “profit” component, and shall be in amounts and at rates that are commercially reasonable and not in excess of what would reasonably be charged to Tenant if Tenant were to obtain such services from a service provider unaffiliated with Tenant.

(e)                                  Systems Allocation:  Actual, reasonable costs and expenses for the Parent’s maintaining systems that are shared generally by members of the Group, such as a corporate email system, security systems, and similar types of systems.  These costs and expenses are to be allocated equally, by division, across the Parent company organization (the Group constituting one of those divisions), with each division being charged an amount equal to the amount charged to each other division in the Parent company organization.  Tenant’s share of those costs and expenses shall be equal to the share of those costs and expenses that are borne by other member companies in the Group.

Capital charges and income taxes are not to be deducted from Gross Sales in determining Operating Profit.  The cost of goods and services received by Tenant from its Affiliates and from other Persons must not exceed what Tenant would reasonably be required to pay in an arm’s-length transaction. Allocation to Tenant by its vendors, suppliers, and contractors of costs, expenses, fees, charges, rebates, credits, allowances, price reductions and other such items must be done in a manner that will not (a) allocate to Tenant more than Tenant’s rightful share of the costs, expenses, fees, charges and other such items, and (b) allocate to parties other than Tenant more than their rightful share of any rebates, credits, allowances, price reductions and other such items.

Attached hereto as Exhibit J is an illustrative model indicating how Tenant may calculate Gross Sales and Operating Profit, which model may be subject to modification in accordance with GAAP.

Section 602.                                Field Use Charge.  This Lease Agreement does not and shall not be deemed to grant Tenant the right to use any aircraft parking apron (except as may be designated from time to time by the Facilities Manager to Tenant or except as contemplated by Section 703(B) below) or taxiway not on the Leased Premises.  Any use of aircraft operational areas outside of the Leased Premises, or other Airport property not included in the Leased Premises, by Tenant, its Employees or its agents shall be by separate agreement and only upon payments of appropriate fees.  Nothing in this Section, however, shall prohibit Tenant, its Employees or its agents from the joint use with others at the Airport of interior and exterior roadways serving the Leased Premises as granted herein and in accordance with Airport rules, regulations and/or restrictions.  Notwithstanding the foregoing, the Authority covenants and agrees that Tenant and its customers will not be charged any landing fees by any Governmental Entity with respect to aircraft landing at the Land for maintenance, repair, or overhaul at the Leased Premises, and that Tenant’s customers (when and to the extent they are taking off from and landing at the Airport in connection with the maintenance, repair and overhaul services they are receiving at the Leased Premises) will be entitled to use and access to the Airport on terms no less favorable than the Authority gives to other users of the Airport.

Section 603.                                Time and Place of Payments.  The Rental due under Section 601 hereof shall be payable to the Authority, at the office of the Airport Director at the address set forth in Section 2208 hereof.

Section 604.                                Delinquent Rentals.  If Tenant does not pay the Rental described in Section 601 hereof on the due date thereof, Tenant shall pay to the Authority, as additional rental, an interest charge of eighteen percent (18%) per annum, applied against the delinquent amount due for each full calendar month of delinquency, computed as simple interest.  Such interest shall be computed from the due date until the delinquent payment, together with accrued interest, is paid in full.

Section 605.                                Authority Incentives.

(A)                              Grants.

(1)                                  Tenant shall be entitled to receive grants from the Authority, in accordance with the schedule set forth on Exhibit G hereto (the “Grants”, and the funds to be paid by the Authority to Tenant pursuant to the Grants being referred to herein as the “Grant Proceeds”).  The purpose of the Grants is to pay or reimburse Tenant, as the case may be, solely for (a) Tenant’s actual costs and expenses in purchasing materials and equipment for Authority-approved additions to and/or improvements to the Leased Premises, (b) Tenant’s actual costs and expenses in purchasing computer related hardware for use by Tenant at the Leased Premises; and (c) Tenant’s mobilization and start-up costs (the costs and expenses described in subsection (c) being referred to in this Section 605(A) as “Mobilization Expenses”; and the costs and expenses described in subsections (a) and (b) being referred to, collectively, as “Grant-Related Expenditures”); however, Tenant shall only be entitled to use for Mobilization Expenses those Grant Proceeds that are payable by the Authority to Tenant on the thirtieth (30th) day after the Effective Date and on the one hundred fifth (105th) day after the Effective Date. As described on Exhibit G, Tenant shall be deemed to have earned certain portions of the Grant Proceeds (i.e., those portions payable for “Mobilization Expenses”) on the thirtieth (30th) day after the Effective Date (the first two (2) installments of Grant Proceeds for Mobilization Expenses being payable on the thirtieth (30th) day after the Effective Date) and on the one hundred fifth (105th) day after the Effective Date. Thereafter, as indicated on Exhibit G, Tenant shall be deemed to have earned certain additional portions of the Grant Proceeds at such times as Tenant has sent the Authority an Activation Notice with respect to a certain number of Bays in the Leased Premises as set forth on Exhibit G hereto (except for those portions of the Grant Proceeds which are, as shown on Exhibit G, payable at the commencement of the 1st year of the Extension Term and at the commencement of the 2nd year of the Extension Term). Those Bay or date thresholds that Tenant must satisfy, as set forth on Exhibit G, in order to be deemed to have earned a particular portion of the Grant Proceeds, are referred to herein as the “Grant Thresholds”. After such time as the applicable dates on Exhibit G occur with respect to which Tenant would be entitled to receive the Grant Proceeds for Mobilization Expenses, the Authority shall pay Tenant the applicable Grant Proceeds corresponding to those dates, provided that Tenant first delivers to the Authority a list of Tenant’s anticipated Mobilization Expenses. However, Tenant hereby acknowledges that the Authority shall only be required to actually disburse the remainder of the Grant Proceeds (i.e., the portion of the Grant Proceeds that may be used for Grant-Related Expenditures) to Tenant when Tenant has satisfied the procedure for disbursement that is set forth in subsection (A)(2) below. Tenant may not use the Grant Proceeds for Mobilization Expenses for any Leased Premises Improvements (as defined below), unless Tenant complies with the procedures described in subsection (A)(2) below. Tenant hereby acknowledges and agrees that it may not receive both reimbursement from Grant Proceeds and Improvement Rent Credits for a particular Leased Premises Improvement.  Tenant hereby further acknowledges and agrees that it may not be reimbursed using Grant Proceeds for any Grant-Related Expenditure for which Tenant has received Grant Proceeds for Mobilization Expenses.

(2)                                  In order for Tenant to obtain the Grant Proceeds for Grant-Related Expenditures corresponding to those Grant Thresholds that are satisfied by Tenant from time to time, the following must occur:

(a)                                  Prior to commencing any purchasing or other activities for which Tenant will seek reimbursement from Grant Proceeds, Tenant must obtain the Authority’s prior written approval of the proposed Grant-Related Expenditures.

(b)                                 If the Grant-Related Expenditures have been approved by the Authority as described in subsection (a) above, and are not Leased Premises Improvements (as defined below), Tenant shall submit to the Authority a written request for reimbursement, which request shall contain a certification by Tenant that the amounts for which Tenant seeks reimbursement have actually been spent and paid for by Tenant, and which request shall contain a detailed breakdown (together with such supporting data as the Authority shall request) regarding the amounts for which Tenant seeks reimbursement.  Provided that Tenant has satisfied the foregoing provisions of subsection (a) above and this subsection (b), the Authority shall, not later than thirty (30) days after it receives Tenant’s written request and all supporting data that the Authority has requested with respect thereto, reimburse Tenant for the amounts so requested by Tenant.  However, the Authority shall only be obligated to reimburse Tenant to the extent of Grant Proceeds which Tenant has then earned as described in subsection (1) above and which have not theretofore been applied toward Grant-Related Expenditures.

(c)                                  If the Grant-Related Expenditures have been approved by the Authority as described in subsection (a) above, and consist of improvements, alterations or other modifications to that portion of the Leased Premises that is not Equipment (“Leased Premises Improvements”), the following terms and conditions must be satisfied in order for the Authority to disburse Grant Proceeds to reimburse Tenant for the cost and expense of those Leased Premises Improvements:

(i)                                     Tenant must submit to the Authority, prior to commencing the Leased Premises Improvements, a complete and detailed set of plans and specifications, prepared by an architect or engineer reasonably acceptable to the Authority, detailing those proposed Leased Premises Improvements, which plans and specifications must be reasonably acceptable to the Authority (the plans and specifications approved by the Authority being referred to herein as the “Plans”). Tenant shall perform and complete the Leased Premises Improvements in strict accordance with Plans.  Tenant shall be responsible for ensuring that the Plans satisfy and comply with all applicable federal, state, county or other governmental Laws and the Authority shall have no responsibility or liability therefor.

(ii)                                  Tenant shall be responsible, at its cost and expense, for constructing the Leased Premises Improvements and performing all work relating thereto including, without limitation, paying fees, space planning, construction drawing services, obtaining all Improvement-Related Permits (as defined below), and furnishing all labor and materials necessary or appropriate to complete the Leased Premises Improvements, and the Authority shall have no responsibility or liability therefor.  The contractors and subcontractors used by Tenant shall be reasonably acceptable to the Authority, and Tenant shall furnish a list of their names and copies of the applicable contracts and subcontracts upon request by the Authority.

(iii)                               Prior to performing the Leased Premises Improvements, Tenant shall, at its sole cost and expense, obtain all permits, authorizations, consents, licenses, and approvals, if any, necessary or appropriate to perform the Leased Premises Improvements, including, without limitation, the permit(s) required by the City of Indianapolis, if any, with respect to the Leased Premises Improvements (the “Improvement-Related Permits”).  Prior to performing the Leased Premises Improvements, Tenant shall deliver to the Authority:  (A) copies of the Improvement-Related Permits; and (B) evidence reasonably satisfactory to the Authority that Tenant has procured or has caused others to procure workers’ compensation, general liability, builder’s risk, and personal and property damage insurance in amounts reasonably satisfactory to the Authority, and naming the Authority as additional insured and loss payee.

(iv)                              Tenant shall, and shall cause its contractors and subcontractors to, perform the Leased Premises Improvements:  (A) in accordance with the Plans and Permits; and (B) in a good and workmanlike manner and in compliance with all applicable federal, state, county or other governmental Laws, including, without limitation, zoning ordinances and The American With Disabilities Act, as amended, and the rules, regulations, guidelines, and orders promulgated or entered thereunder.  Tenant also shall, and shall cause its contractors and subcontractors to, observe, perform and comply with all Laws promulgated from time to time by any applicable Governmental Entity, and complete Leased Premises Improvements free of all mechanics’ and materialmens’ liens.  Tenant shall keep the Authority advised of the status of construction and completion of the Leased Premises Improvements and of the anticipated completion dates for the Leased Premises Improvements.

(v)                                 Upon completion of the Leased Premises Improvements, Tenant shall deliver to the Authority final, unconditional lien waivers from all contractors, subcontractors, and materialmen performing labor or supplying materials or services in connection with the Leased Premises Improvements; a Certificate of Substantial Completion issued by Tenant’s project architect on the appropriate AIA form (or in any other form as reasonably required by the Authority), certifying to the Authority that the Leased Premises Improvements have been completed in accordance with the Plans and Permits and all applicable Laws; and an “as-built” set of drawings of the Leased Premises Improvements.  The Authority must be reasonably satisfied that the Leased Premises Improvements have been fully completed, and have been completed in a good and workmanlike manner in accordance with the Plans, Permits and applicable Law.

(vi)                              Tenant shall submit to the Authority a written request for reimbursement, which request shall contain a certification by Tenant that the amounts for which Tenant seeks reimbursement have actually been spent and paid for by Tenant, and which request shall contain a detailed breakdown (together with such supporting data as the Authority shall request) regarding the amounts for which Tenant seeks reimbursement.  Provided that the foregoing provisions of subsection (a) above and this subsection (c) have been satisfied, the Authority shall, not later than thirty (30) days after it receives Tenant’s written request and all supporting data that the Authority has requested with respect thereto, reimburse Tenant for the amounts so requested by Tenant.  However, the Authority shall only be obligated to reimburse Tenant to the extent of Grant Proceeds which Tenant has then earned as described in subsection (1) above and which have not theretofore been applied toward Grant-Related Expenditures.

(3)                                  All equipment, tooling, and other personal property for which Tenant has received payment or reimbursement from the Authority from the Grant Proceeds (including, without limitation, Grant Proceeds for Mobilization Expenses) shall become the property of the Authority; provided, however, such personal property will be part of the Leased Premises for Tenant’s use under the terms of this Lease.  If Tenant receives reimbursement in whole or in part from the Grant Proceeds for the costs and expenses of any Leased Premises Improvement project, Tenant acknowledges and agrees that all of the Leased Premises Improvement project, in its entirety, will become the property of the Authority; provided, however, such Leased Premises Improvement project will be part of the Leased Premises for Tenant’s use under the terms of this Lease.

(4)                                  Tenant shall have no right to any Grant Proceeds that remain unapplied as of the expiration or sooner termination of the Term of this Lease.  Tenant shall not be obligated to repay any Grant Proceeds to the Authority upon the expiration or sooner termination of the Term of this Lease.

(B)                                Credits.

(1)                                  Tenant shall be eligible to receive credits to apply against Base Rent, Additional Rent or Percentage Rent assessed against the Tenant (the “Credits”) in accordance with the Schedule set forth in Exhibit G hereto.  The Credits will be earned by Tenant once Tenant has provided the Authority with an Activation Notice with respect to the applicable number of Bays in the Leased Premises as set forth on Exhibit G hereto

(those thresholds that Tenant must satisfy, as set forth on Exhibit G, in order to be deemed to have earned a particular amount of the Credits, are referred to herein as the “Credit Thresholds”).  Once Tenant has earned Credits, such Credits may be applied against Tenant’s Rental obligations which accrue from and after the time such Credits are earned in the manner described in paragraph (2) below, but only so long as Tenant remains “Eligible” to apply the Credits by continuing to satisfy the Credit Threshold that is applicable to that particular level of Credits.

(2)                                  Any Credits earned by Tenant shall be applied one twelfth (1/12) per month over the next twelve (12) months (whether consecutive or not) during which Tenant (a) remains Eligible to apply such Credits and (b) owes Rental to the Authority. Tenant may “bank” any earned but unapplied Credits toward future Rental obligations, subject to the preceding sentences.

(3)                                  Tenant shall have no right to any Credits that remain unapplied as of the expiration or sooner termination of the Term of this Lease.  Tenant shall not be obligated to repay any Credits to the Authority upon the expiration or sooner termination of the Term of this Lease.

(C)                                Leasehold Improvement Credits.

(1)                                  In addition to the Credits described in Subsection (B) above, the Authority will provide Tenant with credits to be applied against Tenant’s Rental in an amount equal to fifty percent (50%) of the cost and expense paid by Tenant for any Leased Premises Improvements that Tenant makes to the Leased Premises (to the extent Tenant has not received Grant Proceeds therefor) (the “Improvement Rent Credits”), provided that Tenant satisfies the procedure for disbursement set forth in subsection (2) below.  Improvement Rent Credits earned hereunder will be applied dollar for dollar as and when the Rentals become due and payable by Tenant under the Lease, subject to subsection (4) below.

(2)                                  In order for Tenant to obtain from the Authority the Improvement Rent Credits, the following must occur:

(a)                                  Prior to commencing any purchasing or other activities related to the Leased Premises Improvements, Tenant must obtain the Authority’s prior written approval of the proposed Leased Premises Improvements.

(b)                                 Tenant must submit to the Authority, prior to commencing the Leased Premises Improvements, a complete and detailed set of plans and specifications, prepared by an architect or engineer reasonably acceptable to the Authority, detailing those proposed Leased Premises Improvements, which plans and specifications must be reasonably acceptable to the Authority (the plans and specifications approved by the Authority being referred to herein as the “Plans”).  Tenant shall perform and complete the Leased Premises Improvements in strict accordance with Plans.  Tenant shall be responsible for ensuring that the Plans satisfy and comply with all applicable federal, state, county or other governmental Laws, and the Authority shall have no responsibility or liability therefor.

(c)                                  Tenant shall be responsible, at its cost and expense, for constructing the Leased Premises Improvements and performing all work relating thereto including, without limitation, paying fees, space planning, construction drawing services, obtaining all Improvement-Related Permits, and furnishing all labor and materials necessary or appropriate to complete the Leased Premises Improvements, and the Authority shall have no responsibility or liability therefor.  The contractors and subcontractors used by Tenant shall be reasonably acceptable to the Authority, and Tenant shall furnish a list of their names and copies of the applicable contracts and subcontracts upon request by the Authority.

(d)                                 Prior to performing the Leased Premises Improvements, Tenant shall, at its sole cost and expense, obtain all “Improvement-Related Permits”.  Prior to performing the Leased Premises Improvements, Tenant shall deliver to the Authority:  (i) copies of the Improvement-Related Permits; and (ii) evidence reasonably satisfactory to the Authority that Tenant has procured or has caused others to procure workers’ compensation, general liability, builder’s risk, and personal and property damage insurance in amounts reasonably satisfactory to the Authority, and naming the Authority as additional insured and loss payee.

(e)                                  Tenant shall, and shall cause its contractors and subcontractors to, perform the Leased Premises Improvements:  (i) in accordance with the Plans and Permits; and (ii) in a good and workmanlike manner and in compliance with all applicable federal, state, county or other governmental Laws, including, without limitation, zoning ordinances and The American With Disabilities Act, as amended, and the rules, regulations, guidelines, and orders promulgated or entered thereunder.  Tenant also shall, and shall cause its contractors and subcontractors to, observe, perform and comply with all Laws promulgated from time to time by any applicable Governmental Entity, and complete Leased Premises Improvements free of all mechanics’ and materialmens’ liens.  Tenant shall keep the Authority advised of the status of construction and completion of the Leased Premises Improvements and of the anticipated completion dates for the Leased Premises Improvements.

(f)                                    Upon completion of the Leased Premises Improvements, Tenant shall deliver to the Authority final, unconditional lien waivers from all contractors, subcontractors, and materialmen performing labor or supplying materials or services in connection with the Leased Premises Improvements; a Certificate of Substantial Completion issued by Tenant’s project architect on the appropriate AIA form (or in any other form as reasonably required by the Authority), certifying to the Authority that the Leased Premises Improvements have been completed in accordance with the Plans and Permits and all applicable Laws; and an “as-built” set of drawings of the Leased Premises Improvements.  The Authority must be reasonably satisfied that the Leased Premises

Improvements have been fully completed, and have been completed in a good and workmanlike manner in accordance with the Plans, Permits and applicable Law.

(g)                                 Tenant shall submit to the Authority a written statement, which statement shall contain a certification by Tenant as to the cost and expenses paid by Tenant for those Leased Premises Improvements, and which statement shall contain a detailed breakdown (together with such supporting data as the Authority shall request) with respect thereto. Provided that the foregoing provisions of subsection (2) have been satisfied, Tenant shall be entitled to the Improvement Rent Credits as described in subsection (4) below.

(3)                                  If Tenant receives Improvement Rent Credits with respect to any Leased Premises Improvement project, Tenant acknowledges and agrees that the entire Leased Premises Improvement project, in its entirety, will become the property of the Authority; provided, however, such Leased Premises Improvement project will be part of the Leased Premises for Tenant’s use under the terms of this Lease.

(4)                                  An amount equal to one forty-eighth (1/48) of the total amount of any Improvement Rent Credit to which Tenant becomes entitled, as described above, with respect to a particular Leased Premises Improvement project may thereafter be applied toward each month’s Rental that thereafter is assessed against and owing from Tenant with respect to the Leased Premises in any given month.  However, not more than one forty-eighth (1/48) of that particular Improvement Rent Credit may be applied toward Rental during any calendar month.  Tenant may “bank” any earned but unapplied Improvement Rent Credits toward future Rental obligations, subject to the preceding sentence.

(5)                                  Tenant shall have no right to any Improvement Rent Credits that remain unapplied as of the expiration or sooner termination of the Term of this Lease.  Tenant shall not be obligated to repay any Improvement Rent Credits to the Authority upon the expiration or sooner termination of the Term of this Lease.

(D)                               Success Payments.  For each of the first three (3) narrow-body (or larger) aircraft that are brought by Tenant’s customers to the Leased Premises, during the Term, for purposes of Tenant’s performing on those aircraft, at the Leased Premises, a “C check” or “D check”, Tenant shall be entitled to receive from the Authority a “success payment” in an amount equal to Four Hundred Thousand Dollars ($400,000) (each such $400,000 payment being referred to herein as a “Success Payment”).  For purposes of this subsection (D), a “C check” or a “D check” means that level of single aircraft maintenance required by Tenant’s customer.  Tenant shall be entitled to receive the first Success Payment within thirty (30) days after Tenant provides written evidence reasonably satisfactory to the Authority that Tenant has completed its “C Check” or “D Check” as to the first such aircraft at the Leased Premises, shall be entitled to receive the second Success Payment within thirty (30) days after Tenant provides written evidence reasonably satisfactory to the Authority that Tenant has completed its “C Check” or “D Check” as to the second such aircraft at the Leased Premises, and shall be entitled to receive the third Success Payment within thirty (30) days after Tenant provides written evidence reasonably satisfactory to the Authority that Tenant has completed its “C Check” or “D Check” as to the third such aircraft at the Leased Premises.  Tenant shall not be entitled to any Success Payments that remain unpaid as of the expiration or sooner termination of the Term of this Lease. Tenant shall not be obligated to repay the Success Payments to the Authority upon the expiration or sooner termination of the Term of this Lease.

ARTICLE VII.

OBLIGATIONS OF TENANT

Section 701.                                Payment of Rental and Other Amounts.  Tenant hereby agrees and covenants to pay or provide for the payment of all Rental described in Article VI as and when due hereunder.  Except for the credits to which Tenant may be entitled from time to time under Sections 601(B)(2), 601(C)(2), 605(B) and 605(C),  all Rental payments shall be absolutely free from all claims, demands or offsets against the Authority of any kind or nature whatsoever and without relief from valuation or appraisement laws.

Section 702.                                Operation and Use of Leased Premises.

(A)                              Except as provided in Sections 705 and 1702, Tenant shall at its own expense (i) keep the Leased Premises in a safe, neat and attractive condition (except to the extent of any maintenance or repairs that are the express obligation of the Authority under Articles X and XI below), and (ii) not permit the accumulation of any trash, paper or debris on the Leased Premises or trash, paper or debris belonging to Tenant on any other property of the Authority.

(B)                                Tenant, upon written notice by the Authority to Tenant, shall be required to perform whatever maintenance is necessary to comply with the provisions of Subsection (A) hereof.  If Tenant does not undertake that maintenance within thirty (30) days after receipt of written notice, the Authority shall have the right to enter upon the Leased Premises or in the Facilities and perform the necessary maintenance, the cost of which shall be paid by Tenant within thirty (30) days after notice of the cost thereof is provided by the Authority.

(C)                                Tenant shall not abuse, misuse, or commit or allow any waste or damage to the Leased Premises and/or the other property of the Authority, including without limitation the Equipment, except for normal wear and tear.  Without limiting the foregoing, Tenant shall operate and use all Equipment only in a manner that complies with applicable manufacturer’s instructions, guidelines, and warranties.

(D)                               Tenant shall not occupy or use, or permit the use or occupation of, any portion of the Leased Premises for any business or purpose which is unlawful.  Tenant shall not occupy or use, or permit the occupation or use of, any portion of the Leased Premises for any business or purpose which is disreputable or deemed to be extra-hazardous on account of fire, or do or permit anything to be done that would in any way increase the cost of the Authority’s casualty insurance coverage on the Facilities, the Leased Premises, the Equipment, or their contents; provided, however, that the Authority hereby acknowledges and agrees that nothing in this sentence shall be deemed to prohibit Tenant from using the Leased Premises for Tenant’s Business.

(E)                                 Tenant shall not place any objects in any part of the Leased Premises that would place a load on the floors of the Leased Premises in excess of the design load capacities for the floors, without the prior written approval of the Authority.  Tenant hereby acknowledges that, prior to the Effective Date of this Lease, the Authority furnished Tenant with a copy of the plans and specifications for the Leased Premises which indicate the design load capacities for the floors in the Leased Premises.  The Authority shall have the right to have a floor load analysis of any part of the Leased Premises made at any time.  If such analysis should indicate that Tenant has exceeded the foregoing limitations, Tenant shall promptly take such actions as may be required to eliminate the overloading condition and shall reimburse the Authority for the expense incurred in completing the analysis and for the cost and expense of any damage arising from such overloading condition.

(F)                                 Tenant shall comply with all applicable Laws relating to the use, condition and/or occupancy of the Leased Premises.

(G)                                Tenant shall conduct Tenant’s Business and control its subtenants (if any) and its and their respective agents, Employees, contractors and Invitees in such a manner as to not create any nuisance to the Authority or its other tenants.  Tenant shall not interfere with, annoy or disturb any other tenant, or the Authority in its operation of the Facilities.

(H)                               Tenant hereby acknowledges and agrees that Tenant shall not permit   its Employees, contractors, agents, or Invitees, and shall not permit   Tenant’s subtenants or their Employees, contractors, agents or Invitees, to enter upon or into any areas at the Leased Premises, the Land, the Facilities, or the Airport other than those areas of the Leased Premises that are being Occupied from time to time by Tenant (or, as applicable, Tenant’s subtenants), those portions of the Apron or other non-public areas of the Facilities, the Land or the Airport that are designated from time to time by the Authority as being available for use by Tenant or its subtenants, those areas at the Land and Facilities that are designated by the Authority from time to time as “Common Areas” open equally to all tenants at the Land and Facilities, and those areas of the Airport that are designated by the Authority from time to time as open to the general public. This subsection (H) shall not be deemed to be an expansion of Tenant’s rights as stated under any other provisions of this Lease.

(I)                                    Subject to the terms and conditions of Section 605, Tenant shall not make any alterations, modifications, improvements or additions of or to the Leased Premises without the prior written consent of the Authority which consent shall not be unreasonably withheld.  Subject to the foregoing, any alterations, modifications, improvements and/or additions by Tenant of or to the Leased Premises shall be deemed a part of the Leased Premises and shall belong to the Authority unless the Authority otherwise agrees in writing that they belong to Tenant.

Section 703.                                Trash, Garbage and Other Refuse; Outside Storage.

(A)                              Tenant shall pick up, and provide for, a complete and proper arrangement for the adequate sanitary handling and disposal, away from the Airport, of all trash, garbage, and other refuse caused as a result of its operation and/or occupancy of and on the Leased Premises.  Tenant shall provide and use suitable covered outdoor receptacles for all such garbage, trash, and other refuse on the Leased Premises.  Tenant shall dispose of medical or biohazardous waste, regulated waste or any Hazardous Materials recovered or generated as a result of its operations off of the property of the Airport and in accordance with all applicable Laws and subject to Section 705.

(B)                                Tenant shall be permitted to store, on a short-term basis, the Equipment, the equipment and other personal property of Tenant’s customers, and Tenant’s Excluded Property, on such portions of the Apron as the Authority shall hereafter designate to Tenant in writing, provided that Tenant’s outside storage is reasonable, is short-term, and does not materially impair the Air Operations Area.  However, Tenant acknowledges and agrees that the Authority also desires to maintain the appearance of the Apron in a reasonably neat and attractive manner and condition; therefore, Tenant agrees that if the Authority determines that Tenant’s storage activities on the Apron detract, in an unreasonable manner, from the appearance or use of the Apron, the Authority may notify Tenant in writing as to those items to which the Authority objects being stored by Tenant on the Apron, and Tenant shall cause those items to be removed from the Apron (and to be stored within its then-Occupied portions of the Leased Premises) within forty-eight (48) hours after Tenant receives the Authority’s written notice.  Under no circumstances may Tenant perform outside maintenance, repair, or overhaul operations, or other activities (other than storage as described above) on the Apron on a constant or continuing basis other than what is recognized common practice in the industry; and provided that such activities may only occur on such portion of the Apron as the Authority shall hereafter designate from time to time.

Section 704.                                Licenses and Permits.  Except for the Authority Permits, Tenant shall obtain and maintain in full force and effect, and comply with, at its cost and expense, any and all certificates, approvals, consents, authorizations, licenses, and permits under any applicable Law that are necessary to comply with this Lease Agreement and the privileges extended hereunder and/or that are necessary or appropriate for Tenant to obtain and maintain in connection with the conduct and operation of Tenant’s Business at the Leased Premises, including, without limitation, the 145 Certificate.  The “Authority Permits” shall mean those certificates, approvals, consents, authorizations, licenses, and permits that are listed on Exhibit H attached hereto and incorporated herein by this reference, and shall also mean any other certificates, approvals, consents, authorizations, licenses and permits that are hereafter required by applicable Law to be obtained and maintained by the Authority in order to own and/or operate the Facilities. However, and without limiting Tenant’s obligations under the first sentence of this Section, the Authority shall have no obligation to obtain or maintain any certificates, approvals, consents, authorizations, licenses or permits that are for the conduct and operation of Tenant’s Business at the Leased Premises (as opposed to the ownership and operation of the Facilities, in general), except that the Authority shall maintain and comply with the IDP (as defined below) and the Part 70 Permit (as defined below).  Tenant has obligations regarding wastewater discharges and the Part 70 Permit as described in Section 706 below.

Section 705.                                Hazardous Materials.

(A)                              (1)                                  Tenant shall use, store, handle, load, unload and dispose of Hazardous Materials which are brought by Tenant, its subtenants, and/or their respective Employees, agents, contractors and/or Invitees onto the Leased Premises, onto the Apron, and/or onto other portions of the Airport that are used or accessed by Tenant, its subtenants, and/or their respective Employees, agents, contractors and/or Invitees, only in compliance with applicable Laws, except that Tenant, its subtenants and/or their respective Employees, agents, contractors and Invitees shall not be deemed to be in breach of this Section 705(A)(1) if there is a release of Hazardous Materials from, or Hazardous Materials are present in, any sewer, lift station, force main, or waste treatment system, or any related drains or pipes, on or off the Leased Premises (unless such release or presence of Hazardous Materials is caused by the failure of Tenant, its subtenants, or their respective Employees, agents, contractors or Invitees to comply with the  Exhibit K).  For any Hazardous Material which Tenant or any of its subtenants brings onto the Leased Premises in quantities (individually or cumulatively) greater than fifty-five (55) gallons, or for any Hazardous Materials that Tenant brings onto the Leased Premises which are considered “extremely hazardous” under Title III of the Superfund Amendments and Reauthorization Act of 1986 (as supplemented or amended from time to time), Tenant shall promptly furnish to the Authority a list of such Hazardous Materials.  “Operating Rules,” as used in this Lease, means those operating rules that are attached hereto comprised of the general Operating Rules and the Operating Rules Applicable To AAR Aircraft Services, Inc., both of which make up Exhibit K.  In the case of any conflict between the general Operating Rules and the Operating Rules Applicable To AAR Aircraft Services, Inc., the latter shall control. Tenant hereby acknowledges and agrees that Exhibit K may be amended by the Authority from time to time, without the consent of Tenant, to the extent necessary to comply with modifications or amendments from time to time of the IDP and/or to comply with changes to applicable Law from time to time; provided, however, that the Authority shall provide Tenant with at least thirty (30) days’ prior written notice of any such amendments or modifications of Exhibit K.  Exhibit K may also be amended or modified upon the mutual written agreement of the Authority and Tenant; and any such amendments or modifications pursuant to this sentence shall be effective immediately upon their written approval by both the Authority and Tenant.

(2)                                  Without limiting Tenant’s obligations under  Section 503(B), and subject to the second following sentence, Tenant shall, at its expense, comply with Environmental Laws regarding Hazardous Materials, but only (a) to the extent that Hazardous Materials are first released by Tenant or its subtenants or their respective Employees, agents, contractors or Invitees after the Effective Date from the Leased Premises, or from portions of the Apron or other non-public areas of the Facilities, the Land or the Airport, that are used or accessed by Tenant or its subtenants or their respective Employees, agents, contractors, or Invitees, so as to avoid Liability being suffered or incurred by any Landlord Indemnified Parties (as hereinafter defined) as a result of and only to the extent of such release and (b) to the extent that Hazardous Materials are first released from other portions of the Facilities, the Land and/or other portions of the Airport (other than the Leased Premises or portions of the Apron or other non-public areas of the Land, the Facilities, or the Airport that are used or accessed by Tenant or its subtenants or their respective Employees, agents, contractors or invitees) by Tenant or its Employees after the Effective Date so as to avoid Liability being suffered or incurred by any Landlord Indemnified Parties as a result of and only to the extent of such release. Tenant shall first provide the Authority with written notice of such compliance actions.  To the extent the presence or the release of Hazardous Materials from the Leased Premises, the Land, the Facilities, and/or other portions of the Airport was caused by (x) a third Person (other than Tenant or its subtenants, or their respective Employees, agents, contractors, or Invitees), (y) the Authority, or (z) the condition (including leaks) of any sewer, lift station, force main, or wastewater treatment system, or any related drains or pipes (unless, with respect to subsection (z), such release or presence of Hazardous Materials is caused by the failure of Tenant, its subtenants, or their respective Employees, agents, contractors or Invitees to comply with Exhibit K), or to the extent any Hazardous Materials were placed on or released from the Leased Premises, the Land, the Facilities, and/or other portions of the Airport at any time by any third Person (other than by Tenant or its subtenants, or their respective Employees, agents, contractors, or Invitees), Tenant shall not be responsible for and need not take any action regarding those Hazardous Materials.  If the Authority elects to pursue the third Person for the collection of the Authority’s remediation costs and other damages resulting therefrom, Tenant will cooperate at the Authority’s expense with the Authority in pursuing such actions.  For purposes of Sections 705 and 1702, neither the Authority nor its employees, agents or contractors, nor any of the Landlord Indemnified Parties, shall be deemed to be an agent, Employee or contractor of Tenant, and any Person or Entity other than Tenant, its subtenants and their Employees, agents, contractors and Invitees shall be deemed to be a “third Person”.

(B)                                Tenant hereby covenants and agrees to comply in the conduct of its business on the Leased Premises and on areas of the Apron and other non-public areas of the Facilities, the Land and the Airport that are used or accessed by Tenant or its subtenants, and to cause compliance by its subtenants (and Tenant’s and its subtenants’ respective Employees, agents, contractors and Invitees) in the conduct of their business on the Leased Premises and on areas of the Apron and other non-public areas of the Facilities, the Land and the Airport that are used or accessed by Tenant or its subtenants, with their obligations under all applicable Environmental Laws. In connection with other areas of the Land, the Facilities and the Airport (other than the Leased Premises and portions of the Apron and other non-public areas of the Facilities, the Land and the Airport that are used or accessed by Tenant or its subtenants) that Tenant or its Employees may use or enter upon from time to time, Tenant also hereby covenants and agrees to comply in the conduct of its business, and to cause its Employees to comply in the conduct of Tenant’s business or while those Employees are engaged in the scope of their duties for Tenant, with all applicable Environmental Laws. Tenant shall not be deemed to be in breach of the obligations in either of the two preceding sentences if there is a release of Hazardous Materials from or the presence of Hazardous Materials in any sewer, lift station, force main, or wastewater treatment system, or any related drains or pipes, unless such release or presence of Hazardous Materials is caused by the failure of Tenant, its subtenants, or their respective Employees, agents, contractors or Invitees to comply with Exhibit K.  Tenant shall provide to the Authority, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition that requires, or may require, a clean-up, removal, remedial action, or other response by or on the part of Tenant or any of its subtenants or the Authority (or any other Landlord Indemnified Party) at the Leased Premises, the Facilities, the Land and/or any other portions of the Airport under Environmental Laws or which seeks criminal or punitive penalties from Tenant or any of its subtenants or the Authority (or any other Landlord Indemnified Party) for an alleged violation of Environmental Laws.  Tenant shall advise the Authority in writing as soon as Tenant becomes aware of any violation of any Environmental Laws by Tenant, its subtenants or their respective Employees, agents, contractors or Invitees or a violation of Tenant’s obligations under this Section 705.  The first two sentences of this Section 705(B) do not apply to any Hazardous Materials which were not first placed on the Leased Premises or released by Tenant, its subtenants, or their respective Employees, agents, contractors or Invitees or to any environmental condition which was not created by Tenant, its subtenant, or their respective Employees, agents, contractors or Invitees.

(C)                                The Authority has obtained a baseline environmental audit (the “Baseline Environmental Audit”) of the Leased Premises dated May 2004 and has provided a copy thereof to Tenant.

(D)                               The Authority shall have the right, (i) from time to time during the Term, if the Authority reasonably suspects that there has been a material breach or violation of the covenants and obligations of Tenant set forth in Section 705(A) and/or (B) above, and/or of the covenants and obligations of Tenant under Section 503(B) above (as and to the extent, for purposes of this subsection (D), those covenants and obligations under Section 503(B) pertain to environmental matters); (ii) from time to time during the Term, at such other times as the Authority so desires (including without limitation pursuant to the Authority’s periodic compliance review procedure); and (iii) in addition, following the expiration or sooner termination of the Term, to cause environmental inspections, audits or site assessments of the Leased Premises and/or other portions of the Airport that are used or accessed by Tenant or its subtenants to be performed solely for the benefit of Authority by the Authority or an environmental consultant selected by the Authority (“Environmental Audits”), in order to ascertain whether there have been any breaches or violations of Tenant’s covenants and obligations under Section 705(A) and/or (B) above, and/or any breaches of Tenant’s covenants and obligations under Section 503(B) above (as and to the extent, for purposes of this subsection (D), those covenants and obligations under Section 503(B) pertain to environmental matters), and/or whether there exist amounts of Hazardous Materials in excess of those amounts found in the Baseline Environmental Audit.  If the Authority elects to conduct an Environmental Audit pursuant to subsection (ii) above, the Authority shall provide Tenant with reasonable prior written notice of the Authority’s intent to conduct the Environmental Audit and shall cause the Environmental Audit to be conducted in a manner designed, to the extent reasonably possible, to minimize disruption to Tenant’s Business at the Leased Premises.  If the Authority desires to conduct an Environmental Audit pursuant to subsection (iii) above, the Authority shall (except in the event of a termination of this Lease due to an Event of Default by Tenant) commence that Environmental Audit within five (5) days after the expiration or sooner termination of this Lease. The Authority may notify Tenant, in writing (the “Authority’s Non-Compliance Notice”), that the Authority believes Tenant is in breach of Tenant’s obligations under Section 705(A) or (B), and/or under Section 503(B) (with respect to, for purposes of this subsection (D), environmental matters).  Action taken by Tenant to cure a breach of Section 705(A) or (B), and/or of Section 503(B) (with respect to, for purposes of this subsection (D), environmental matters), shall be subject to the prior written approval of the Authority, such approval not to be unreasonably withheld or delayed.  The Authority or Tenant may also provide a copy of such Environmental Audits and/or the Baseline Environmental Audit to any federal, state or local governmental agency having jurisdiction over the Leased Premises or Hazardous Materials, if required by Law or court order or if Tenant and the Authority mutually agree to do so (in which case neither Tenant nor the Authority shall unreasonably refuse to agree to do so if the other party wishes to do so).

(E)                                 Tenant shall indemnify, defend and hold harmless the Authority, BAA, BAA USA, the Redevelopment Authority, the ITFA and the Commission, and each and all of their respective members, directors, officers, employees, agents, successors and assigns (collectively, the “Landlord Indemnified Parties”) from and against any and all Liabilities for personal or bodily injury, death, or property damage incurred by the Landlord Indemnified Parties or any of them to the extent caused by a breach by Tenant or its subtenants, or their respective Employees, agents, contractors, or Invitees, of Tenant’s covenants and obligations set forth in this Section 705 and/or of Tenant’s covenants and obligations set forth in Section 503(B) (as and to the extent, for purposes of this subsection (E), those covenants and obligations under Section 503(B) relate to environmental matters).  This indemnification of the Landlord Indemnified Parties by Tenant includes, without limitation, costs incurred by any of the Landlord Indemnified Parties as a result of such Liabilities for any fines or penalties, any investigation of conditions originating from Tenant’s or its subtenant’s use or accessing of the Leased Premises, the Apron or any other area of the Facilities, the Land or the Airport , and  any cleanup, remedial, removal, restoration or monitoring work performed by any Landlord Indemnified Party as a result of the breach of Tenant’s covenants and obligations set forth in this Section 705 and/or of Tenant’s covenants and obligations set forth in Section 503(B) (as and to the extent, for purposes of this subsection (E), those covenants and obligations under Section 503(B) relate to environmental matters), and this indemnification shall survive the cancellation, termination or expiration of the Term.  The Landlord Indemnified Party or Parties shall give to Tenant prompt and reasonable notice of any such Liability and Tenant shall have the right to investigate, compromise, and defend the same.  Tenant shall control the defense of the Liabilities, and Landlord Indemnified Parties shall take no action to settle, satisfy or compromise the Liabilities without the prior written consent of Tenant. The foregoing indemnity shall not be applicable to any circumstances or Liabilities which arose as a result of the act or omission of any Landlord Indemnified Party or any third Person.

(F)                                 If the Authority believes there exists an uncorrected violation of Tenant’s covenants and obligations under Sections 705(A) or (B) above, and/or of Tenant’s covenants and obligations set forth in Section 503(B) (as and to the extent, for purposes of this subsection (F), those covenants and obligations under Section 503(B) relate to environmental matters), the Authority shall provide written notice to Tenant thereof. Tenant shall, within thirty (30) days after receipt of the Authority’s written notice, provide written notice to the Authority as to whether Tenant agrees that such an uncorrected violation exists; if Tenant does not, within the thirty (30) day period, provide written notice of disagreement with the Authority’s position, Tenant shall be deemed to have agreed that the uncorrected violation exists.  If Tenant agrees (or is deemed to have agreed, as described in the preceding sentence) that an uncorrected violation exists, Tenant, at its cost and expense, within thirty (30) days after Tenant agrees or is deemed to have agreed that an uncorrected violation exists, shall commence action to cure the violation and shall thereafter diligently pursue the cure to completion. If Tenant provides the Authority with written notice, during the thirty (30) day period, that Tenant disagrees as to whether an uncorrected violation exists, the Authority may thereafter seek (if the Authority so chooses) to have a determination made by  the Indiana Department of Environmental Management (or other applicable Governmental Entity (other than the Authority) or by a court of competent jurisdiction, as to whether an uncorrected violation exists. If  Governmental Entity (other than the Authority) or the court makes a final, unappealable determination that an uncorrected violation exists, Tenant, at its cost and expense, within thirty (30) days after the court determines

(pursuant to a final, unappealable determination) that an uncorrected violation exists, shall commence action to cure the violation and shall thereafter diligently pursue the cure to completion. If Tenant is in breach of Sections 705(A) or (B) or Section 503(B), and if Tenant fails promptly to commence action to cure such breach, and/or fails to diligently pursue to completion such action to cure such breach, as provided above, the same shall, at the option of the Authority, constitute an Event of Default hereunder. Furthermore, in the event Tenant fails to timely initiate, or to diligently pursue, appropriate action to cure such breach of Sections 705(A) or (B) or Section 503(B), as aforesaid, the Authority shall have the right to do so; and Tenant shall promptly reimburse the Authority for the costs and expenses thereof plus interest thereon at twelve and no/100 per cent (12%) per annum from the date such costs are incurred to the date such costs are repaid to the Authority, if a Governmental Entity (other than the Authority) or a court of competent jurisdiction determines by final, unappealable decision that Tenant failed promptly to commence action to cure such breach or failed diligently to pursue action to cure such breach.

(G)                                The Authority shall, at its cost, perform the following:

(1)                                  By September 10, 2004, the Authority shall complete the removal of dust (including any accumulation of dust in the trench drains) which contains Hazardous Materials from the Facilities and Equipment on the Leased Premises and Expansion Space, regardless of whether the dust is located or situated where it would be regulated under an Environmental Law, which removal shall be completed pursuant to the work plan published in the Request for Proposal, dated April 7, 2004, as amended by certain amendments dated April 12, 2004 and April 14, 2004.

(2)                                  Prior to the Requested Activation Date for a particular portion of the Leased Premises, the Authority shall (a) inspect, (b) clean, repair and replace as appropriate, and (c) install suitable containment (if needed) at the hydraulic elevator locations on that portion of the Leased Premises.

(3)                                  Within ninety (90) days after the Effective Date of this Lease, the Authority shall clean all storm sewers, wastewater sewers, lift stations, and sumps and all related drains (other than sanitary sewer drains) and pipes, on and off the Leased Premises, which could accumulate or convey any wastewater, storm water, or Hazardous Materials at or from the Leased Premises or the Expansion Space.  Within sixty (60) days after the Authority receives an Activation Notice from Tenant for a particular portion of the Leased Premises, the Authority will inspect the storm sewers, wastewater sewers, lift stations, and sumps and all related drains (other than sanitary sewer drains) and pipes, on and off the Leased Premises which will serve that portion of the Leased Premises, in order to determine if they are in need of repair, maintenance or replacement and to determine if they leak and, if the inspection indicates a need for repair, maintenance or replacement, the Authority will, during that sixty (60) day period, complete any necessary repair, maintenance or replacement with respect to those storm sewers, wastewater sewers, lift stations, and sumps and all related drains (other than sanitary sewer drains) and pipes which serve that portion of the Leased Premises.  The Authority shall maintain such sewers, lift stations, and sumps and all related drains and pipes in good working order in compliance with Environmental Laws during the Term of this Lease, and periodically inspect them in accordance with a reasonable schedule.

(H)                               The obligations and covenants of Tenant under this Section 705 shall survive the expiration or sooner termination of this Lease.

Section 706.                                Industrial Discharge Permit; Air Permits.

(A)                              The Authority and BAA own and/or operate the Indianapolis Maintenance Center Industrial Wastewater Treatment Facility (the “Wastewater Treatment Facility”), which discharges wastewater to the City of Indianapolis publicly-owned treatment works (the “POTW”), and for which the City of Indianapolis has issued an Industrial Discharge Permit  (the Industrial Discharge Permit, as modified, amended, supplemented or reissued from time to time being referred to herein as the “IDP”).  The Authority shall comply with the IDP and shall properly operate the Wastewater Treatment Facility in order to comply with the IDP and Environmental Laws and to accept and properly treat discharges from Tenant or its subtenants which meet the requirements of Exhibit K. Tenant’s or its subtenant’s discharge to the Wastewater Treatment Facility of wastewater from Tenant’s or its subtenant’s operations at the Leased Premises shall comply with Exhibit K.  Tenant shall make available to the Authority, BAA and their contractors all information necessary for the Authority to comply with its reporting, recordkeeping, and other obligations under the IDP and related Environmental Laws with respect to Tenant’s and its subtenants’ operations at the Leased Premises and shall cooperate, and cause its subtenants to cooperate, with any government inspection related to the IDP with respect to Tenant’s or its subtenants’ operations at the Leased Premises. Tenant shall indemnify, defend and hold harmless the Landlord Indemnified Parties from and against any and all Liabilities (including, without limitation, alleged violations of the IDP, contamination, loss of or harm to fish or wildlife, harm to humans or the environment, upset or bypass at the Wastewater Treatment Facility or at the POTW and increased operational or treatment costs) to the extent caused by wastewater discharged to the Wastewater Treatment Facility by Tenant or its subtenants in violation of Exhibit K.  Unless prohibited by applicable Law, the Authority shall promptly pay the Tenant Reimbursement Parties (as defined in Section 1702) for any actual costs and expenses incurred by any Tenant Reimbursement Parties arising out of or in connection with any and all Liabilities (including, without limitation, alleged violations of the IDP, contamination, loss of or harm to fish or wildlife, harm to humans or the environment, upset, bypass at the Wastewater Treatment Facility or at the POTW and increased operational or treatment costs at the Leased Premises or at the Wastewater Treatment Facility) to the extent those Liabilities are caused by the Authority’s failure to meet its obligations under the second sentence of this subsection (A).  The preceding sentence is a contractual obligation of the Authority under this Lease made in exchange for good and valuable consideration.

(B)                                The Authority currently holds a Part 70 Operating Permit issued by the Indiana Department of Environmental Management and the City of Indianapolis on June 26, 2003 (the Part 70 Operating Permit, as the same may hereafter be modified, amended, supplemented or reissued from time to time, being referred to herein as the “Part 70 Permit”), which permits all operations at the Facilities for purposes of the Federal, State and local air-related Environmental Laws, including those Paint Booth operations Tenant may be performing and operating.  Within sixty (60) days after executing this Lease, Tenant and the Authority shall jointly file with the appropriate governmental agencies the appropriate documents to account for Tenant’s operations at the Leased Premises under the Part 70 Permit. The filing shall include, among other things, a written agreement (the “Part 70 Permit Agreement”) between the Authority and Tenant, in form and substance mutually and reasonably acceptable to the Authority and to Tenant, which splits the responsibilities under the Part 70 Permit (including, without limitation, responsibilities for record-keeping, reporting, and compliance) so that all such responsibilities shall, from and after the effective date of the Part 70 Permit Amendment (as defined in the following sentence), be allocated between the Authority and Tenant in a manner such that Tenant shall have responsibility for portions of the Part 70 Permit that cover the Leased Premises (including, without limitation, all record-keeping, reporting and compliance obligations thereunder which pertain to the Leased Premises).  The filing will request an administrative amendment of the Part 70 Permit in a manner that is consistent with the Part 70 Permit Agreement (the “Part 70 Permit Amendment”).  Notwithstanding the Part 70 Permit Amendment, the Authority will continue to be shown as the owner of the entire source.  Both before and after the Part 70 Permit Amendment becomes effective, Tenant shall operate (and shall cause its subtenants to operate) under the Part 70 Permit and shall comply with (and shall cause its subtenants, and Tenant’s and its subtenants’ respective Employees, agents, contractors and Invitees to comply with) the Part 70 Permit, as the same may be modified, supplemented or amended from time to time, to the extent applicable to Tenant’s or its subtenants’ operations at the Leased Premises. Tenant shall make available to the Authority, BAA and their contractors all information necessary for the Authority to comply with its reporting, recordkeeping, and other obligations under the Part 70 Permit with respect to Tenant’s and its subtenants’ operations at the Leased Premises and shall cooperate, and shall cause its subtenants to cooperate, with any government inspection related to the Part 70 Permit with respect to Tenant’s or its subtenants’ operations at the Leased Premises. Tenant shall indemnify, defend and hold harmless the Landlord Indemnified Parties from and against any and all Liabilities (including, without limitation, alleged violations of the Part 70 Permit, contamination, air pollution and harm to humans or the environment) to the extent caused by Tenant’s or its subtenants’ air emissions or other acts or omissions in violation of the Part 70 Permit.  Unless prohibited by applicable Law, the Authority shall promptly pay the Tenant Reimbursement Parties (as defined in Section 1702) for any actual costs and expenses incurred by any Tenant Reimbursement Parties arising out of or in connection with any and all Liabilities (including, without limitation, alleged violations of the Part 70 Permit, contamination, air pollution, and harm to humans or the environment) to the extent caused by the Authority’s or a third Person’s (excluding only Tenant and its subtenants and their respective Employees, agents, contractors and Invitees) air emissions or other acts or omissions in violation of the Part 70 Permit.  The preceding sentence is a contractual obligation of the Authority under this Lease made in exchange for good and valuable consideration.

(C)                                Tenant’s obligations to indemnify, defend and hold harmless the Landlord Indemnified Parties, and the Authority’s contractual obligations to pay the Tenant Reimbursement Parties, pursuant to this Section 706 shall survive the expiration or sooner termination of the Term of this Lease.

Section 707.                                Signs.  Tenant shall not erect, maintain, or display upon the outside of any buildings, structures or other improvements on the Leased Premises or the Facilities any billboards or advertising signs.  However, that Tenant may install, on the exterior walls of the Leased Premises or the Facilities, signage for Tenant’s Business at the Leased Premises or the Facilities, provided that the quantity, size, location, content, design and appearance of such signage shall be in compliance with Laws and subject to the prior written approval of the Authority.  However, the Authority hereby acknowledges that Tenant desires to install lighted signage, bearing the “AAR” name, on the exterior of the Facilities, and also desires for the existing monument sign at the entrance to the Facilities to include signage bearing the “AAR” name; and the Authority hereby agrees that it will not withhold its consent to that signage provided that the size and placement of that signage is reasonably acceptable to the Authority and is in compliance with all applicable Laws.  Tenant shall be responsible, at its sole cost and expense, for ensuring that all of Tenant’s signage complies with any and all applicable Laws, and Tenant shall be responsible, at its cost and expense, before erecting any signage, for obtaining any and all necessary or appropriate approvals, permits, consents, and/or licenses from any applicable Governmental Entities with respect to such signage.  The Authority’s approval of such signage shall not, and shall not be deemed to, constitute a representation or acknowledgement by the Authority that Tenant’s proposed signage complies with any Laws, nor shall such approval by the Authority relieve Tenant of any of Tenant’s obligations under the preceding sentences.  Except as provided above, the cost and expense of obtaining and maintaining Tenant’s signage will be included in the operating expenses for the Facilities.

Section 708.                                Rules and Regulations for Safety, Care and Cleanliness.  Tenant shall comply with, and shall cause its subtenants (and its and their respective Employees, agents,  contractors and Invitees) to comply with, such rules and regulations of the Facilities as are adopted by the Authority from time to time for safety, care and cleanliness of the Leased Premises and the Facilities and preservation of good order therein, all of which shall be sent by the Authority to Tenant in writing and shall thereafter be carried out and observed by Tenant and its subtenants and its and their respective Employees, agents, contractors and Invitees.

Section 709.                                Taxes.  Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes coming due during or after the Term of this Lease Agreement against Tenant’s interest under this Lease Agreement or against personal property (including without limitation the Excluded Property) of any kind owned or placed in, upon or about the Leased Premises by Tenant, except to the extent that personal property is the property of the Authority and part of the Equipment pursuant to the terms of this Lease Agreement.  Tenant’s obligations under this Section shall survive expiration or sooner termination of the Term of this Lease.

Section 710.                                Nondiscrimination.

(A)                              Tenant, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree that (i) no Person shall be excluded from participation in, denied the benefits of, or otherwise subjected to discrimination in the use of the Leased Premises on the grounds of race, creed, color, national origin, gender, age or handicap; (ii) in the construction of any improvements on, over, or under the Leased Premises and the furnishing of services thereon, no Person shall be excluded from participation in, denied the benefits of, or otherwise subjected to discrimination on the grounds of race, creed, color, national origin, gender, age or handicap; and (iii) Tenant shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted programs of the Department of Transportation, Effectuation of Title VI of the Civil Rights Act of 1964, as said Regulations may be amended, to the extent that said requirements are applicable, as a matter of Law, to Tenant.

(B)                                With respect to the Leased Premises, Tenant agrees to furnish services on a fair, equal and not unjustly discriminatory basis to all users thereof, and to charge fair, reasonable and not unjustly discriminatory prices for each unit or service; provided, that Tenant may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers consistent with the limitations set forth in Section 601(C).

Section 711.                                Civil Rights.  Tenant assures the Authority that Tenant shall comply with pertinent statutes, executive orders, and such rules as are promulgated to assure that no Person shall, on the grounds of race, creed, color, national origin, gender, age, or handicap be excluded from participating in any activity conducted with or benefiting from federal assistance.  This Section obligates Tenant, for the period during which federal assistance is provided to the Airport program, except where federal assistance is to provide, or is in the form of, personal property or real property or interests therein or structures or improvements thereon.  In these excepted cases, this Section shall obligate Tenant for the longer of the following periods:  (A) the period during which the property is used by the sponsor or any transferee for a purpose for which federal assistance is extended, or for another purpose involving the provision of similar services and benefits; or (B) the period during which the Airport sponsor or any transferee retains ownership or possession of the property.  In the case of contractors, this Section shall bind the contractors from the bid solicitation period through the completion of the contract.

Section 712.                                Affirmative Action.

(A)                              With respect to the Leased Premises, Tenant agrees to undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no Person shall, on the grounds of race, creed, color, national origin or gender, be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E; that no Person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by that Subpart; and that it will require its covered suborganizations to undertake affirmative action programs, and to require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect, to the extent that said requirements are applicable, as a matter of Law, to Tenant.

(B)                                With respect to procurement of construction work and construction-related goods and supplies and professional services in connection with Grant Proceeds and/or Leasehold Improvement Credits, Tenant shall use commercially reasonable efforts to strive to attain a dollar amount at least equal to fourteen percent (14%) utilization of minority business enterprises and four percent (4%) women business enterprises.  With respect to the operation of Tenant’s business at the Facilities (including, without limitation, contracts with vendors of Tenant), and with respect to employment of Tenant’s own workforce, Tenant shall use commercially reasonable, affirmative efforts to engage and utilize the services of minorities and women. Tenant shall maintain records of all relevant data with regard to compliance with these goals, and shall provide such information to the Authority upon the Authority’s reasonable request from time to time.

Section 713.                                INTENTIONALLY OMITTED.

Section 714.                                Observance of Statutes.  Subject to Section 602 hereof, Tenant shall have the right to use the Airport or its facilities located on the Airport property in common with others authorized to do so; provided, however, that Tenant shall observe and comply with any and all requirements of the constituted public authorities and with all federal, state or local statutes, ordinances, regulations and standards applicable to Tenant for its use of the Airport, including but not limited to, rules and regulations promulgated from time to time by the Airport Director for the general administration of the Airport.

Section 715.                                Hazard Lights.  Tenant shall, at its expense, provide and maintain hazard lights on any structure it erects on the Leased Premises, if required by Authority or FAA regulations.  Any hazard lights so required shall comply with the specifications and standards established for installation by the FAA.

Section 716.                                Liens.

(A)                              Tenant shall not permit any employee lien or mechanic’s, materialmen’s or similar lien or charge for labor or materials furnished to or for the benefit of Tenant or its subtenants (a “Lien”) to attach to any portion of the Leased Premises, the Facilities, or any other part of the Land or the Airport, and Tenant herein agrees that if any such Lien is filed, Tenant shall:  (i) notify the Authority of the pendency of such Lien, and (ii) indemnify, protect, defend and save harmless the Landlord Indemnified Parties from and against any loss, Liability or expense whatsoever by reason thereof, and shall proceed with and defend, at Tenant’s expense, such action or proceedings as may be necessary to remove any such Lien from the records.

(B)                                Tenant may, however, in good faith and with due diligence, contest any such Lien.  Tenant may permit any such Lien to remain undischarged and unsatisfied during the period of such contest and appeal therefrom, if and only if (i) Tenant effectively prevents or stays the execution, foreclosure or enforcement of the Lien, or (ii) the contest or appeal prevents or stays the execution or enforcement or foreclosure of the Lien.  If any such Lien is so stayed and that stay thereafter expires or the Authority gives Tenant written notice that by nonpayment of any items the Leased Premises, the Facilities, the Land, the Airport, or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged any such Lien or secure payment by posting a bond, in form satisfactory to the Authority.  At the expense of Tenant, the Authority shall cooperate fully with Tenant in any contest.

(C)                                If Tenant shall fail to contest, discharge or pay any such Lien as required by subsections (A) and (B) hereof, the Authority may contest, discharge or pay any such Lien which the Authority may determine to be necessary in order to protect its interest in the Leased Premises, the Facilities, the Land and/or the Airport.  In such event, Tenant agrees to reimburse the Authority for any and all expenses and costs incurred by the Authority in respect thereto.  Tenant’s obligations under this Section 716 shall survive the expiration or sooner termination of this Lease.

Section 717.                                Tenant to Maintain Organizational Existence.  Tenant shall maintain an organizational existence and shall at all times either be duly organized and validly existing under the Laws of the State, or shall be duly qualified to do business as a foreign entity and in good standing under the Laws of the State.

Section 718.                                Advances by Authority.  If Tenant fails to maintain full insurance coverage as required by this Lease Agreement, or otherwise fails to comply with any covenant or agreement set forth in this Lease Agreement, the Authority may (but shall be under no obligation to) take out the required policies of insurance or otherwise comply with those covenants and agreements.  Tenant agrees to pay all amounts advanced by the Authority in payment of the required premiums for insurance or to comply otherwise with such agreements and covenants, which amounts, together with interest thereon at the rate of one and one-half percent (1.5%) per month, shall become an additional rental obligation of Tenant to the Authority.

ARTICLE VIII.

OBLIGATIONS OF AUTHORITY

Section 801.                                Ingress and Egress.  Tenant shall have the right of ingress to and egress from the Leased Premises for Tenant and its officers, Employees, agents, servants, customers, vendors, suppliers, and patrons over the roadway provided by the Authority serving the Leased Premises, which roadway provides access to the Leased Premises from a public right-of-way.  The Authority’s roadway outside the Leased Premises shall be used jointly with other tenants at the Airport, and Tenant shall not unreasonably interfere with the rights and privileges of other Persons using these facilities.  Tenant’s use of these facilities shall be subject to those weight and type use restrictions as the Authority shall adopt from time to time, provided that the Authority provides written notice of those restrictions to Tenant (including, without limitation, written notice of any amendments or modifications thereto that are adopted by the Authority from time to time).

Section 802.                                Quiet Enjoyment of the Leased Premises.

(A)                              By keeping and performing its covenants and agreements herein contained, Tenant shall have the right, during the Term of this Lease Agreement, to peaceably and quietly possess and enjoy the Leased Premises.  The Authority shall at its expense, defend Tenant’s right to such peaceable and quiet possession as against any person acting by or through the Authority.

(B)                                The simultaneously held interests of the Authority in the Leased Premises shall not be merged, but shall be separate and distinct.  In addition, notwithstanding that the Term may exceed the term of the lease agreements or sublease agreements by which, directly or indirectly, the Authority subleases the Leased Premises from other Persons, this Lease Agreement constitutes a sublease and not an assignment, and Tenant’s rights in the Leased Premises are limited to the subleasehold estate granted hereby and there shall be no merger with any interest of the Authority created by any instrument described herein.  However, if any leasehold interest held by the Authority terminates and as a result thereof or thereafter any other interest of the Authority in and to the Leased Premises becomes a present interest, and the Authority thereby succeeds to such interest by reason of other interests it holds in the Leased Premises, then the Authority shall be deemed to have leased such other interest to Tenant on the terms set out herein.

Section 803.                                Operation as a Public Airport.  The Authority covenants and agrees that all times it will operate and maintain the Airport, as a public Airport consistent with and pursuant to the sponsor’s assurances given by the Authority to the United States Government under the Federal Aviation Act.

Section 804.                                Operation of Facilities.  Except as required by applicable federal law, the Authority shall not propose, enact or adopt, and shall use its best efforts not to permit any other person or entity to enact or adopt, any law, rule, regulation or ordinance that would prohibit Tenant from fully utilizing the Leased Premises in the manner currently contemplated on a 24-hour a day, seven day a week basis, including the flight operation of aircraft to and from the Facilities coincident with the Tenant’s Business. All of Tenant’s engine maintenance run-ups shall be conducted in the hush house.

Section 805.                                Authority Permits.  The Authority shall obtain, maintain in full force and effect, and comply with, at its cost and expense, the Authority Permits and the IDP.

Section 806.                                Authority Agreements.  The Authority shall comply with the terms (including covenants) of the Settlement Agreement entered into, effective as of February 13, 2004 between the Authority and The Bank of New York Trust Company, N.A., the Bond Issues, and the Other Lease Agreements (as hereinafter defined).

ARTICLE IX.

COMPLIANCE WITH SECURITY REQUIREMENTS

Section 901.                                Security Agreement.  Tenant shall have entrances and gates to the Air Operations Area and shall execute, in connection with this Lease Agreement, an Airport Security Agreement as required by the Authority in accordance with TSA regulations, Title 49 CFR Part 1542, which Airport Security Agreement requires Tenant to control and regulate any doors, openings or entrances to the Air Operations Area.

Section 902.                                Security Rules and Regulations of Authority, FAA and TSA.  Tenant shall comply with, and shall cause its subtenants (and its and their respective Employees, agents, contractors and Invitees) to comply with, such rules and regulations of the Facilities and other portions of the Airport as are adopted by the Authority from time to time, in the Authority’s reasonable discretion, for safety and security of the Leased Premises and the Facilities and other portions of the Airport and preservation of good order therein, all of which shall be sent by the Authority to Tenant in writing and shall thereafter be carried out and observed by Tenant and its subtenants and its and their respective Employees, agents, contractors and Invitees (the

“Facilities Security Rules and Regulations”).  Tenant acknowledges that the Facilities Security Rules and Regulations may, among other things, include requirements regarding use of cards, keys or other access devices to access certain portions of the Leased Premises or other portions of the Facilities, requirements regarding Tenant’s obligations for securing the Equipment, provisions restricting Tenant and its subtenants and any of its or their respective Employees, agents, contractors or Invitees from accessing or entering into certain portions of the Facilities, requirements that any visitors to the Facilities register at the entrance to the Facilities, wear identification and be accompanied by a representative of the tenant whom they are visiting, and other similar requirements.  The Authority hereby agrees that it will in good faith, as part of the process of the Authority’s development of the Facilities Security Rules and Regulations with respect to the Facilities, consult with Tenant regarding the proposed Facilities Security Rules and Regulations and will give reasonable consideration to Tenant’s comments and concerns regarding those Facilities Security Rules and Regulations prior to their implementation by the Authority.  In addition to the Facilities Security Rules and Regulations, Tenant shall also comply with, and cause its subtenants, and its and their respective Employees, agents, contractors, and Invitees to comply with, all applicable FAA and TSA security regulations, orders or security direction as in effect or mandated from time to time.

ARTICLE X.

MAINTENANCE, REPAIRS AND REPLACEMENTS

Section 1001.                          Maintenance, Repairs and Replacements to Facilities and Leased Premises (other than Equipment).  Except to the extent Tenant is responsible therefor under this Section 1001, and subject to Article XVI of this Lease and subject to the Authority’s obligations under Articles VII and XVII of this Lease, the Authority shall, at its cost and expense, be responsible during the Term for (a) performing all maintenance, repairs and replacements with respect to the Facilities and the Leased Premises (other than Equipment, which is covered under Section 1002 below), including without limitation foundations, exterior Facility walls (including door frames, window frames, doors and windows), exteriors of the Facilities, interior demising walls (including door frames and window frames), roof, drains, gutters, and all structural parts of the Facilities, (b) periodically painting the interior walls, and sealing the concrete floors, within the Leased Premises in order to maintain them in a reasonably neat, safe condition, and (c) performing all maintenance, repairs and replacements with respect to the air conditioning, electrical, heating, mechanical and plumbing systems in the Facilities, all in at least as good condition as exists on the Effective Date of this Lease Agreement or in such condition as may be required by applicable Law.  However, the Authority shall not be required to pay for, and Tenant shall indemnify, defend, save and hold harmless the Authority from and against (without reimbursement from Grant Proceeds or Leasehold Improvement Credits), the cost and expense (including without limitation reasonable attorneys’ fees) of, any such maintenance, repairs or replacements that become necessary as a result of or by reason of Tenant’s, its subtenants’ or its or their respective agent’s, contractor’s, Employee’s, or Invitee’s negligence or willful misconduct.  Furthermore, provided that the Authority delivered the Paint Booths to Tenant in good working order and condition and in compliance with all Laws, Tenant shall, at its cost and expense, be responsible for all maintenance and repairs (but not replacements, except to the extent described in the proviso to this sentence) of any paint booths now or hereafter located at the Leased Premises (the “Paint Booths”), and shall perform such maintenance and repairs (but not replacements, except as described in the proviso to this sentence) as are necessary or appropriate in order to cause the Paint Booths to remain in the same condition and repair as when the Paint Booths were first delivered by the Authority to Tenant (ordinary wear and tear excepted); provided, however, that if the replacement of the Paint Booths becomes necessary as a result of or by reason of Tenant’s, its subtenants’, or its or their respective agent’s, contractor’s, Employee’s, or Invitee’s negligence or willful misconduct. Tenant shall be responsible, at its cost and expense, for those replacements (without reimbursement from Grant Proceeds or Leasehold Improvement Credits). Provided that the Authority delivered the Paint Booths to Tenant in good working order and condition and in compliance with all Laws, Tenant hereby acknowledges and agrees that the Authority will have no liability, obligation, or responsibility for maintaining, repairing or replacing the Paint Booths or any components thereof. Tenant hereby further acknowledges and agrees that if Tenant replaces the Paint Booths and is reimbursed for the cost thereof through Grant Proceeds or Leasehold Improvement Credits, the replacement Paint Booths shall also be deemed to belong to the Authority.

To the extent that, during the Term of this Lease, it becomes necessary to install and/or operate any air pollution control equipment at, within or upon the Facilities as a result of Tenant’s or its subtenants’ operations at the Facilities, and if such air pollution control equipment is not a part of the Facilities on the Effective Date of this Lease, Tenant shall be responsible, at Tenant’s cost and expense, for purchasing, installing and operating such equipment and the Authority shall have no responsibility or liability therefor. Tenant shall obtain the Authority’s prior written consent to Tenant’s installation of any such equipment at the Facilities, which consent shall not be unreasonably withheld. Any such equipment that is installed at, within or upon the Facilities and which is a fixture shall be deemed a part of the Facilities and shall belong to the Authority unless the Authority otherwise agrees in writing that it belongs to Tenant. Tenant may seek reimbursement for the cost and expense it incurs in purchasing and installing such equipment at the Facilities through Grant Proceeds (if any Grant Proceeds are then available) or Leasehold Improvement Credits, subject to the terms and conditions of Section 605(A) and (C) above.

Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Term of this Lease.

Section 1002.                          Maintenance Repairs and Replacements of and to Equipment.

(A)                              Repairs, Replacements and Maintenance by the Authority.  Except to the extent Tenant is responsible therefor as provided under this Section 1002, the Authority shall, at its cost and expense, be responsible during the Term of this Lease Agreement for performing all maintenance, repairs, and replacements with respect to the Equipment furnished by the Authority to Tenant (whether that Equipment is furnished pursuant to an Activation or as replacement Equipment) including without limitation preventive maintenance upon a periodic schedule in accordance with manufacturers’ recommendations. The Authority’s maintenance, repair  and replacements obligations shall also extend to any Equipment for which Tenant receives reimbursement from the Authority through Grants or Leasehold Improvement Credits.  To the extent that it becomes necessary to replace any item of Equipment, the Authority shall only be obligated to replace it from then Available Equipment on the Master List of Equipment; the Authority shall in no circumstance be obligated to purchase a new item of replacement equipment, tooling or other personal property. As part of the Authority’s obligations hereunder, the Authority will provide Tenant with a working facility with re-certified tooling.  For purposes of the preceding sentence, a “working facility” means that all Facilities Systems (other than Excluded Systems) and Equipment, which are located in the Leased Premises as of the Effective Date of this Lease, shall be in good working order and condition if and when that portion of the Leased Premises to which they pertain is delivered to Tenant; provided, however, that during the Activation of any Bay or other portion of the Leased Premises, Tenant will provide the Authority, in accordance with Section 205 above, with a list of those particular Facilities Systems (other than Excluded Systems) and Available Equipment that Tenant will need for that particular Bay or other area of the Leased Premises, and Tenant acknowledges that the Authority’s obligation shall only be to deliver those particular Facilities Systems (other than Excluded Systems) and Available Equipment to Tenant in good working order and condition in connection with that Activation.  Notwithstanding any of the foregoing to the contrary, the Authority shall have no obligation to provide, maintain, repair or replace any computer hardware or software or related tools, systems or equipment; and Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any Grant Proceeds or Leasehold Improvement Credits with respect to Tenant’s purchase, maintenance, repair or replacement of any computer software. In addition, notwithstanding the foregoing, Tenant shall, at its cost and expense, be responsible for maintaining, replacing, removing, and disposing of, in compliance with all applicable Laws, any and all filters and blast media relating to any draw down cabinets, draw down tables, and/or blast cabinets, and the Authority shall have no liability or responsibility for or with respect to the filters or blast media relating to any draw down cabinets, draw down tables, and/or blast cabinets. The Authority shall not be required to pay for, and Tenant shall indemnify, defend, save and hold harmless the Authority from and against (and without reimbursement from Grant Proceeds or Leasehold Improvement Credits) the cost and expense, including without limitation reasonable attorneys’ fees, of any such maintenance, repairs or replacements that become necessary by reason of Tenant’s, or its subtenant’s, or its or their respective agent’s, contractor’s, Employee’s or Invitee’s negligence or willful misconduct.  Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Term of Lease.

Section 1003.                          Prompt Notification of Damage, Defects or Malfunction.  Tenant shall promptly notify the Facilities Manager, in writing, as soon as Tenant becomes aware of any damage, defect or malfunction in or to any portion of the Facilities and/or the Leased Premises, including without limitation any of the Equipment.  Tenant acknowledges and agrees that the Authority’s obligations to perform repairs, replacements and/or maintenance pursuant to Sections 1001 and 1002 above is conditioned upon the Authority’s receipt of prompt written notice from Tenant as described in the preceding sentence.  Tenant further acknowledges and agrees that if Tenant fails to provide prompt written notice of damage, defect or malfunction as described above, Tenant shall be responsible for all costs and expenses of such maintenance, repairs or replacements to the extent caused by, resulting from or exacerbated by Tenant’s failure to provide prompt written notice of damage, defects or malfunctions of which Tenant either was aware or, through the exercise of reasonable diligence and in light of Tenant’s access to the Leased Premises and the Equipment, should have been aware.

Section 1004.                          Access to Leased Premises.  The Authority reserves the right for the Authority (or its employees, agents or contractors) to enter the Leased Premises as may be necessary or appropriate from time to time for the purpose of general inspections and for making the repairs, replacements, or maintenance required for safety, protection and preservation of the Leased Premises (including without limitation the Equipment) and the Facilities.  Reservation of such right of entry shall not enlarge in any way the Authority’s obligations for maintenance, repairs, or replacements as otherwise provided in this Lease Agreement.  The Authority shall use commercially reasonable efforts (except in the event of an emergency) to provide Tenant with reasonable advance notice regarding the repairs, replacements or maintenance and to perform the repairs, replacements or maintenance at reasonable times and in a manner that will not unnecessarily interfere with the operation by Tenant of Tenant’s Business; provided, however, that the Authority will use commercially reasonable efforts to minimize disruption of Tenant’s Business to the extent reasonably possible.

Section 1005.                          Inventory of Equipment at Leased Premises.

(A)                              Identification of Equipment.  The Authority shall have the right, at the Authority’s option, to identify some or all of the Equipment by tags or other means of identification as deemed appropriate by the Authority in its sole discretion.  The Authority may also similarly identify any Equipment that is obtained or otherwise furnished by the Authority pursuant to Section 1002 to replace any Equipment, or any Equipment for which the Authority reimburses Tenant through Grant Proceeds or Improvement Rent Credits. Tenant shall not remove any tags or other identification from the Equipment unless instructed to do so by the Authority.

(B)                                Audit of Equipment at Leased Premises.

(1)                                  The Authority shall, once per calendar year during the Term of this Lease, and at the Authority’s cost and expense, conduct (or cause the Authority’s third party contractor to conduct) an annual audit with respect to any and all items of Equipment with an individual value in excess of Two Thousand Five Hundred Dollars ($2,500). In addition, the Authority shall have the right (but not the obligation), up to one additional time per each calendar year, and upon reasonable prior written notice to Tenant, to conduct (or cause the Authority’s third party contractor to conduct) an additional audit, at the Authority’s cost and expense, with respect to any or all items of Equipment with an individual value in excess of Two Thousand Five Hundred Dollars ($2,500). The Authority shall not conduct more than two (2) such audits during any calendar year.  Tenant agrees to cooperate with the Authority and its third party contractor during any such audit.  The Authority shall furnish Tenant with a copy of the written report and list of Equipment generated as a result of the audit.  If, as a result of any such audit (comparing the list of Equipment generated as a result of that audit with the Authority’s then-most recent list of Equipment that has then been furnished by the Authority to Tenant from the Master List of Equipment), the Authority determines that there is missing from the Leased Premises any items of Equipment with an individual value in excess of Two Thousand Five Hundred Dollars ($2,500), the Authority shall notify Tenant thereof in writing.  Within one hundred eighty (180) days after receiving the Authority’s written notice as described in the preceding sentence, Tenant shall, at

Tenant’s cost and expense, either (a) produce the item(s) of missing Equipment, (b) replace the missing item(s) of Equipment with substantially similar equipment that is of substantially the same or better size, quality, functionality, and capacity as the missing Equipment, or (c) shall reimburse the Authority for the reasonable replacement cost of the missing item(s) of Equipment. Tenant shall not be entitled to seek Leasehold Improvement Credits or Grant Proceeds for Tenant’s costs and expenses under the preceding sentence. However, notwithstanding the preceding sentence, if Tenant replaces Equipment that has been retired due to its having reached the end of its normal life, Tenant may seek reimbursement of Tenant’s costs and expenses of purchasing that replacement Equipment through Leasehold Improvement Credits or Grant Proceeds.

(2)                                  Within ninety (90) days after the expiration or sooner termination of the Term of this Lease, the Authority shall, at the Authority’s cost and expense, conduct an audit of all Equipment at the Leased Premises (the “Final Audit”).  Tenant agrees to cooperate with the Authority and its third party contractor during such audit.  The Authority shall furnish Tenant with a copy of the written report and list of Equipment generated as a result of the audit.  If, as a result of any such audit (comparing the list of Equipment generated as a result of that audit with the Authority’s then-most recent list of Equipment that has been furnished to Tenant from the Master List of Equipment), the Authority determines that there is missing from the Leased Premises any items of Equipment, the Authority shall notify Tenant thereof in writing.  With respect to the Audit, for purposes of reconciling the list of Equipment that has then been furnished by the Authority to Tenant with Tenant’s Master List of Excluded Property, individual items of Equipment located at the Leased Premises, which have an individual value of Two Thousand Five Hundred Dollars ($2,500) or less and which have not been tagged or otherwise identified by the Authority pursuant to Section 1005(A) above (such as, by way of example only, small tools such as hammers, screwdrivers and the like) shall be assumed to be Equipment rather than Excluded Property until the total number of items of that particular type of Equipment as reflected by the Final Audit matches the total number items of that particular type of Equipment which should be located at the Leased Premises based on the Authority’s then-most recent list of Equipment that has then been furnished by the Authority to Tenant; to the extent that the total number of items of that particular type of Equipment as reflected by the Final Audit exceeds the total number of items of that particular type of Equipment which should be located at the Leased Premises based on the Authority’s then-most recent list of Equipment that has then been furnished by the Authority to Tenant, those excess items of that particular type of Equipment shall be deemed to be Excluded Property. The Authority shall provide Tenant with a written list of any items of Equipment that are missing from the Leased Premises. Within one hundred eighty (180) days after receiving the Authority’s list as described in the preceding sentence, Tenant shall, at Tenant’s cost and expense, either (a) produce the item(s) of missing Equipment, (b) replace the missing item(s) of Equipment with substantially similar equipment that is of substantially the same or better size, quality, functionality, and capacity as the missing items(s) Equipment, or (c) shall reimburse the Authority for the reasonable replacement cost of the missing item(s) of Equipment.  Tenant shall not be entitled to seek Leasehold Improvement Credits or Grant Proceeds for Tenant’s costs and expenses under the preceding sentence.  However, notwithstanding the preceding sentence, if Tenant replaces Equipment that has been retired due to its having reached the end of its normal life, Tenant may seek reimbursement of Tenant’s costs and expenses of purchasing that replacement Equipment through Leasehold Improvement Credits or Grant Proceeds.

ARTICLE XI.

FACILITIES OPERATIONS AND SERVICES

Section 1101.                          Services.  Except as otherwise provided in this Article XI, and without limiting the Authority’s obligations under other provisions of this Lease, the Authority shall, at its cost and expense, furnish the following services to Tenant during the Term of this Lease Agreement:

(A)                              Supply and replacement of light bulbs and tubes in and on all buildings, obstruction lights and replacement of all glass in the Facilities, including plate glass.

(B)                                Provide janitorial services in the Common Areas of the Facilities.

(C)                                Maintain, and clean stoppages in, plumbing fixtures, drain lines and septic and sewage disposal system to the Leased Premises.

(D)                               Maintain all building and overhead doors and door operating systems, including weather stripping and glass replacement.

(E)                                 Conduct interior and exterior maintenance for all components of the Facilities, including painting, repairing and replacement, as necessary or appropriate.

(F)                                 Remove snow from Air Operation Area, Common Areas, sidewalks, parking areas and roadways, and other areas of the Leased Premises and Facilities at such time and in such a manner as determined by the Authority in its reasonable discretion.

(G)                                Landscape the Land and the Facilities, at such times and in such manner as determined by the Authority in its sole discretion.

(H)                               Provide and maintain hand fire extinguishers for the interior of the Facilities, including all shops, parking and storage areas in accordance with applicable safety codes, and other applicable Laws.

(I)                                    Subject to such stoppages as are necessary in order to maintain, repair or replace the Utility pipes, wires, lines, mains, ducts, and other related fixtures and equipment relating thereto, and subject to Section 1102 below, furnish all utility services (the “Utilities”) for the Leased Premises and the Facilities, including electricity, gas, water, septic, sewer, storm water system, other than those utilities required to be maintained by Tenant under Section 1103 twenty-four (24) hours a day, seven (7) days a week.

(J)                                   Subject to such stoppages as are necessary in order to maintain, repair or replace the pipes, wires, lines, ducts and other related fixtures and equipment relating thereto, and subject to Section 1102 below, furnish central heat, air conditioning, and ventilation to the Leased Premises twenty-four (24) hours a day, seven (7) days a week; provided, however, that the temperatures to be maintained at particular times during the day, and/or in particular portions of the Leased Premises, and/or on particular days of the week, shall be as mutually determined by the Authority and Tenant.

(K)                               Provide security with respect to access by third parties to the Facilities through the front lobby entrance to the Facilities, as reasonably determined by the Authority (which may include, without limitation, at the Authority’s option, posting of security personnel, requirements that any visitors to the Facilities register at the Facilities’ front lobby entrance desk, wear identification and be accompanied by a representative of the tenant whom they are visiting, and other similar requirements); provided, that the Authority shall not be liable to Tenant, its subtenants, or their respective agents, contractors, Employees, or Invitees for loss due to theft or burglary or personal property damage.

Section 1102.                          Authority Not Liable for Malfunctions.  Should any of the Utilities, or any of the machinery or equipment utilized in supplying the services listed above be interrupted or cease to function properly, the Authority shall use diligence to repair the same or otherwise cause restoration of the services within a reasonable time under the circumstances, but Tenant shall have no claim for damages against the Authority on account of any interruptions of service occasioned thereby or resulting therefrom. However, if the interruption prevents Tenant from conducting Tenant’s Business from any particular portion of the Leased Premises that Tenant is then Occupying at the time the interruption occurred, and if that interruption was not caused by the negligence or willful misconduct of Tenant, its subtenants, or their respective Employees, agents, contractors, or Invitees, then the Base Rent and Additional Rent that otherwise would have been payable by Tenant for that particular portion of the Leased Premises shall abate from the date that Tenant ceases to be able to conduct Tenant’s Business from that particular portion of the Leased Premises until the date on which such service is resumed.  If the interruption prevents Tenant from conducting Tenant’s Business from more than fifty percent (50%) of the entire Leased Premises which Tenant is then Occupying at the time the interruption occurred, and that interruption continues for more than ten (10) consecutive days, and if that interruption was not caused by the negligence or willful misconduct of Tenant, its subtenants, or their respective Employees, agents, contractors, or Invitees, Tenant may, by written notice to the Authority given within five (5) days after the ten (10) consecutive day period expires, terminate this Lease effective as of the date such notice is delivered to the Authority.  Notwithstanding any other provisions hereof, in the event that any Law now or hereafter in effect shall impose a limit on or allocation to the Facilities of any utility or other service, whether or not the same is to be supplied to the Facilities or the Leased Premises by the Authority pursuant to this Section, Tenant shall not use or cause to be consumed on the Leased Premises, nor shall the Authority be required to provide to the Leased Premises hereunder, such utility or other service in an amount or in a manner that would result in violation by the Authority or Tenant of such Law.

Section 1103.                          Utilities to Be Obtained and Maintained by Tenant.  Tenant shall be responsible, at its cost and expense, for obtaining telephone, television, internet (or other cable)

and for any and all connection costs, usage charges, and any other costs and expenses associated therewith, and Tenant shall promptly pay all such charges, costs and expenses as and when they become due and payable.

Section 1104.                          Energy and Utility Conservation.  Notwithstanding anything to the contrary in this Lease Agreement, the Authority may, from time to time, institute such policies, programs, measures, rules and regulations (a) as are, in Authority’s reasonable judgment necessary or appropriate, and/or as are required by applicable Law, for the conservation and/or preservation of heat, air-conditioning, energy, energy services, and/or other Utilities, and/or (b) as are, in the Authority’s reasonable judgment, necessary or appropriate, and/or as are required by applicable Law, for the proper function and protection of the heating, air-conditioning and Utility systems and/or in order to maximize the effect thereof. To the extent such policies, programs, measures, rules and regulations are instituted by the Authority pursuant to requirements of applicable Law, Tenant shall abide by them in all respects.  To the extent such policies, programs, measures, rules and regulations are not instituted by the Authority pursuant to applicable Law, but are in the Authority’s reasonable judgment necessary or appropriate, Tenant shall cooperate with the Authority with respect to, and abide by, all such policies, programs, measures, rules and regulations, provided they do not materially adversely effect Tenant’s Business.

Section 1105.                          Reimbursement by Tenant.  Tenant shall reimburse the Authority for any cost or expense incurred by the Authority for services that are provided by the Authority under this Article XI caused by the active negligence or willful misconduct of Tenant or its subtenants or their respective Employees, agents, contractors, and/or Invitees.

ARTICLE XII.

FINANCIAL SECURITY

Section 1201.                          Letter of Credit.  Subject to Section 1202 below, to secure the performance by Tenant of its obligations under this Lease Agreement, Tenant will, on or before the date Base Rent is first due, deliver to the Authority an irrevocable letter of credit from LaSalle Bank National Association (or from another issuer acceptable to the Authority in its sole discretion) in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Letter of Credit”). The Letter of Credit terms must provide that the proceeds of the Letter of Credit shall be available to the Authority by the Authority’s draft at sight when accompanied by a certificate from the Authority stating that there has been an Event of Default by Tenant under this Lease, and must provide that partial drawings and multiple drawings shall be permitted. Except as described in Section 1202 below, Tenant shall, at Tenant’s cost and expense, cause the Letter of Credit to be renewed on an annual basis and to remain in full force and effect during the Term of this Lease and shall not cause or permit the terms and conditions of the Letter of Credit to be altered, amended, or rescinded without the prior written consent of the Authority, which consent may be withheld or granted in the Authority’s sole and absolute discretion.

Section 1202.                          Guaranty.  If AAR Corp., the Tenant’s parent company (the “Parent”), executes a guaranty agreement in form reasonably acceptable to the Authority (the “Guaranty”)

whereby Parent has guaranteed Tenant’s payment obligations under the Lease in an amount not to exceed $1.8 million, and if the financial rating of Parent, by Standard & Poor’s Corporation or Moody’s Investor Service, Inc. remains at or above an investment grade rating of Baa3 or BBB-, the Authority hereby agrees that the Tenant may terminate its Letter of Credit required by Section 1201. Should, however, subsequent to the termination of the Letter of Credit, the financial rating of Parent, by Standard & Poor’s Corporation and Moody’s Investor Service, Inc., decrease below the investment grade rating of Baa3 and BBB-, Tenant shall reinstate a Letter of Credit from an issuer acceptable to the Authority in accordance with the provisions of Section 1201 above within sixty (60) days of the date of the latest rating downgrade, at which time the Guaranty will terminate.  In no event whatsoever shall the Parent be obligated to execute the Guaranty; provided, however, that if the Parent does not execute a Guaranty, the Letter of Credit must be and remain in effect.

ARTICLE XIII.

AUTHORITY’S RESERVATIONS

Section 1301.                          Improvement, Relocation or Removal.  The Authority, at its sole discretion, reserves the right to further develop or improve the Air Operations Areas and other portions of the Airport, including without limitation the right to remove or relocate any unapproved structure on the Airport, as it sees fit, and to take any action it considers necessary to protect the aerial approaches of the Airport against obstructions, together with the right to prevent Tenant from erecting or permitting to be erected any unapproved building or other structure on the Airport which, in the opinion of the Authority, would limit the usefulness of the Airport or constitute a hazard to aircraft.

Section 1302.                          Inspection of Leased Premises; Exhibition of Leased Premises.  The Authority, through its duly authorized agent or agents, shall have at any reasonable time the full and unrestricted right to enter the Leased Premises for the purpose of periodic inspection for fire protection, Environmental Law compliance, for the purpose of repairs, replacements, and maintenance, for the purpose of performing the Authority’s obligations under this Lease Agreement, and for the purpose of investigating compliance by Tenant with the terms of this Lease Agreement; provided, however, that except in the case of emergency or except as provided in the following sentence, this right shall be exercised only upon reasonable prior notice to Tenant.  The Authority also shall have the right to enter the Leased Premises during Tenant’s normal business hours and with reasonable advance written notice to Tenant for the purpose of exhibiting the Leased Premises to prospective mortgagees, prospective purchasers and prospective tenants; provided, however, that with respect to exhibiting the Leased Premises to prospective tenants, the Authority shall only have the right to enter the Leased Premises to do so (a) during the last twelve (12) months of the Term, (b) from and after the time that the Authority’s rights are triggered under Section 2105 below, (c) from and after the time that either Tenant or the Authority has delivered a notice of termination pursuant to Section 504 above, or from and after the time that Tenant or the Authority has notified the other of its intent to terminate this Lease pursuant to any other applicable termination provision in this Lease, or (d) from and after the time that an Event of Default by Tenant has occurred under this Lease. The

Tenant shall have the right to have a representative present during any such inspection or exhibition.

Section 1303.                          Subordination to U.S. Government.  This Lease Agreement shall be subordinate to the provisions of any existing or future agreements between Authority and the United States Government relative to the operation and maintenance of the Airport, the terms and execution of which have been or may be required as a condition precedent to the expenditure or reimbursement to the Authority for Federal funds for the development, maintenance or operation of the Airport; provided, however, that the Authority agrees to notify Tenant as soon as practicable after the Authority has received written notice of any condition imposed or anticipated to be imposed on the Authority pursuant to any agreement between the Authority and the U.S. Government with respect to the operation and maintenance of the Airport which materially limits the use of the Leased Premises by Tenant in the manner contemplated by this Lease Agreement; and the Authority further agrees to cooperate with Tenant in diminishing, to the greatest practicable extent consistent with this Section 1303, the detrimental effect of any condition imposed on the Authority pursuant to any agreement between the Authority and the U.S. Government relative to the operation and maintenance of the Airport which materially limits the use of the Leased Premises by Tenant in the manner contemplated by this Lease Agreement.

Section 1304.                          Suspension of Lease Agreement.  During time of war or national emergency, the Authority shall have the right, upon demand of the United States government (or any authorized agency thereof) or if the Authority is required to do so by Law, to lease or grant the right of use over the landing area and/or any other part of the Airport to the United States government (and/or any authorized agency thereof) for military use.  If any such lease is executed or grant given, any provisions of this Lease which are inconsistent with the provisions of the agreement or arrangement with the United States government (or its authorized agency) shall be suspended.  However, the Term of this Lease Agreement shall be extended, day for day, by the number of days in the period of suspension. In addition, if the suspension would have an adverse effect on Tenant’s ability to satisfy the Grant Thresholds and the Credit Thresholds, or would have an impact on the circumstances that determine whether the Authority may exercise any of its Authority Termination Events as described in Section 504(A)(1) through (5), or would have an impact on the circumstances that determine whether Tenant may exercise its Tenant Termination Event as described in Section 504(B)(3), respectively, then the time periods for Tenant’s satisfying the Grant Thresholds and Credit Thresholds, the time periods set forth in Section 504(A)(1) through (5), for determining whether an Authority Termination Event has occurred, and the time periods set forth in Section 504(B)(3) for determining whether the Tenant Termination Event described in Section 504(B)(3) has occurred, respectively, shall be extended, day for day, by the number of days in the period of suspension.  Such suspension shall not affect Tenant’s obligations to pay Rentals pursuant to Article VI except that Base Rent and Additional Rent shall be abated to the extent Tenant cannot Occupy certain portions of the Leased Premises, and except that Minimum Base Rent and Minimum Additional Rent shall be abated if Tenant cannot Occupy a portion of the Leased Premises such that the portion of the Leased Premises which Tenant is Occupying is, as a result of the suspension, less than the amount of space on which the Minimum Base Rent and Minimum Additional Rent is calculated. However, if the suspension involves the assumption by the United States government or any authorized agency thereof of the operation, control, or use of the Airport and facilities, or any substantial part or parts thereof, in a manner that substantially restricts Tenant from full use of the Leased Premises then-Occupied by Tenant for a period of at least ninety (90) consecutive days, Tenant may terminate this Lease pursuant to Section 502(A) above after that ninetieth (90th) day.

ARTICLE XIV.

COMMON AREAS

Section 1401.                          Definition.  As used in this Lease Agreement, the term “Common Area” shall mean those portions of the Facilities designated by the Authority, from time to time, for the common use of all tenants and subtenants, their agents, contractors, employees and invitees, including, among other facilities, the main entrance lobby to the Facilities, hallways, stairways, access driveways, parking lots, sidewalks, landscaping, curbs, Authority-designated loading areas and freight elevators, private streets and alleys, other areas and improvements provided and designated by the Authority as being for the common use of all tenants, their agents, contractors employees and invitees, all of which shall be subject to the Authority’s management and control.  Notwithstanding anything to the contrary in the foregoing, Tenant acknowledges that, as used herein, the “Common Areas” shall not include any area not designated by the Authority from time to time as being a Common Area.

Section 1402.                          Tenant’s Use of Common Areas.  The Authority hereby grants to Tenant, and its agents, contractors, Employees and Invitees the nonexclusive right to use the Common Areas, as from time to time constituted, in common with the Authority and all other tenants, and its and their respective agents, contractors, Employees and Invitees.  No portion of the Common Areas shall be used by Tenant for any purpose whatsoever other than those uses permitted by the Authority from time to time.

Section 1403.                          Maintenance.  The Authority shall, at its sole cost and expense, operate, maintain and repair, or cause to be operated, maintained or repaired, the Common Areas in such condition and repair which the Authority deems prudent or advisable in the exercise of its sole discretion.  Notwithstanding the foregoing, subject to the Authority’s obligations under Articles VII and XVII of this Lease, Tenant shall fully indemnify, defend, save, and hold harmless the Landlord Indemnified Parties from and against any and all Liability for damage to any portion of the Common Areas or any furniture, fixtures, equipment or other personal property of the Landlord Indemnified Parties or any other Person located therein, to the extent caused by the negligence or willful misconduct of Tenant, its subtenants, and/or its or their respective Employees, contractors, agents and/or Invitees.  The obligations of Tenant under this Section shall survive the expiration or sooner termination of the Term of this Lease.

Section 1404.                          Reservation of Rights.  The Common Areas shall at all times be subject to the exclusive control and management of the Authority.  The Authority reserves the right to perform the following, as and to the extent the Authority deems necessary or appropriate from time to time in its sole discretion:  to enter into, modify and terminate licenses, easements and other agreements pertaining to the operation, maintenance and use of the Common Areas; to change the area, level, location, size and arrangement of parking areas and other facilities located in the Common Areas; to designate tenants, their agents, employees, contractors and invitees, to use particular parking areas; to close portions of the Common Areas in order to make changes, additions, deletions, alterations, improvements or repairs thereto; and to do and perform such other acts in, to and/or with respect to the Common Areas as the Authority shall determine, in its sole discretion, to be necessary or appropriate; provided, however, that in connection therewith, the Authority shall use commercially reasonable efforts to prevent material obstruction of Tenant’s (or its Employees’, agents’, contractors’, and Invitees’) right of ingress to and egress from the Leased Premises.  The Authority shall have the right from time to time to establish, modify and enforce reasonable rules and regulations regarding the use of Common Areas and to cause its tenants, concessionaires and suppliers, including without limitation Tenant, its subtenants, and their respective agents, Employees, contractors, and Invitees, to so abide and conform; provided, that such rules and regulations do not conflict with any term or provision specifically provided in this Lease Agreement.  The Authority reserves the right to change the Land and/or the Facilities, including without limitation the Common Areas, by adding land and/or buildings thereto and/or by changing therein the number and location of buildings, building dimensions, the exterior facade of buildings, the number of floors in any of the buildings, dimensions, changing the location and arrangement of facilities located in the Common Areas, changing the identity and type of other tenancies, and to do and perform such other acts in and to the Land and/or the Facilities (including, without limitation, the Common Areas) as the Authority shall determine to be advisable; provided only that (i) the gross leaseable area of the Leased Premises shall not be substantially changed, (ii) access to the Leased Premises shall not be materially impaired, (iii) Tenant’s signage shall not be materially adversely affected, and (iv) Tenant’s use of the Leased Premises for Tenant’s Business shall not be materially impaired.  The rights herein conferred upon and reserved to the Authority do not impose any obligations upon the Authority to observe or perform those rights, which rights may be observed or performed as the Authority, in its sole discretion, may determine to be necessary or appropriate under the circumstances.

ARTICLE XV.

INSURANCE

Section 1501.                          Authority’s Insurance.  The Authority shall, at its expense, procure, maintain and keep in force during the Term of this Lease Agreement from a financially secure and reputable company, (A) casualty insurance insuring the Facilities, including without limitation the Leased Premises, for such amount as the Authority determines to be necessary or appropriate but in no event less than the greater of (i) replacement cost and (ii) the sum of the outstanding balances of the Bond Issues; and (B) commercial general liability insurance with respect to the Land and the Facilities and the operation thereof by the Authority, insuring the Authority as the named insured and the Tenant and the other Tenant Reimbursement Parties as additional insureds, against liability for injuries to, or death of, Persons and damage to, or loss of, property, occurring in, on, or about the Land and Facilities (including the Leased Premises), including contractual liability, which insurance shall have a minimum limit of combined coverage of bodily injury, death and property damage of not less than $100,000,000.00 and in any event not less than the amount Tenant is required to carry under Section 1502(B). The Authority shall, upon execution of the Lease Agreement and within thirty (30) days prior to the expiration of the policy, furnish the Tenant and the other additional insureds with a Certificate of Insurance as evidence of coverage for a period of at least one (1) year; if such policy is effective for a period of more than one (1) year, Tenant and the other additional insureds shall have also the right to receive a Certificate of Insurance during each such year, upon request.

The insurance described above shall not be cancelled, terminated or materially modified or amended except upon thirty (30) days’ prior written notice to Tenant and the other additional insureds.

Section 1502.                          Tenant’s Insurance.

(A)                              Casualty Insurance.  Tenant shall, at its expense, procure, maintain and keep in force, at all times during the Term of this Lease Agreement, casualty insurance covering Tenant’s Excluded Property and other Tenant personal property, located on, in, or about the Leased Premises, in such amounts as Tenant determines to be necessary or appropriate.  Tenant acknowledges and agrees that all of the Excluded Property and other Tenant personal property, and all property that Tenant stores for third parties, shall be kept on, in, or about the Leased Premises at Tenant’s sole risk and expense, except to the extent covered by the Authority’s indemnity obligations hereunder.

(B)                                Liability Insurance.  Tenant shall, at its expense, procure, maintain and keep in force, at all times during the Term of this Lease Agreement, from Lloyds underwriters, or a licensed insurance company or companies with an A minus or better Bests Rating, commercial general liability insurance, with respect to the Leased Premises, the other portions of the Land and the Facilities and the use and occupancy thereof by Tenant, insuring Tenant as the named insured and the Authority and the other Landlord Indemnified Parties as additional insureds, against liability for bodily injury, personal injury, automobile liability, aircraft liability, hangar keepers liability, product liability for completed operations, death and property damage, including contractual liability.  Without limiting its liability, Tenant agrees to carry and keep in force insurance with single limit liability for bodily injury, personal injury, automobile liability, aircraft liability, hangar keepers liability, product liability for completed operations, death and property damage in a sum not less than $100,000,000 per occurrence for each of the types of liabilities listed above.  The Authority shall have the right, every fifth (5th) year during the Term, to require Tenant, at Tenant’s cost and expense, to increase these insurance coverage amounts by up to ten percent (10%) over the coverage amounts that Tenant was required to maintain under this Lease during the preceding five (5) year period.  Tenant shall, upon execution of this Lease Agreement and at least thirty (30) days prior to the expiration of the policy, furnish the additional insureds with a certificate of insurance  as evidence of coverage for a period of at least one (1) year; if such policy is effective for a period of more than one (1) year, the additional insureds shall also have the right to receive a certificate of insurance during each such year, upon request.  This insurance shall not be cancelled, terminated or materially modified or amended except upon thirty (30) days’ advance written notice to the additional insureds.

(C)                                Workers’ Compensation Insurance.  Tenant shall, at its expense, procure and keep in force, at all times during the Term of this Lease Agreement, with a financially sound and reputable company reasonably acceptable to the Authority, a policy of workers’ compensation insurance on the Employees of Tenant in the required statutory amounts.  Tenant shall, upon execution of this Lease Agreement and at least thirty (30) days before the expiration of the policy, furnish the Authority with a certificate of insurance as evidence of such coverage; if such policy is effective for a period of more than one (1) year, the Authority shall also have the right to receive a certificate of insurance during each such year, upon request.  This policy shall not be cancelled, terminated, or materially modified or amended except upon thirty (30) days’ advance written notice to the Authority.

Section 1503.                          Application of Insurance Proceeds.  In the event of a Casualty or Condemnation described in Article XVI, the proceeds of the insurance required to be maintained in accordance with the provisions of Section 1501 hereof shall be paid and disbursed in accordance with the provisions of Article XVI.

Section 1504.                          Release and Waiver of Subrogation.  The Authority and Tenant each hereby mutually release and discharge one another, and their respective owners, officers, directors, managers, employees and agents, from any and all liability for loss or damage to their respective property arising from or caused by any casualty or hazard covered, or required under this Lease Agreement to be covered, in whole or in part by insurance on the Leased Premises, the Facilities and/or the Land, or the contents thereof, that is required to be maintained by the releasing party (other than liability for any deductibles that the releasing party may be required to pay with respect to such insurance) and hereby waive any right of subrogation which might otherwise exist in or accrue to any Person (including without limitation their respective insurers) on account hereof, REGARDLESS OF ANY NEGLIGENCE ON THE PART OF THE RELEASED PERSONS WHICH MAY HAVE CONTRIBUTED TO OR CAUSED SUCH LOSS OR DAMAGE, but only to the extent that proceeds for such loss or damage are actually collectable under said policies.  If the policies of insurance provided for under this Article XV require an endorsement to provide for continued coverage where there is a waiver of subrogation, the Authority and Tenant will, respectively, cause their respective policies to be so endorsed.

ARTICLE XVI.

CASUALTY DAMAGE AND CONDEMNATION

Section 1601.                          Damage by Casualty.  In the event of fire or other casualty in or to any portion of the Leased Premises, Tenant shall give prompt notice thereof to the Authority.

(A)                              Repair and Restoration.

(1)                                  If all or a substantial part of the Leased Premises is rendered untenantable or inaccessible by damage to all or any part of the Facilities from fire, the elements, accident, terrorist activity, or other casualty (collectively, “Casualty”) then, unless either party is entitled, and elects, to terminate this Lease Agreement pursuant to subsections (B) or (C) below, the Authority shall, at its expense, use reasonable efforts to repair and restore the Leased Premises and/or the Facilities, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall the Authority have any obligation:

(a)                                  to make repairs or restoration beyond the extent of Net Proceeds actually received by the Authority for such Casualty (and not applied by any lender to then outstanding indebtedness); and/or

(b)                                 to repair, restore, or replace any personal property (including without limitation the Excluded Property) at the Leased Premises other than the Equipment.

(2)                                  If the Authority is required to repair damage to the Leased Premises and/or the Facilities resulting from a Casualty, the following shall apply:

(a)                                  This Lease Agreement shall continue in full force and effect, but Tenant’s obligations to pay Base Rent, Minimum Base Rent, Additional Rent and Minimum Additional Rent that would otherwise have accrued from and after the date of the Casualty through the date of substantial completion of the repairs or restoration shall be abated with regard to any portion of the Leased Premises that Tenant is prevented from using by reason of such damage or its repair or restoration; provided, however, that, to the extent the negligence or willful misconduct of Tenant, its subtenants, and/or their respective agents, contractors, Employees or Invitees caused such Casualty, Base Rent, Additional Rent, Minimum Base Rent and Minimum Additional Rent shall not be abated during the period of restoration of the Leased Premises except to the extent  the Authority collects for such Base Rent, Additional Rent, Minimum Base Rent and Minimum Additional Rent from rental insurance maintained by the Authority.

(b)                                 Subject to the Authority’s obligations under Section 1702(B) below, in no event shall the Authority be liable to Tenant by reason of any injury to or interference with Tenant’s Business or property arising from a Casualty or by reason of any repairs or restoration to any part of the Facilities (including without limitation the Leased Premises) necessitated by the Casualty.

(B)                                Authority’s Right to Terminate.

(1)                                  The Authority may elect to terminate this Lease Agreement following damage from Casualty, under the following circumstances:

(a)                                  If, in the Authority’s sole judgment, the Leased Premises and/or the Facilities cannot be substantially repaired and restored under applicable Laws within six (6) months from the date of the Casualty;

(b)                                 If, in the Authority’s sole judgment, adequate insurance proceeds are not, for any reason, made available to the Authority from its insurance policies to make the required repairs or restoration;

(c)                                  If twenty percent (20%) or more of the Leased Premises is damaged or destroyed (including without limitation by smoke or water damage);

(d)                                 If twenty percent (20%) or more of the Facilities are damaged or destroyed (including without limitation by smoke or water damage), regardless of whether the Leased Premises are damaged or destroyed;

(e)                                  If the Facilities are damaged or destroyed (including without limitation by smoke or water damage) to the extent that, in the Authority’s sole judgment, the cost to repair or restore the Facilities would exceed twenty percent (20%) of the full replacement cost of the Facilities, whether or not the Leased Premises are damaged or destroyed;

(f)                                    If the Casualty occurs during the last thirty-six (36) months of the Term; or

(g)                                 There exists, at the time of the Casualty, an Event of Default by Tenant under this Lease Agreement (or, if at the time of the Casualty, there exists a default by Tenant under any term or condition of this Lease which would, with the giving of notice, the passage of time or both, constitute an Event of Default under this Lease, and Tenant fails to cure that default within the applicable grace or cure period provided under this Lease).

(2)                                  If any of the circumstances described in subsection (B)(1) above exists, the Authority may notify Tenant, in writing, that the Authority elects to terminate this Lease Agreement, provided that the Authority must provide Tenant with the notice of termination within sixty (60) days after the date of the Casualty.

(C)                                Tenant’s Right to Terminate.  Within sixty (60) days after the Casualty, the Authority shall deliver to Tenant a written estimate from an engineering or consulting firm selected by the Authority stating the estimated date for substantial completion of the repairs or restoration to the Facilities (the “Estimated Completion Date”).  If all or a substantial part of the Leased Premises is rendered untenantable or inaccessible as a result of the Casualty, and if the Estimated Completion Date for the repairs and restoration is more than six (6) months after the date of the Casualty, Tenant may cancel and terminate this Lease Agreement with all Rental paid or refunded so as to adjust to the date of such Casualty.  Tenant will notify the Authority, in writing, that Tenant elects to terminate this Lease Agreement within thirty (30) days from the date Tenant receives the Authority’s written estimate of the Estimated Completion Date. If Tenant does not terminate this Lease Agreement in accordance with the preceding sentence, and if the Authority does not terminate this Lease Agreement in accordance with subsection (B) above, the Authority shall proceed with reasonable diligence with respect to the repairs and restoration pursuant to this Section, but subject in all respects to subsections (A)(1) and (A)(2) above.  Notwithstanding anything in this subsection (C) to the contrary, Tenant shall not have the right to cancel and terminate this Lease Agreement if any fault or negligence of Tenant, its subtenants, or their respective agents, contractors, Employees, or Invitees substantially contributed to the cause of such Casualty.

Section 1602.                          Condemnation.

(A)                              Condemnation; Termination; Restoration.  In the event of a taking or appropriation of property in the exercise of the power of eminent domain for a public or quasi-public use or a transfer in lieu of the exercise of the power of eminent domain (a “Condemnation”) of the entire Leased Premises or the entire Facilities, this Lease Agreement shall terminate on the date of the vesting of title to the condemned property or on the date of the taking of possession of such property by the condemning authority, whichever shall first occur.  In the event (i) of a Condemnation with respect to the Leased Premises that exceeds twenty percent (20%) of the Leased Premises, or (ii) the proceeds available to the Authority from the Condemnation (and not applied by any lender to then-outstanding indebtedness) are not, in the Authority’s sole judgment, adequate for the restoration, the Authority shall have the right to terminate this Lease Agreement by written notice to Tenant within thirty (30) days after the vesting of title to the condemned property or the taking of possession of the property by the condemning authority, whichever is earlier.  In the event of a Condemnation affecting a portion of the Leased Premises, Tenant shall have the right to terminate this Lease Agreement if more than twenty percent (20%) of the Leased Premises then Occupied by Tenant is taken as part of the Condemnation, by providing written notice of termination to the Authority within thirty (30) days after the vesting of title to the condemned property or the taking of possession of the property by the condemning authority, whichever is earlier.  Such termination as to the portion of the Leased Premises that is taken by the condemning authority shall be effective as of, and retroactive to, the earlier of the date when the condemning authority takes possession or the date when title to the condemned property vests in the condemning authority.  If less than all of the Leased Premises is taken, such termination as to that portion of the Leased Premises not taken shall be effective as of the later of (1) the date when exclusive possession of that portion of the Leased Premises not subject to the Condemnation is surrendered by Tenant to the Authority, or (2) the date of vesting of title to the condemned property or the date of taking of possession of the property by the condemning authority (whichever is earlier).  Until such time as this Lease Agreement is fully terminated pursuant to the preceding sentences, Tenant shall be obligated to continue to pay Rental and all other payments specified in Article VI hereof.  If the Authority elects to continue this Lease Agreement in effect, the Authority shall be responsible, to the extent of Net Proceeds available (and not applied by any lender to then-outstanding indebtedness), for performance of all work necessary to make the Leased Premises (or such portion thereof as was not taken in Condemnation) usable by Tenant in addition to all work necessary in other portions of the Facilities as a result of such taking.

(B)                                Application of Proceeds.  The Net Proceeds from the Condemnation may be applied in one or more of the following ways as determined by the Authority:

(i)                                     To the extent neither party terminates this Lease Agreement as provided above, toward the restoration of the Leased Premises (or such portion thereof that were not taken in Condemnation) and Facilities (or such portion thereof that were not taken in Condemnation) to substantially the same condition as existed prior to the exercise of the power of eminent domain, to the extent of Net Proceeds available from the Condemnation (and not applied by any lender to then- outstanding indebtedness);

(ii)                                  To the extent neither party terminates this Lease Agreement as provided above, toward the construction or acquisition of other improvements suitable for Tenant’s operations on the remaining portion of the Leased Premises (which improvements shall be deemed a part of the Facilities and available for use and occupancy by Tenant without the payment of any rent other than as herein provided to the same extent as if such other improvements were specifically described herein and demised hereby), to the extent of Net Proceeds available from the Condemnation (and not applied by any lender to then-outstanding indebtedness); or

(iii)                               To the extent either party terminates this Lease Agreement as provided above, payment of such proceeds to the Authority.

(C)                                Condemnation of Tenant’s Personal Property.  All compensation awarded for any such taking or conveyance of the Authority’s interest shall be the property of the Authority without deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to the Authority all right, title and interest in and to such award.  However, Tenant shall have the right to recover from the condemning authority, but not from the Authority, such compensation as may be awarded to Tenant, if applicable, on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.

(D)                               Taking or Condemnation by the Authority.  If the Authority exercises its right of condemnation or eminent domain with respect to all or substantially all of the Leased Premises for the purposes set forth in Section 1301 hereof, the Authority reserves the right, on eighteen (18) months notice, to relocate or replace the Facilities in substantially similar form at another comparable location on the Airport or to replace such portion of the Leased Premises; provided, however, Tenant shall have the right to terminate this Lease Agreement as and to the extent permitted pursuant to Section 1602; and provided further, that if Tenant does not exercise such termination right pursuant to Section 1602, that following such relocation or replacement, the Leased Premises are substantially similar to and can be operated in a manner substantially similar to the Leased Premises prior to such relocation or replacement and Tenant’s Business can be operated in a manner substantially similar to Tenant’s Business prior to such relocation or replacement.  The new location shall constitute thereafter the Leased Premises and the facilities or improvements located thereon, and equipment thereof, shall thereafter constitute the Facilities for purposes of this Lease Agreement.  The relocation of the Leased Premises shall be at no cost to Tenant and the new Facilities must be ready for occupancy by Tenant prior to the date of required relocation subject to moving Tenant’s Excluded Property and the Equipment to the new relocated Facilities.  If the Authority complies with the provisions of this Section, such remedies shall be in lieu of any remedies Tenant may have pursuant to law or equity with respect to the actions taken by the Authority in condemning the Leased Premises or relocating the Leased Premises.

ARTICLE XVII.

GENERAL INDEMNITY

Section 1701.                          Tenant Indemnity.  Except to the extent indemnified by the Authority pursuant to the terms of the Lease, or except as governed by Section 705 hereof, Tenant covenants and agrees fully to indemnify, defend, save, and hold harmless the Landlord Indemnified Parties from and against any and all Liabilities for personal injury, bodily injury, death, and/or property damage (including without limitation all reasonable expenses incidental to the investigation and defense thereof, including without limitation reasonable attorneys’ fees) (a) caused by the acts or omissions of Tenant, its subtenants, and/or any of their respective Employees, agents, contractors and/or Invitees, and/or any of the other Tenant Reimbursement Parties, at or on the Leased Premises, and/or at or on the Apron and/or other non-public areas of the Airport to which Tenant, its subtenants and/or their respective Employees, agents, contractors and/or Invitees may have access, (b) caused by the acts or omissions of Tenant and/or any of its Employees, at or on the other areas of the Land, the Facilities and/or the Airport (other than the Leased Premises, and/or the Apron and/ or other non-public areas of the Airport to which Tenant, its subtenants, and/or their respective Employees, agents, contractors or Invitees may have access), provided, however, that as to Tenant’s Employees, this subsection (b) shall only apply to acts or omissions of those Employees in the conduct of Tenant’s business or during the scope of their employment by Tenant, or (c) caused by the acts or omissions of Tenant or its Employees, agents, contractors and/or Invitees at or on the Leased Premises pursuant to Section 205(F) above. The Authority hereby acknowledges and agrees that for purposes of this Section 1701, the Authority, its other tenants, the other Landlord Indemnified Parties, and/or any of their respective employees, contractors and agents shall not be deemed to be “subtenants,” “contractors” or “agents” of Tenant.  However, Tenant shall not be liable for any such Liabilities for personal injury, bodily injury, death or property damage relative to the Leased Premises (y) to the extent caused by the acts or omissions of the Authority, the other Landlord Indemnified Parties, or any of their respective employees, agents or contractors or (z) if the Authority is otherwise obligated for those Liabilities pursuant to other provisions of this Lease; and the Authority’s insurance coverages relative to those particular Liabilities shall be deemed “primary” vis-à-vis the Tenant’s insurance coverages relative to those particular Liabilities.  Except as described in the preceding sentence, the Authority and Tenant agree that, with respect to the Land, Facilities and other portions of the Airport (including the Leased Premises) and Tenant’s Liabilities arising under this Section 1701 relating thereto, Tenant’s insurance shall be deemed “primary” vis-à-vis the Authority’s insurance. The Authority shall give Tenant prompt and reasonable notice of any such Liabilities arising under this Section 1701.  If any action or proceeding is brought against any of the Landlord Indemnified Parties by reason of any such Liability, Tenant, upon notice from any of the Landlord Indemnified Parties, agrees to resist and defend the Liability on demand of any of the Landlord Indemnified Parties.  Tenant shall not consent to the entry of any judgment, decree, or order, interim or otherwise, or propose, approve, consent to, or enter into any settlement or compromise, against or otherwise affecting any Landlord Indemnified Party, except with the prior written consent of that Landlord Indemnified Party, which consent shall not be unreasonably withheld.  Each Landlord Indemnified Party shall have the right to retain separate counsel in any such action and to participate in the defense thereof but shall bear the fees and expenses of such counsel unless (A) Tenant shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include such Landlord Indemnified Party, and Tenant and such Landlord Indemnified Party have each been advised by their counsel that one or more legal defenses may be available to it which may not be available to the other party and that a conflict of interest is created thereby, in which case Tenant shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel.  The obligations of Tenant under this Section 1701 shall survive the expiration or sooner termination of this Lease.

Section 1702.                          Authority Obligations.

(A)                              Environmental.

(1)                                  Except with respect to contamination shown to have resulted from releases of Hazardous Materials after the Effective Date by Tenant, its subtenant, or their respective Employees, agents, contractors, or Invitees, and, unless prohibited by applicable Law, the Authority covenants and agrees to promptly pay Tenant and its subtenants and their respective members, directors, officers, Employees, agents, successors, and assigns (collectively the “Tenant Reimbursement Parties”) for all actual costs and expenses incurred by the Tenant Reimbursement Parties or any of them arising out of or in connection with any and all Liabilities or obligations under Environmental Laws and Environmental Health and Safety Requirements to the extent those Liabilities are caused by or related to the presence or release of Hazardous Materials or other substances at or from the Leased Premises, the Facilities, the Land, the Expansion Space, the Apron, or any other location at the Airport.  This contractual obligation to the Tenant Reimbursement Parties by the Authority, includes, without limitation, costs incurred by any of the Tenant Reimbursement Parties as a result of Liabilities and obligations described in the preceding sentence for any fines or penalties, any investigations of environmental conditions, and any cleanup, remedial, removal, restoration or monitoring work performed by any Tenant Reimbursement Party because of the Liabilities and obligations described in the preceding sentence.  The Tenant Reimbursement Party or Parties shall give to the Authority prompt and reasonable notice of any such Liability or obligation, and the Authority shall have the right to investigate, compromise, perform, and defend the same. The Authority shall control the defense of the Liabilities and obligations, and the Tenant Reimbursement Parties shall take no action to settle, satisfy or compromise the Liabilities or obligations without the prior written consent of the Authority.  The Authority’s obligations under Section 1702(A)(1) include, but are not limited to, paying for Liabilities and obligations which arise from the release of Hazardous Materials prior to, on or after the Effective Date from sewers, lift stations, force mains, the wastewater Treatment Facility or any related drains or pipes (unless caused by the failure of a Tenant Reimbursement Party or their agents, contractors, or Invitees to comply with Exhibit K).  The Authority’s contractual obligations under this subsection (A)(1) shall survive the expiration or sooner termination of the Term of this Lease.  The obligations of the Authority under this Section 1702(A)(1) are contractual obligations of the Authority under this Lease made in exchange for good and valuable consideration.

(2)                                  On or before July 15, 2004, the Authority will, at its cost, file an application with IDEM to participate in IDEM’s Voluntary Remediation Program pursuant to Indiana Code §§ 13-25-5 et seq., with respect to contamination or other environmental matters, which exist on the Effective Date, at the Leased Premises, the Expansion Space, the Land and the Facilities.  The Authority, at the Authority’s cost and expense, shall (a) diligently pursue such application (which shall include Tenant and those specific Tenant Reimbursement Parties whom Tenant specifies to the Authority at the time the Authority files the application (“Tenant VRP Parties”)) and enter into the agreement along with Tenant VRP Parties under the Voluntary Remediation Program, (b) diligently complete the work under a Voluntary Remediation Work Plan, (c) diligently and in good faith seek to obtain a Certificate of Completion, and (d) diligently and in good faith seek to obtain a covenant not to sue on behalf of the Authority and Tenant VRP Parties.  The Authority and Tenant each hereby reserves their rights under Indiana Code §§ 13-25-5 et seq.

(3)                                  With respect to the presence or release of Hazardous Materials after the Effective Date not caused by any Tenant Reimbursement Party or by any Employee, agent contractor or Invitee of Tenant or of any of its subtenants, the Authority, upon receipt of written notice from Tenant that Tenant has received notice of a potential Environmental Law Liability which Tenant has a reasonable basis for believing was caused by the Authority or any other Person that is not a Tenant Reimbursement Party and not an Employee, agent, contractor or Invitee of Tenant or of any of its subtenants and that is not under the direction or control of any Tenant Reimbursement Party, the Authority agrees, at its cost, to pursue the responsible Person and to use its best efforts to cause the responsible Person to resolve such potential Environmental Law Liability, including, but not limited to, negotiations with appropriate regulatory agencies or defense of legal action brought by any Person (other than a Tenant Reimbursement Party or any Employee, agent, contractor or Invitee of Tenant or any of its subtenants); however, the Authority reserves its rights, subject to Section 1702(A)(1), to pursue Tenant for such Environmental Law Liability if Authority believes that any Tenant Reimbursement Parties or any Employees, agents, contractors or Invitees of Tenant or of its subtenants caused or contributed to such Environmental Law Liability.  Tenant shall provide written notice to the Authority of any release of Hazardous Materials by any of the Tenant Reimbursement Parties or by any Employee, agent, contractor or Invitee of Tenant or of its subtenants, to the soil or groundwater at the Leased Premises, the Land, the Facilities, or other portions of the Airport, which release is known to Tenant and which release is required to be reported to IDEM by Tenant.  If Tenant fails to so provide written notice of such a release of Hazardous Materials at the Leased Premises or other area of the Land or the Facilities that Tenant or its subtenant is using from time to time, and if the Authority subsequently learns of that release of Hazardous Materials, Tenant shall be deemed to be responsible for that release unless Tenant is able to demonstrate to the Authority that the release was caused by another Person other than a Tenant Reimbursement Party or other than the Employees, agents, contractors or Invitees of Tenant or of its subtenants. The Authority’s obligations under this subsection (A)(3) shall survive the expiration or sooner termination of the Term of this Lease.

(B)                                General.  Except to the extent indemnified by the Tenant pursuant to the terms of the Lease, or except as governed by Section 1702(A), the Authority covenants and agrees, unless prohibited by applicable Law, to fully to pay the Tenant Reimbursement Parties the actual costs, damages and expenses incurred by them as a result of any Liabilities for personal injury, bodily injury, death, and/or property damage (including without limitation all reasonable expenses incidental to the investigation and defense thereof, including without limitation reasonable attorneys’ fees), caused by the acts or omissions of the Authority, the other Landlord Indemnified Parties, and/or any of their respective employees, agents or contractors, at or on any of the Land and Facilities and/or other portions of the Airport (including the Leased Premises). However, the Authority shall not be liable for any such Liabilities for personal injury, bodily injury, death or property damage relative to the Land, the Facilities and/or other portions of the Airport, (y) to the extent caused by the acts or omissions of the Tenant, the other Tenant Reimbursement Parties, any subtenants of Tenant, or any of Tenant’s or its subtenants’ Employees, agents, contractors or Invitees, or (z) if Tenant is otherwise obligated for those Liabilities pursuant to other provisions of this Lease; and the Tenant’s insurance coverages relative to those particular Liabilities shall be deemed “primary” vis-à-vis the Authority’s insurance coverages relative to those particular Liabilities.  Except as described in the preceding sentence, the Authority and Tenant agree that, with respect to the Land, Facilities and other portions of the Airport (including the Leased Premises) and the Authority’s Liabilities arising under this Section 1702(B) relating thereto, the Authority’s insurance shall be deemed to be “primary” vis-à-vis Tenant’s insurance.  Tenant shall give the Authority prompt and reasonable notice of any such Liabilities arising under this Section 1702(B).  If any action or proceeding is brought against any of the Tenant Reimbursement Parties by reason of any such Liability, the Authority, upon notice from any of the Tenant Reimbursement Parties, agrees to resist and defend the Liability or demand of any of the Tenant Reimbursement Parties.  The Authority shall not consent to the entry of any judgment, decree, or order, interim or otherwise, or propose, approve, consent to, or enter into any settlement or compromise, against or otherwise affecting any Tenant Reimbursement Party, except with the prior written consent of that Tenant Reimbursement Party, which consent shall not be unreasonably withheld.  The Authority’s contractual obligations under this Section 1702(B) shall survive the expiration or sooner termination of the Term of this Lease. The obligations of the Authority under this Section 1702(B) are contractual obligations of the Authority under this Lease made in exchange for good and valuable consideration and such contractual obligation shall survive the expiration or sooner termination of the Term of this Lease.

ARTICLE XVIII.

EVENTS OF DEFAULT BY AUTHORITY

Section 1801.                          Events of Default by Authority.  The following shall constitute an Event of Default by the Authority:  (a) the issuance by any court of competent jurisdiction of an injunction in any way preventing or restraining the use of the Airport, so as to substantially affect Tenant’s use of the Leased Premises at the Airport for a period of at least ninety (90) consecutive days, to the extent the injunction is issued as a result of the negligence or willful misconduct of the Authority; or (b) if the Authority fails to observe and perform any material covenant, condition or agreement on its part to be observed or performed in this Lease Agreement for a period of thirty (30) days after Tenant gives written notice to the Authority, specifying the failure and requesting that it be remedied, unless Tenant agrees in writing to an extension of that period prior to its expiration.  If a failure under this subsection is such that it cannot be corrected within the thirty (30) day period, it shall not constitute an Event of Default under this Article XVIII if corrective action is instituted by the Authority within the thirty (30) day period and is diligently pursued until the failure is corrected, but such additional applicable period shall not exceed sixty (60) days without the written consent of Tenant.

Section 1802.                          Remedies of Tenant on Default.  If any Event of Default referred to in Section 1801 occurs, Tenant may institute any action at law or in equity against the Authority as may appear necessary or desirable to enforce the performance and observance of any covenant, condition or obligation of the Authority hereunder or to recover provable compensatory damages (but not consequential damages) for the Authority’s non-performance or non-observance of the same or to terminate the Lease Agreement without any further obligation to the Authority other than those obligations that have accrued or arisen prior to termination.

Section 1803.                          No Additional Waiver Implied By One Waiver; Consents to Waiver.  The waiver by Tenant of any breach by the Authority of any of its covenants, conditions or obligations under this Lease Agreement shall not operate as a waiver of any subsequent breach of the same or a waiver of any breach of any other covenant, condition, or obligation under this Agreement.  Tenant’s forbearance to seek a remedy for any breach by the Authority shall not be a waiver by Tenant of any of its rights and remedies with respect to the breach or any subsequent breach of the same covenant, condition or obligation or with respect to any other breach.

Section 1804.                          Delay Not a Waiver.  No delay or omission by Tenant to exercise any right or power accruing upon any Event of Default by the Authority shall impair any such right or power of Tenant or be construed to be a waiver of any Event of Default by the Authority or any acquiescence therein, and every power or remedy given by this Lease Agreement to Tenant may be exercised from time to time and as often as may be deemed expedient.  Tenant may waive any Event of Default by the Authority that in its opinion has been remedied before the entry of final judgment or decree in any suit, action or proceeding instituted by it under the provisions of this Lease Agreement or before the completion of the enforcement of any other remedies under this Lease Agreement, but no such waiver shall extend to or affect any other existing or subsequent Event of Default by the Authority or impair any rights or remedies consequent thereon.

Section 1805.                          No Remedy Exclusive.  No remedy herein conferred upon the Tenant is intended to be exclusive of any other available remedy or remedies, and each remedy shall be cumulative and shall be in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity or by statute.  However, if Tenant seeks damages, it may only seek provable, compensatory damages and not consequential damages.  No delay or omission to exercise any right or power accruing upon any default granted under this Lease Agreement shall impair any right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient, and the exercise of any one right or remedy shall not impair the right of the Tenant, to exercise any or all other remedies under this Lease Agreement.

Section 1806.                          Notice of Termination.  If the Tenant exercises its right to terminate this Lease Agreement upon the happening of any Event of Default or other provision to which such right of termination applies, a notice of termination shall be (except as otherwise expressly provided in this Lease) sufficient to terminate this Lease Agreement; and, upon receipt of the same, Tenant hereby agrees that it will surrender possession of the Leased Premises to the Authority on the date set forth in its termination notice.

ARTICLE XIX.

EVENTS OF DEFAULT BY TENANT

Section 1901.                          Events of Default By Tenant.  The following shall each constitute an Event of Default by Tenant:

(A)                              The failure to pay any installments of Rental when due (with interest, if applicable) under Article VI hereof on the date required for such payment; provided, however, that Tenant shall be entitled to up to two (2) written notices from the Authority, in any single calendar year, that Tenant has failed to pay an installment of Rental on its due date and shall have ten (10) days after receipt of such written notice in which to cure the default (but provided, further, that after two (2) notices have been sent to Tenant in any single calendar year, Tenant shall not be entitled to any notice whatsoever from the Authority for any subsequent payment failures occurring during such calendar year; and Tenant acknowledges and agrees that the Authority shall under no circumstances be deemed to have waived this limitation on the number of notices to which Tenant is entitled if the Authority happens to provide Tenant with additional notices of failure to pay, in excess of the two (2) notices, during any particular calendar year, provided, however, that the Authority shall be required to notify Tenant of the Event of Default within sixty (60) days of the date of default if Tenant cured said payment default.  Otherwise, the Authority shall be deemed to have waived such Event of Default).

(B)                                The failure by Tenant to provide any Percentage Rent Certificate when required under Section 601(C); provided, however, that Tenant shall be entitled to up to one (1) written notice from the Authority, in any single calendar year, that Tenant has failed to deliver a Percentage Rent Certificate on its due date and shall have ten (10) days after receipt of such written notice in which to cure the default (but provided, further, that after one (1) notice has been sent to Tenant in any single calendar year, Tenant shall not be entitled to any notice whatsoever from the Authority for any subsequent failures to deliver Percentage Rent Certificates occurring during such calendar year; and Tenant acknowledges and agrees that the Authority shall under no circumstances be deemed to have waived this limitation on the number of notices to which Tenant is entitled if the Authority happens to provide Tenant with additional notices of failure to deliver Percentage Rent Certificates, in excess of the one (1) notice, during any particular calendar year, provided, however, that the Authority shall be required to notify Tenant of the Event of Default within sixty (60) days of the date of default if Tenant cured said default in providing the Percentage Rent Certificate; otherwise, the Authority shall be deemed to have waived such Event of Default).

(C)                                The filing by Tenant of a voluntary petition in bankruptcy or the making of any assignment for the benefit of creditors of all or substantially all of Tenant’s assets used or to be used by Tenant with respect to Tenant’s Business at the Leased Premises (provided, however, that an “assignment” for purposes of this subsection (C) shall not be deemed to include a collateral assignment by Tenant of, or grant of a security interest by Tenant in Tenant’s Excluded Property to a third party lender, if the collateral assignment or grant of security interest is being granted by Tenant in the ordinary course of obtaining financing for the day-to-day operation of Tenant’s Business at the Leased Premises).

(D)                               The filing of a petition against Tenant as a debtor pursuant to any involuntary bankruptcy proceedings, and such petition is not dismissed within sixty (60) days of filing.

(E)                                 The taking of control of Tenant or its assets by a court of competent jurisdiction pursuant to proceedings brought under the provisions of any Federal reorganization act.

(F)                                 The appointment of a receiver or a trustee, by a court of competent jurisdiction, or Tenant’s voluntary assignment to its creditors in lieu thereof, for all or substantially all of Tenant’s assets used or to be used with respect to Tenant’s Business at the Leased Premises.

(G)                                The failure by Tenant to obtain, maintain, and keep in force at all times during the Term of this Lease Agreement the insurance coverages that Tenant is required to obtain, maintain and keep in force pursuant to Article XV above.

(H)                               Except for de-Occupations as contemplated in Section 205(D) above, abandonment or vacation of all or any substantial part of the Leased Premises by Tenant for a period of more than ninety (90) consecutive days without the prior written consent of the Authority; provided, however, that, subject to Article XVI above, if cessation of or failure to use the Leased Premises is caused by reason of war, strikes, embargoes, riots, civil commotion, acts of public enemies, earthquakes or other natural disasters, or action of the elements, this Lease shall nonetheless terminate on the ninetieth (90th) day after Tenant vacates the Leased Premises, but such vacation shall not be deemed to be an Event of Default under this subsection (H).

(I)                                    The rescission, termination, expiration, alteration or amendment of the Letter of Credit (except as permitted under Section 1201 or 1202 above).

(J)                                   If Tenant is hereafter permitted under Section 1202 to terminate the Letter of Credit, but Tenant thereafter becomes obligated to reinstate the Letter of Credit under Section 1202, and Tenant fails to so reinstate the Letter of Credit as required under Section 1202 within the sixty (60) day period described in Section 1202.

(K)                               If the Guaranty is in place pursuant to Section 1202, the breach by the Parent of its obligations under the Guaranty.

(L)                                 The failure by Tenant to observe and perform any covenant, condition or agreement on its part to be observed or performed pursuant to this Lease Agreement (other than those sections referred to in subsections (A) through (K) above) for a period of thirty (30) days after written notice to Tenant specifying such failure and requesting that it be remedied, given to

Tenant by the Authority unless the Authority shall agree in writing to an extension of such time prior to its expiration.  If a failure under this subsection is such that it cannot be corrected within the thirty (30) day period, it shall not constitute an Event of Default under this Article XIX, if corrective action is instituted by Tenant within the thirty (30) day period and diligently pursued until the failure is corrected, but such additional applicable period shall not exceed sixty (60) additional days without the written consent of the Authority.  Notwithstanding the foregoing, if any failure by Tenant to observe and perform any covenant, condition or agreement on its part to be performed pursuant to this Lease Agreement would materially impair the use or operation of the balance of the Facilities or Airport operations, it shall be an Event of Default if Tenant does not cure such failure within three (3) days after written notice from the Authority.  If a failure under the preceding sentence is such that it cannot be corrected within the three (3) day period, it shall not constitute an Event of Default under this Article XIX, if corrective action is instituted by Tenant within the three (3) day period and diligently pursued until the failure is corrected, but such additional applicable period shall not exceed thirty (30) additional days without the written consent of the Authority.

Section 1902.                          Certain Remedies of the Authority on Rental Default.

(A)                              Upon the occurrence of an Event of Default by Tenant under Section 1901(A), the Authority may, without giving Tenant notice:  (i) declare all amounts payable under Article VI to be due and payable immediately; and (ii) may take whatever action at law or in equity as may appear necessary or desirable to collect the Rentals, including but not limited to redeeming the Letter of Credit described Section 1201 and/or enforcing the Guaranty under Section 1202 and any other amounts then due and thereafter to become due pursuant to Article VI hereof, to recover provable compensatory damages and not consequential damages for Tenant’s non-payment or to terminate this Lease Agreement without terminating Tenant’s obligations to pay damages.

(B)                                If, at any time after the Rental due under Article VI hereof have been declared due and payable by the Authority in any suit, action or proceeding instituted on account of the default and before the final adjudication of the termination of this Lease Agreement, every default in the observance or performance of any covenant, condition or agreement contained in this Lease Agreement has been remedied to the satisfaction of the Authority, then and in every such case the Authority may, by written notice to Tenant, rescind and annul the declaration and its consequences, but no rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 1903.                          Additional Remedies of Authority on Default.

(A)                              If any Event of Default referred to in Section 1901 occurs, the Authority may, in its own name and for its own account, in addition to any exercise by the Authority of any other remedy provided for in this Lease Agreement or by Law, institute any action at law or in equity against Tenant as may appear necessary or desirable to collect such Rentals and any other amounts then due or thereafter to become due under this Lease Agreement, or to enforce the performance and observance of any covenant, condition or obligation of Tenant hereunder, or to recover provable compensatory damages and not consequential damages for Tenant’s nonpayment, non-performance or non-observance of the same or to terminate Tenant’s right to possession or terminate this Lease Agreement without terminating Tenant’s obligations to pay damages.

(B)                                If, at the time the Authority elects to proceed to enforce its remedies pursuant to subsection (A) hereof, the Authority may by appropriate judicial proceedings also proceed to evict Tenant from possession of the Leased Premises and the Authority may thereafter retake possession of the Leased Premises while the Event of Default continues.  Notwithstanding these actions, Tenant shall continue to be obligated to make the Rental payments due pursuant to Article VI hereof.

Section 1904.                          Tenant to Remain Liable for Payments; Reletting.

(A)                              Notwithstanding the exercise by the Authority of its remedies under Sections 1902 and/or 1903 hereof, Tenant shall continue to be liable for the payment of all Rentals payable under Article VI hereof and other amounts payable under this Lease Agreement, and Tenant shall make such payments at the same times and in the same manner as provided in this Lease Agreement, except as provided in Section 1904(B) hereof.

(B)                                The Authority shall use reasonable efforts to relet the Leased Premises for rentals equal to the full Rentals due from Tenant pursuant to Article VI hereof.

Section 1905.                          Disposition of Excluded Property.  If any of Tenant’s personal property, including without limitation any of the Excluded Property, remains upon the Tenant vacating and the Authority’s reentry of the Leased Premises pursuant to this Article XIX, the Authority may, but without any obligation to do so, remove that property and Tenant shall reimburse the Authority for any expense incurred by the Authority in connection with the removal and storage of that property.  In such event, the Authority shall have the right to sell or rent Tenant’s personal property, provided that it gives to Tenant not less than thirty (30) days’ prior written notice that it intends to conduct such a sale or rental.  The proceeds of the sale or letting shall be applied first, to the cost of the sale or letting, second, to the payment of the charges for storage or removal, and third, shall be applied to the Authority.

Section 1906.                          No Remedy Exclusive.  No remedy herein conferred upon the Authority is intended to be exclusive of any other available remedy or remedies, and each remedy shall be cumulative and shall be in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default granted under this Lease Agreement shall impair any right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient, and the exercise of any one right or remedy shall not impair the right of the Authority, to exercise any or all other remedies under this Lease Agreement.

Section 1907.                          No Additional Waiver Implied By One Waiver; Consents to Waiver.  The waiver by the Authority of any breach by Tenant of any of its covenants, conditions or obligations under this Lease Agreement shall not operate as a waiver of any subsequent breach of the same or a waiver of any breach of any other covenant, condition, or obligation under this

Lease Agreement.  Nor shall the Authority’s forbearance to seek a remedy for any breach by Tenant be a waiver by the Authority of any of its rights and remedies with respect to the breach or any subsequent breach of the same covenant, condition or obligation or with respect to any other breach.

Section 1908.                          Notice of Termination.  If the Authority exercises its right to terminate this Lease Agreement upon the happening of any Event of Default or other provision to which such right of termination applies, a notice of termination shall be (except as otherwise expressly provided in this Lease) sufficient to terminate this Lease Agreement; and, upon receipt of the same, Tenant hereby agrees that it will forthwith surrender possession of the Leased Premises to the Authority.

Section 1909.                          Possession by Authority.  In any of the events described in Section 1908 hereof, or termination of Tenant’s right of possession thereunder, the Authority may take immediate possession of the Leased Premises and remove Tenant’s Personal Property forcibly if necessary, without being deemed guilty of trespassing or constituting an acceptance of surrender of the Leased Premises.  In addition, all rights of Tenant to the Leased Premises shall be forfeited; provided, however, that the Authority shall have and reserve all of its available remedies at law as a result of said breach of this Lease Agreement.  Failure of the Authority to declare this Lease Agreement terminated upon any event described in Section 1908 hereof shall not operate to bar, destroy or waive the right of the Authority to cancel this Lease Agreement by reason of any subsequent or other event described in Section 1908 hereof.

Section 1910.                          Delay Not A Waiver.  No delay or omission by the Authority to exercise any right or power accruing upon any Event of Default by Tenant shall impair any such right or power of the Authority or be construed to be a waiver of any Event of Default by Tenant or any acquiescence therein, and every power or remedy given by this Lease Agreement to the Authority may be exercised from time to time and as often as may be deemed expedient.  The Authority may waive any Event of Default by Tenant that in its opinion has been remedied before the entry of final judgment or decree in any suit, action or proceeding instituted by it under the provisions of this Lease Agreement or before the completion of the enforcement of any other remedies under this Lease Agreement, but no such waiver shall extend to or affect any other existing or subsequent Event of Default by Tenant or impair any rights or remedies consequent thereon.

ARTICLE XX.

RIGHTS UPON TERMINATION

Section 2001.                          Improvements.  It is the intent of this Lease Agreement that the Leased Premises, including without limitation all improvements and Equipment, shall be and remain the property of Authority both during the entire Term of this Lease Agreement, subject to Tenant’s leasehold estate, and after the expiration of the Term.

Section 2002.                          Excluded Property.  Upon expiration or earlier termination of this Lease Agreement, Tenant shall remove all of Tenant’s Excluded Property from the Leased Premises within sixty (60) days after the effective date of the expiration or sooner termination and make all necessary or appropriate repairs to the Leased Premises resulting from such removal so as to restore the Leased Premises to the condition of said Leased Premises at the time such property was installed, ordinary wear and tear excepted.  If Tenant fails to remove all or any portion of the Excluded Property within the aforesaid sixty (60) day period, the Authority may thereafter elect to remove the Excluded Property (or any part thereof) at Tenant’s expense or elect to deem such Excluded Property or any part thereof as abandoned by Tenant to the Authority.

ARTICLE XXI.

ASSIGNMENT AND SUBLETTING; RIGHT OF FIRST REFUSAL AND LEASE OF AVAILABLE SPACE

Section 2101.                          Subleases and Assignments.

(A)                              Tenant shall not assign this Lease Agreement or any part thereof in any manner whatsoever or assign any of the privileges recited herein without the prior written consent of the Authority; provided, however that the Authority will not unreasonably withhold its consent to an assignment of this Lease Agreement if: (i) Tenant and the proposed assignee can demonstrate to the reasonable satisfaction of the Authority that the assignee can and shall perform each and every obligation and condition of Tenant under the terms of this Lease Agreement; (ii) the proposed assignee’s use of and the business that the proposed assignee proposes to conduct at the Leased Premises shall be only as provided in Section 206(A) above; (iii) the proposed assignee demonstrates to the reasonable satisfaction of the Authority that the proposed assignee will be able to obtain, in a timely manner, all certificates, licenses and permits from all Governmental Entities, required or appropriate to enable the proposed assignee to carry on the proposed assignee’s proposed business at the Leased Premises and to enable the proposed assignee to assume Tenant’s obligations this Lease Agreement, including without limitation a “repair station certificate” as required under 14 CFR Part 145 (the “145 Certificate”) and an air quality permit from the applicable Governmental Entities; (iv) the proposed assignee assumes Tenant’s then-existing contracts and agreements with Tenant’s customers with respect to the Leased Premises if such assumption does not violate any of those contracts or agreements; (v) the proposed assignee shall have submitted to the Authority a current financial statement for the proposed assignee, audited by a certified public accountant, showing that the then-current net worth for the proposed assignee is not less than $100 million; (vi) no Event of Default by Tenant under this Lease has then occurred and is then continuing; and (vii) the proposed assignee shall assume the obligations of Tenant under this Lease by executing, acknowledging and delivering to the Authority, before the effective date of such assignment, a written assumption agreement in form and substance reasonably satisfactory to the Authority. In the event of an assignment consented to by the Authority, if that assignment and the assignee meet the criteria under subsections (i) through (vii) above, Tenant shall not remain liable to the Authority to perform all of the obligations of Tenant hereunder upon failure of the assignee to perform the same.

Section 2102.                          Subletting.  Tenant may, without the Authority’s consent, enter into short-term subleases of portions of its Occupied Space within the Leased Premises from time to time, as long as (a) the portions of the Occupied Leased Premises that are being subleased by Tenant, at any particular time, do not exceed in the aggregate more than fifty percent (50%) of Tenant’s Occupied space as of that time, (b) any such sublease shall not be for a term of more than twelve (12) consecutive months, and (c) Tenant shall promptly provide the Authority with written notice of such subletting (and such other information as the Authority shall reasonably request in connection therewith) upon Tenant’s entering into any such sublease.  Except as provided in the preceding sentence, Tenant shall not sublease or permit any part of the Leased Premises to be occupied by others without the prior written consent of Authority, which consent may be withheld or granted in the Authority’s sole and absolute discretion. In the event of a sublease, Tenant shall remain liable to the Authority to perform all of the obligations of Tenant hereunder upon failure of the subtenant to perform the same.  To the extent the Authority’s consent to a subletting is required as described above, the Authority will not unreasonably withhold its consent to a sublease if: (i) Tenant and the proposed subtenant can demonstrate to the reasonable satisfaction of the Authority that the subtenant can and shall perform each and every obligation and condition of Tenant under the terms of this Lease Agreement; (ii) the proposed subtenant’s use of and the business that the proposed subtenant proposes to conduct at that portion of the Leased Premises that the subtenant shall be subleasing from Tenant shall be only as provided in Section 206(A) above; (iii) the proposed subtenant demonstrates to the reasonable satisfaction of the Authority that the proposed subtenant will be able to obtain, in a timely manner, all certificates, licenses and permits from all Governmental Entities, required or appropriate to enable the proposed subtenant to carry on the proposed subtenant’s proposed business at the Leased Premises and to enable the proposed subtenant to sublease that portion of the Leased Premises from Tenant, including without limitation a “repair station certificate” as required under 14 CFR Part 145 (the “145 Certificate”) and an air quality permit from the applicable Governmental Entities; (iv) no Event of Default by Tenant under this Lease has then occurred and is then continuing; and (v) the form and substance of the proposed subtenant’s sublease shall be reasonably satisfactory to the Authority. The subtenant shall not assign or sublease its sublease except with the prior written approval of the Authority, which may be withheld or granted in the Authority’s sole and absolute discretion; and any sublease shall contain a clause to this effect.  If a subletting of all or a portion of the Leased Premises is permitted as described in the first sentence of this Section or is otherwise permitted by the Authority, Tenant shall be obligated for any breach by the subtenant or the subtenant’s Employees, agents, contractors or Invitees, of the Tenant’s obligations and covenants under this Lease.

Section 2103.                          Payments from Assignees, Subtenants or Occupants.  If the Leased Premises are sublet or occupied by someone other than Tenant pursuant to Section 2102, all rental and other amounts payable to Tenant by such subtenant or other occupant shall either be included in Tenant’s “Gross Sales”, or shall be deducted from Tenant’s costs and expenses, for purposes of calculating the Percentage Rent to which the Authority is entitled.

Section 2104.                          Mortgages Prohibited.  Tenant hereby agrees that there shall be no leasehold lien, mortgage, security interest, claim, charge or other encumbrance granted or permitted by Tenant in or on the Land, the Facilities, the Leased Premises or Tenant’s leasehold estate.  However, the preceding sentence shall not be deemed to restrict Tenant from collaterally assigning or granting a security interest in Tenant’s Excluded Property to a third party lender, if the collateral assignment or grant of security interest is being granted by Tenant in the ordinary course of obtaining financing for the day-to-day operation of Tenant’s Business at the Leased Premises.

Section 2105.                          Lease of Available Space; Tenant’s Right of First Refusal.

(A)                              If Tenant has not on or before October 1, 2007, Occupied (and been assessed Base Rent and Additional Rent on), simultaneously, for at least one full thirty (30) consecutive day period, at least five (5) Bays, the Authority may, from and after October 1, 2007, lease that number of Bays applicable to that “target date” which Tenant is not Occupying as of October 1, 2007 (i.e., the “Available Space”) to another Person.  If Tenant has not on or before October 1, 2008, Occupied (and been assessed Base Rent and Additional Rent on), simultaneously, for at least one full thirty (30) consecutive day period, at least seven (7) Bays, the Authority may, from and after October 1, 2008, lease that number of Bays applicable to that “target date” which Tenant is not Occupying as of October 1, 2008 (i.e., the “Available Space”) to another Person.  For purposes of this Section 2105, October 1, 2007 and October 1, 2008 are referred to as the “target dates”.  For purposes of this Section 2105, the “target number of Bays” for the October 1, 2007 “target date” is five (5) Bays, and the “target number of Bays” for the October 1, 2008 “target date” is seven (7) Bays. “Available Space”, for purposes of the October 1, 2007 target date, means the difference between five (5) Bays and the number of Bays that Tenant is actually Occupying on that October 1, 2007 target date.  “Available Space”, for purposes of the October 1, 2008 target date, means the difference between seven (7) Bays and the number of Bays that Tenant is actually Occupying on that October 1, 2008 target date.  The terms and conditions upon which the Authority may lease the Available Space to another Person other than Tenant shall be as follows:

(1)                                  The total aggregate Available Space that the Authority may lease pursuant to this Section shall be capped at a number of Bays equal to the “target number of Bays” for the applicable “target date” minus the number of Bays Tenant is Occupying on that “target date.”

(2)                                  The Person to whom the Authority proposes to lease the Available Space must meet at least one of the following criteria (each, a “Condition”):

(a)                                  the Person is not a direct competitor of Tenant in the business of providing aircraft, maintenance and overhaul to commercial airlines and other operators of aircraft;

(b)                                 the Person subcontracts labor from Tenant for some or all of the Person’s operations at the Facilities;

(c)                                  Tenant consents to such Person’s leasing of Available Space;

(d)                                 the Person is a commercial airline, or a governmental or pari-governmental entity, operating or maintaining aircraft, and Tenant gives its prior consent, which consent shall not be unreasonably withheld; or

(e)                                  The Authority certifies to Tenant that the total rental payable by that Person to the Authority is at least fifteen percent (15%) higher than the Base Rent and Additional Rent payable by Tenant under this Lease Agreement.

(3)                                  If the Authority negotiates a lease with another Person for some or all of the Available Space, or receives an offer from another Person to lease some or all of the Available Space, the terms of which are acceptable to the Authority (the “Proposed Agreement”), Tenant shall have a right of first refusal (the “Right of First Refusal”) to lease the Available Space that is the subject of the Proposed Agreement, upon the terms and conditions of this Lease (provided, however, that if the Tenant’s exercise of its Right of First Refusal occurs during the Extension Term, the rental that will be payable by Tenant for that Available Space shall be as provided in the Proposed Agreement rather than as provided in this Lease).  However, if Tenant exercises its Right of First Refusal as to that Available Space, the Minimum Monthly Rent shall be increased for the next twelve (12) calendar months to include that Available Space as to which Tenant exercises its Right of First Refusal.  The Authority shall provide Tenant with written notice of the Proposed Agreement and the terms and conditions thereof (the “Authority’s Notice of Proposed Agreement”).  Tenant shall have thirty (30) days after receipt of the Authority’s Notice of Proposed Agreement in which to exercise its Right of First Refusal as to that portion of the Available Space (Tenant’s notice of exercise of its Right of First Refusal being referred to herein as the “Notice of Exercise of Right of First Refusal”).  If Tenant notifies the Authority that Tenant does not wish to exercise its Right of First Refusal as to that Proposed Agreement, or if Tenant fails within the thirty (30) day period to notify the Authority that Tenant wishes to exercise its Right of First Refusal as to that Proposed Agreement, the Authority will be free to lease the Available Space or portion thereof to such Person in accordance with the terms and conditions of the Proposed Agreement.

(4)                                  If Tenant does not exercise its Right of First Refusal within the thirty (30) day period and the Authority leases that Available Space to such Person within the aforesaid time period, that Available Space shall no longer be part of the Leased Premises, and Tenant shall have no further obligations or rights with respect to such Available Space except for any obligations which may have accrued or arisen with respect to such Available Space prior to the date that the Authority entered into its lease agreement for that Available Space with the other Person; provided, however, the Available Space shall be reinstated as part of the Leased Premises if the lease with the other tenant for that portion of the Available Space terminates or expires during the Term of this Lease, including Tenant’s Right of First Refusal.  Notwithstanding any provision in the Lease to the contrary, if Tenant thereafter elects to re-Occupy that space pursuant to this Lease, the Authority shall be obligated to put the Available Space in the condition it was in prior to the lease of such Available Space to such Person. Tenant hereby acknowledges and agrees that if the Condition which was the basis for the Authority’s ability to lease the Available Space to the other Person terminates after the date the lease with that Person is signed (for example, if Condition (A)(2)(b) above was the basis for the Authority’s lease with the other Person, and if the subcontract between Tenant and the other Person expires or is sooner terminated), the Authority shall have no obligation to terminate the other Person’s lease or its possession of the Available Space or to take any other action with respect to the other Person, and the other Person may continue to lease the Available Space pursuant to its lease agreement with the Authority, as the same may thereafter be amended or modified from time to time.  Notwithstanding the foregoing, any lease of Available Space to the other Person shall be counted towards Tenant’s targets for Occupying Bays set forth in this Lease Agreement, including in Section 504 and this Section 2105.

(5)                                  Notwithstanding anything in this Section 2105 to the contrary, however, Tenant may not exercise its Right of First Refusal as to any Available Space, (i) if an Event of Default by Tenant exists as of the date when the Authority’s Notice of Proposed Agreement is or should have been sent by the Authority, or the date that the Notice of Exercise of Right of First Refusal is received by the Authority; or (ii) if there exists, as of the date when the Authority’s Notice of Proposed Agreement is or should have been sent by the Authority or the date the Notice of Exercise of Right of First Refusal is received by the Authority, a default by Tenant that with notice, passage of time or both would constitute an Event of Default by Tenant under this Lease and Tenant thereafter fails to cure that default within the applicable grace or cure period provided under this Lease.

Section 2106.                          Sole Remedy.  Except as may otherwise be provided in Section 504(A) above, the Authority’s rights under this Section shall be its sole and exclusive remedy in the event Tenant does not satisfy the target number of Bays applicable to each target date.

ARTICLE XXII.

GENERAL PROVISIONS

Section 2201.                          Non-Interference with Operation of Airport.  Tenant, by accepting this Lease Agreement, expressly agrees for itself and its successors and assigns that it will not make use of the Leased Premises in any manner that might interfere with the landing and taking off of aircraft at the Airport or otherwise might constitute a hazard to the landing and taking off of aircraft at the Airport.  If this covenant is breached, the Authority reserves the right to enter upon the Leased Premises, and cause the abatement of any interference at the expense of Tenant.  The Authority shall maintain and keep in repair the Airport landing areas, including taxiways and aircraft parking Aprons.

Section 2202.                          Binding Upon Successors and Assigns; No Intent to Benefit Third Parties.  All of the terms and conditions of this Lease Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Except as otherwise expressly provided in this Lease Agreement, the provisions of this Lease Agreement are not intended to, and shall not, benefit any Person other than the parties to this Lease Agreement, and the provisions hereof are not intended to, and shall not create any third party beneficiary right in any Person.

Section 2203.                          Entire Agreement; Amendments.  This Lease Agreement, the Exhibits and Addenda referred to herein which form a part of this Lease Agreement, contain the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no representations, promises, warranties, covenants or undertakings of the parties other than those expressly set forth or provided for herein or therein.  This Lease Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Lease Agreement.  No provision of this Lease Agreement may be amended except in a writing signed by both parties, and no such amendment shall extend to anything other than the specific subject matter thereof.

Section 2204.                          Waiver.  The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Lease Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto and any defaults hereunder; provided, however, that such waiver must be in writing, and shall not affect or impair the waiving party’s rights with respect to any other warranty, representation, condition or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver.

Section 2205.                          Section Headings.  The Section headings contained herein are for convenience of reference and are not intended to define or limit the scope of any provision of this Lease Agreement.

Section 2206.                          Governing Law; Interpretation.  This Lease Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the Laws of the State of Indiana, and shall be treated in all respects as a State of Indiana contract, without regard to any state’s Laws related to choice or conflict of laws.  The terms and conditions of this Lease Agreement represent the results of bargaining and negotiations between the parties, each of which has been represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise, and represent the results of a combined draftsmanship effort.  The terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim any rule of law or procedure requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions shall be interpreted or construed against the party who (or whose counsel) prepared this Lease Agreement or any earlier draft hereof.  As used in this Lease, a reference to a “business day” means any day other than a Saturday, Sunday or a national holiday.  Except as otherwise expressly provided in this Lease, any reference to “days” shall mean calendar days rather than “business days”.

Section 2207.                          Relationship.  Nothing contained in this Lease shall be deemed to constitute a partnership, joint venture, agency, or any other relationship between the Authority and Tenant, other than the relationship of landlord and tenant.

Section 2208.                          Notices.  Whenever any notice, consent, approval, or payment is required by this Lease Agreement to be made, given or transmitted to the parties hereto, that notice or payment shall be enclosed in an envelope with sufficient postage attached to insure delivery and deposited in the United States Mail, certified or registered mail, or shall be sent via nationally-recognized overnight courier service (e.g., Federal Express), or shall be hand delivered, in any event addressed to:

(a)	If to the Authority:	Indianapolis Airport Authority
Indianapolis International Airport
2500 S. High School Road
Suite 100
Indianapolis, Indiana 46241-4941
Attention: Airport Director

(b)	If to Tenant:	AAR Aircraft Services, Inc.
2825 West Perimeter Road
Indianapolis, Indiana 46241
Attention: General Manager

or to such other or different address as either party shall by written directive designate in the manner herein provided.  Any notice, consent, approval or payment, if mailed or otherwise delivered as provided above, shall be deemed to have duly and properly given on the date service if delivered personally, or, if mailed, on the second business day after such notice is deposited in the United States Mail, or on the first business day following deposit with a nationally-recognized overnight courier service.

Section 2209.                          Counterparts.  This Lease Agreement may be simultaneously executed in two or more counterparts, and by each of the parties on separate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

Section 2210.                          Exculpation of Directors and Officers; Limited Liability.  No recourse under or upon any obligation, covenant or agreement contained in this Agreement shall be had against any trustee, officer, director or employee, present or future, of either party or of any successor thereto, either directly or through that party by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the obligations hereby secured are solely corporate or organizational obligations, and that no personal liability whatever shall attach to or be incurred by such officers, directors or employees of either party, or of any successor thereto, or any of them, under or by reason of any of the obligations, covenants or agreements contained in this Agreement, or implied therefrom; and that any and all personal liability of every name and nature, and any and all right and claims against every such officer, director or employee, whether arising at common law or in equity, or created by statute or constitution, are hereby expressly released and waived as a condition of, and as a part of the consideration for, the execution of the Agreement.  However, nothing in this Section shall be deemed to waive or release, or limit the personal liability of any trustee, officer, director or employee, past or future, of either party or of any successor thereto, to the extent such Person has any personal liability under applicable Law (such as, by way of example only, personal liability for fraudulent statements or criminal conduct).

Section 2211.                          Covenants Concerning the Other Lease Agreements and Bond Issues.  During the Term, except as provided in this Lease Agreement, the Authority shall not take any action to terminate the Site and Facilities Lease Agreement, the Commission Lease Agreement or the ITFA Lease Agreement (collectively, the “Other Lease Agreements”) and shall not take any action or omit to take any action which would constitute a default by it as tenant under the Other Lease Agreements if, as a result thereof, the landlord under the Other Lease Agreements would be entitled to terminate Tenant’s right to possession of the Leased Premises.  Except as provided in this Lease Agreement, the Authority shall not amend, modify or supplement the Other Lease Agreements, the Tenancy in Common Agreement or any of the Bond Issues, in any way which will adversely affect Tenant’s leasehold rights and interests under this Lease Agreement without the prior written consent of Tenant, which consent will not be unreasonably withheld, conditioned or delayed.  Tenant understands that the Authority may apply all or a portion of the Rentals to pay debt service on the Special Facility Bonds or the other Bond Issues.  Nothing in this Lease is intended to make Tenant responsible for the debt service on the Special Facility Bonds or other Bond Issues.  The Authority acknowledges that the Tenant shall have no responsibility whatsoever for payment of debt service on the Special Facility Bonds or other Bond Issues, or for any other payments related to the Special Facility Bonds or the other Bond Issues that are not expressly provided for in this Lease Agreement. The Authority shall (a) give prompt written notice to Tenant of the receipt by the Authority of any written notice claiming any default by the Authority in the performance or observance of any of the terms, covenants or conditions on the part of the Authority to be performed or observed under any of the Other Lease Agreements, the Tenancy in Common Agreement or any of the Bond Issues, (b) give prompt written notice of the receipt by the Authority of any written notice of termination of the Other Lease Agreements, the Tenancy in Common Agreement or any of the Bond Issues, and (c) promptly cause a copy of each such written notice received by the Authority to be delivered to Tenant; and to the extent such notices received by the Authority or any information contained therein is confidential or non-public information, Tenant shall  maintain the confidentiality of such notices and information.

Exhibit A -	Land
Exhibit B -	Description of Portion of Facilities to Be Leased to Tenant
Exhibit B-1 -	Drawing Showing Location and Square Footage of Leased Premises Within Facilities
Exhibit C -	Permitted Encumbrances
Exhibit D -	Restricted Aircraft Parking Area
Exhibit E -	Drawing Showing Location and Square Footage of Expansion Space
Exhibit F -	Authority’s Projected Annual Percentage Rent
Exhibit G -	Incentives
Exhibit H -	Authority Permits
Exhibit I -	Apron
Exhibit J -	Gross Sales/Operating Profit Illustrative Model
Exhibit K -	Operating Rules

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the Effective Date at Indianapolis, Indiana.

ATTEST	“TENANT”

/s/ Donald J. Vilim	AAR AIRCRAFT SERVICES, INC.,
Assistant Secretary	an Illinois corporation

	By:	/s/ David P. Storch
	Printed:	David P. Storch
	Title:	President

STATE OF ILLINOIS	)
) SS:
COUNTY OF DuPAGE	)

Before me, a Notary Public in and for said County and State, personally appeared David P. Storch and Donald J. Vilim, the President and Assistant Secretary, respectively, of AAR Aircraft Services, Inc., an Illinois corporation, and acknowledged the execution of the foregoing instrument as such officer acting for and on behalf of said entity.

WITNESS my hand and Notarial Seal this 14th day of June, 2004.

/s/ Mary Schnaith
Mary Schnaith, Notary Public

My Commission Expires: 12/03/2007	My County of Residence: Lake County, IL

“AUTHORITY”

INDIANAPOLIS AIRPORT AUTHORITY

By	/s/ Lacy M. Johnson
Lacy M. Johnson, President

By	/s/ H. Patrick Callahan
H. Patrick Callahan, Vice-President

By	/s/ David E. Mansfield
David E. Mansfield, Secretary

By	/s/ N. Stuart Grauel
N. Stuart Grauel, Member

By	/s/ Robert H. Voorhies
Robert H. Voorhies, Member

By	absent
Michael W. Wells, Member

AUTHORITY

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared Lacy M. Johnson, President; H. Patrick Callahan, Vice-President; David E. Mansfield, Secretary; N. Stuart Grauel, Member; Robert H. Voorhies, Member; and Michael W. Wells, Member, respectively, of the Indianapolis Airport Authority, and acknowledged the execution of the foregoing instrument as such officers acting for and on behalf of the Indianapolis Airport Authority.

WITNESS my hand and Notarial Seal this 17 day of June, 2004.

/s/ Robert A. Duncan
Signature

Robert A. Duncan
	Printed	Notary Public

My Commission Expires:	My County of Residence:

10-22-08		Hendricks

EXHIBIT A

LAND

EXHIBIT B

DESCRIPTION OF PORTION OF FACILITIES TO BE LEASED TO TENANT

1.                                       Hangar 1 (consisting of “ground level” and “mezzanine level” of Bays 1a and 1b, and associated office, storage and employee support space), Hangar 2 (consisting of “ground level” and “mezzanine level” of Bays 2a and 2b, and associated office, storage and employee support space), Hangar 3 (consisting of “ground level” and “mezzanine level” of Bays 3a and 3b, and associated office, storage and employee support space), Hangar 5 (consisting of “ground level” of Bays 5a and 5b, and associated office, storage and employee support space), and Hangar 6 (consisting of “ground level” of Bay 6a and associated office, storage and employee support space, and “ground level” and “mezzanine level” of Bay 6b and associated office, storage and employee support space), all as shown in more detail in the drawing attached hereto as Exhibit B-1.  The approximate square footage of the “ground level” and “mezzanine level” for each Bay (if applicable) is shown on Exhibit B-1 attached hereto.

2.                                       Approximately 24,597 square feet of office space above Hangar 4, as shown in more detail on the drawing attached hereto as Exhibit B-1 (the “Hangar 4 Office Space”).

Total:  approximately 731,355 square feet.

EXHIBIT B-1

DRAWING SHOWING LOCATION AND SQUARE FOOTAGE
OF LEASED PREMISES WITHIN FACILITIES

EXHIBIT C

PERMITTED ENCUMBRANCES

Easements, rights-of-way, covenants, conditions, restrictions and other matters of record.

EXHIBIT D

RESTRICTED AIRCRAFT PARKING AREA

EXHIBIT E

DRAWING SHOWING LOCATION AND SQUARE FOOTAGE
OF EXPANSION SPACE

EXHIBIT F

AUTHORITY’S PROJECTED ANNUAL PERCENTAGE RENT

Tenant Fiscal Year End	Projected Percentage Rent	Fifty Percent (50%) of Projected Percentage Rent
5/31/08	$898,425	$449,213
5/31/09	$594,825	$297,413
5/31/10	$1,061,776	$530,888
5/31/11	$1,079,925	$539,963
5/31/12	$1,633,500	$816,750
5/31/13	$1,670,625	$835,313
5/31/14 and thereafter	$2,304,225	$1,152,113

EXHIBIT G

INCENTIVES

Threshold	Grant Amount	Credit Amount
30 days after Effective Date (number of Bays Occupied N/A)	$1,000,000	$0
30 days after Effective Date (number of Bays Occupied N/A)	$1,000,000	0
105 days after Effective Date (number of Bays Occupied N/A)	$1,000,000	0
3 Bays Occupied	0	750,000
4 Bays Occupied	750,000	750,000
5 Bays Occupied	750,000	750,000
6 Bays Occupied	750,000	500,000
7 Bays Occupied	750,000	500,000
8 Bays Occupied	500,000	500,000
9 Bays Occupied	250,000	250,000
10 Bays Occupied	250,000	0
Commencement Date of 1st year of Extension Term (number of Bays Occupied N/A)	250,000	0
Commencement Date of 2nd year of Extension Term (number of Bays Occupied N/A)	250,000	0
Totals	7,500,000	4,000,000

EXHIBIT H

AUTHORITY PERMITS

EXHIBIT I

APRON

EXHIBIT J

GROSS SALES/OPERATING PROFIT ILLUSTRATIVE MODEL

EXHIBIT K

INDIANAPOLIS MAINTENANCE CENTER

OPERATING RULES

APPLICABLE TO AAR AIRCRAFT SERVICES INC.

Procedure to Minimize the Potential for Improper

Discharges Associated with the Indianapolis Maintenance

Center (IMC) Industrial Wastewater Facility

1.0                               STATEMENT OF WORK

RESPONSIBILITY AND ACTION REQUIRED

1.1	Tenants

	1.1.1	Maintain a Toxic Organic Management Plan in accordance with applicable requirements. Some aspects to be covered, but not limited to the following:

	1.1.1.a	All containers of liquid toxic organics will be kept closed except at times of use.

	1.1.1.b	Used Oil and Hazardous Waste Liquids are collected in separate collection containers and are shipped out for proper disposal.

	1.1.1.c	Store Toxic Organics in the Controlled Materials Rooms, which are specially-designated chemical accumulation rooms that have coated floor areas with berms, sumps, and/or secondary containment.

	1.1.1.d	Bulk Toxic Organics will be stored as to minimize the possibility of breakage or leakage of the containers.

	1.1.1.e	Areas where Toxic Organic liquids are stored must have a spill absorbent material present, with sufficient supplies to handle a small spill of such material stored in the area.

1.1.1.f

For the majority of materials stored in areas other than the Controlled Materials Rooms, containers of Toxic Organic liquids will be stored either in cabinets or lockers having integral secondary containment. All drums containing Toxic Organic liquids are stored in secondary devices.

	1.1.1.g	Employees who handle and use chemical materials must be trained how to respond in the event of a spill and on how to prevent spills. The training should focus on quick action to minimize the impact of the spill.

1.1.1.A

Sign a Total Toxic Organic (TTO) Certification Statement and submit semi-annually, every June and December. This certification will be submitted to the Authority as backup to the Authority’s Certification, which is the only Certification that will be submitted to the City.

1.1.1.B

Any anticipated facility expansions, production increases or process modifications which result in new, different, or increased discharges of pollutants to the IMC Industrial Wastewater Facility must be reported to the Authority.

1.1.2

Operate leased spaces in a manner that does not cause an upset in the IMC Industrial Wastewater Facility. An upset means interference with the operation of the IMC Industrial Wastewater Facility which results in a discharge to the POTW which is a violation of the IDP discharge limits.

1.1.3

Chemical baths and certain rinses associated with the plating are the responsibility of the tenant. These baths will be treated as required prior to conveying to the IMC Industrial Wastewater Facility.

2.0	SPECIAL CIRCUMSTANCES

	2.1	Spills

		2.1.1	All spills to be cleaned up immediately as necessary so they will not be discharged and cause an upset.

		2.1.2	All Spills which do discharge or may be discharged to the IMC Industrial Wastewater Facility shall be reported to the Environmental Manager at 317-487-55070.

	2.2	ARFFF Releases

		2.2.1	ARFF release will be directed to the ARFFF vault and treated appropriately. The cost to discharge from the ARFF vault is the responsibility of the tenant or operator that caused the release.

2.3

Tenant shall provide an initial list to the Environmental Manager of the IMC Industrial Wastewater Facility of the liquid Hazardous Materials which Tenant plans to bring onto the Leased Premises in quantities (individually or cumulatively) greater than fifty-five (55) gallons or any “extremely hazardous” liquid Hazardous Materials listed under Title III of the Superfund Amendments and Reauthorization Act of 1986, as amended.

3.0	FORMS

	3.1	None

4.0	EXHIBITS

	4.1	None

FIRST AMENDMENT

TO

LEASE AGREEMENT

AAR AIRCRAFT SERVICES, INC.

INDIANAPOLIS AIRPORT AUTHORITY

THIS FIRST AMENDMENT made and entered into the 21st day of January, 2005 by and between the Indianapolis Airport Authority, (hereinafter referred to as Authority) and AAR Aircraft Services, Inc. (hereinafter referred to as Tenant),

W I T N E S S E T H:

WHEREAS, Authority and Tenant entered into a Lease Agreement dated June 17, 2004, providing for Tenant’s occupancy of a portion of the Indianapolis Maintenance Center as the Leased Premises; and

WHEREAS, Authority and Tenant desire to amend the Leased Premises described in Exhibit B, revise the terms of Article XII, Financial Security and revise Exhibit K, Operating Rules;

NOW THEREFORE, in consideration of the mutual covenants and considerations contained herein, the parties agree that Exhibit B, Leased Premises, Article XII, Financial Security and Exhibit K, Operating Rules are hereby deleted and the following are substituted:

ARTICLE XII

FINANCIAL SECURITY

Section 1201. (A)  Letter of Credit/Tenant.                  Subject to Section 1201 and 1202 below, to secure the performance by Tenant of its obligation under this Lease Agreement, Tenant will, on or before the date Base Rent is first due, deliver to the Authority an irrevocable letter of credit from LaSalle Bank National Association (or from another issuer acceptable to the Authority in its sole discretion) in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Letter of Credit”).  The Letter of Credit terms must provide that the proceeds of the Letter of Credit shall be available to the Authority by the Authority’s draft at sight when accompanied by a certificate from the Authority stating that there has been an Event of Default by Tenant under this Lease, and must provide that partial drawings and multiple drawings shall be permitted.  Except as described in Section 1201.(B) and Section 1202 below, Tenant shall, at Tenant’s cost and expense, cause the Letter of Credit to be renewed on an annual basis and to remain in full force and effect during the Term of this Lease and shall not cause or permit the terms and conditions of the Letter of Credit to be altered, amended, or rescinded without the prior written consent of the Authority, which consent may be withheld or granted in the Authority’s sole and absolute discretion.

Section 1201. (B)  Letter of Credit/IDM.                                 In addition, it is agreed by the parties that $250,000 of the irrevocable Letter of Credit submitted by Tenant shall be designated on a one time basis as security for the base rent payment obligation of Indianapolis Diversified Machining, Inc. (IDM) pursuant to IDM’s lease agreement dated November 5, 2004 with the Authority (the “IDM Lease”).  The Letter of Credit terms must provide that up to an aggregate of $250,000 of the proceeds of the Letter of Credit shall be available to the Authority on a one time basis by the Authority’s draft at sight when accompanied by a certificate from the Authority stating that there has been an Event of Default by IDM in the payment of base rent under the IDM Lease, and must provide that partial drawings and multiple drawings shall be permitted up to an amount not to exceed in the aggregate (including partial drawings) $250,000. Once the Authority has drawn $250,000 in the aggregate pursuant to this Section 1201.(B) , the Authority acknowledges and agrees that it shall not have the right to make any further draws on the Letter of Credit with respect to any IDM obligations under the IDM Lease. Except as described in this Section 1201.(B) and Section 1202 below, Tenant shall, at Tenant’s cost and expense, cause the Letter of Credit to be renewed on an annual basis and to remain in full force and effect during the Term of this Lease and shall not cause or permit the terms and conditions of the Letter of Credit to be altered, amended, or rescinded without the prior written consent of the Authority, which consent may be withheld or granted in the Authority’s sole and absolute discretion.

Section 1202.  Guaranty.                If AAR CORP., the Tenant’s parent company (the “Parent”), executes a guaranty agreement in form reasonably acceptable to the Authority (the “Guaranty”) whereby Parent has guaranteed Tenant’s obligations under this Lease and IDM’s base rent payment obligations under the IDM Lease (on the same terms, conditions and restrictions described in Section 1201.(B)) in an amount not to exceed $1.8 million, and if the financial rating of Parent, by Standard & Poor’s Corporation or Moody’s Investor Service, Inc. remains at or above an investment grade rating of Baa3 or BBB-, the Authority hereby agrees that the Tenant may terminate its Letter of Credit required by Section 1201.  Should, however, subsequent to the termination of the Letter of Credit, the financial rating of Parent, by Standard & Poor’s Corporation and Moody’s Investor Service, Inc., decrease below the investment grade rating of Baa3 and BBB-, Tenant shall reinstate a Letter of Credit from an issuer acceptable to the Authority in accordance with the provisions of Section 1201 above within sixty (60) days of the date of the latest rating downgrade, at which time the Guaranty will terminate.  In no event whatsoever shall the Parent be obligated to execute the Guaranty; provided, however, that if the Parent does not execute a Guaranty, the Letter of Credit must be and remain in effect.

This First Amendment shall become effective January 21, 2005 (the “Effective Date”) and all other terms and conditions of the Lease Agreement dated June 17, 2004 as amended shall remain the same.

In witness whereof, the parties have caused this instrument to be executed as of the date first above mentioned.

Attachments:

2

Exhibit B:  Description of Portion of Facilities to be Leased to Tenant

Exhibit K:  Operating Rules

3

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the Effective Date at Indianapolis, Indiana.

ATTEST	“TENANT”

/s/ Donald J. Vilim	AAR AIRCRAFT SERVICES, INC.,
Assistant Secretary	an Illinois corporation

	By:	/s/ David P. Storch
	Printed:	David P. Storch
	Title:	President

STATE OF ILLINOIS	)
) SS:
COUNTY OF DuPAGE	)

Before me, a Notary Public in and for said County and State, personally appeared David P. Storch and Donald J. Vilim, the President and Assistant Secretary, respectively, of AAR Aircraft Services, Inc., an Illinois corporation, and acknowledged the execution of the foregoing instrument as such officer acting for and on behalf of said entity.

WITNESS my hand and Notarial Seal this 25 day of January, 2005.

/s/ Mary Schnaith
Signature

Mary Schnaith
	Printed	Notary Public

My Commission Expires:	My County of Residence:

12/3/07	Lake

4

“AUTHORITY”

INDIANAPOLIS AIRPORT AUTHORITY

By	/s/ Lacy M. Johnson
Lacy M. Johnson, President

By	absent
H. Patrick Callahan, Vice-President

By	/s/ David E. Mansfield
David E. Mansfield, Secretary

By	/s/ Kelly J. Flynn
Kelly J. Flynn, Member

By	/s/ N. Stuart Grauel
N. Stuart Grauel, Member

By	/s/ Shirley M. Haflich
Shirley M. Haflich, Member

By	/s/ Robert H. Voorhies
Robert H. Voorhies, Member

By	/s/ Michael W. Wells
Michael W. Wells, Member

AUTHORITY

5

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared Lacy M. Johnson, President; H. Patrick Callahan, Vice-President; David E. Mansfield, Secretary; Kelly J. Flynn, Member; Shirley M. Haflich, Member; N. Stuart Grauel, Member; Robert H. Voorhies, Member; and Michael W. Wells, Member, respectively, of the Indianapolis Airport Authority, and acknowledged the execution of the foregoing instrument as such officers acting for and on behalf of the Indianapolis Airport Authority.

WITNESS my hand and Notarial Seal this 21st day of January, 2005.

/s/ Brenda S. Ford
Signature

Brenda S. Ford
	Printed	Notary Public

My Commission Expires:	My County of Residence:

July 5, 2007	Marion

6

EXHIBIT B

DESCRIPTION OF PORTION OF FACILITIES TO BE LEASED TO TENANT

1.                                       Hangar 1 (consisting of “ground level” and “mezzanine level” of Bays 1a and 1b, and associated office, storage and employee support space), Hangar 2 (consisting of “ground level” and “mezzanine level” of Bays 2a and 2b, and associated office, storage and employee support space), Hangar 3 (consisting of “ground level” and “mezzanine level” of Bays 3a and 3b, and associated office, storage and employee support space), Hangar 5 (consisting of “ground level” of Bays 5a and 5b, and associated office, storage and employee support space), and Hangar 6 (consisting of “ground level” of Bay 6a and associated office, storage and employee support space, and “ground level” and “mezzanine level” of Bay 6b and associated office, storage and employee support space), all as shown in more detail in the drawing attached hereto as Exhibit B-1 thru Exhibit B-34.  The approximate square footage of the “ground level” and “mezzanine level” for each Bay (if applicable) is shown on Exhibit B-1 attached hereto.

2.                                       Approximately 24,597 square feet of office space designated as Hangar 4 service level as shown in more detail on the drawing attached hereto as Exhibit B (the “Hangar 4 Office Space”).

3.                                       Approximately 25,531 square feet of storage space designated as Hangar 4 ground level as shown in more detail on Exhibit B (the “Hangar 4 Ground Level Storage”).

4.                                       Total square footage for all hangar space and support areas shown on Exhibit B-1 thru Exhibit B-34 is (exempting Hangar 4) office space and ground level.

5.                                       The parties agree that designated smoking areas shall be established outside of the facilities for Tenant’s employees and Tenant shall be responsible for the maintenance and cleanup of the smoking areas.